UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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CASCADE BANCORP

(Name of Registrant as Specified In Its Charter)

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                                      1100 NW Wall Street
                                      Bend, Oregon 97701

December 1, 2010

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Cascade Bancorp to be held on December 23, 2010, at 5:00 p.m. Pacific Time, at 1100 NW Wall Street, Bend, Oregon.

The attached Notice of Special Meeting of Shareholders, Proxy Statement and all attachments thereto are included herein and describe the formal business to be transacted at the Special Meeting of Shareholders. Directors and officers of Cascade Bancorp as well as a representative of Delap LLP, Cascade Bancorp’s independent registered public accounting firm, will be present to respond to appropriate shareholder questions.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the Internet, telephone or mail in order to ensure a quorum.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

Andrew J. Gerlicher
Secretary

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement, and specifically the information set forth in Appendix B.

CASCADE BANCORP

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AT 5:00 P.M. PACIFIC TIME ON DECEMBER 23, 2010

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at 1100 NW Wall Street, Bend, Oregon, on December 23, 2010, at 5:00 p.m. Pacific Time (the “Special Meeting”) for the following purposes:

Proposal 1. To approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock from 40,000,000 to 100,000,000;

Proposal 2. To approve the issuance of up to $177 million of the Company’s Common Stock to investors in private offerings exempt from registration under the Securities Act of 1933, as amended, pursuant to Securities Purchase Agreements entered into by the Company and such investors on November 16, 2010, which will result in such investors acquiring in the aggregate approximately 94% of the outstanding voting securities of the Company; and

Proposal 3. To transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Special Meeting or any adjournment or postponement thereof.

If you were a shareholder of record of Cascade as of the close of business on November 23, 2010 (the “Record Date”), you are entitled to receive this notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

A representative of Delap LLP, the Company’s independent registered public accounting firm, will be present at the Special Meeting to respond to appropriate questions from shareholders.

Please note, Appendix B of the proxy statement includes material information regarding the financial condition and results of operations of the Company, including certain financial statements. The materials set forth in Appendix B should be read carefully in connection with this proxy statement and the Proposals set forth herein.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy via the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com;
2.	By toll-free telephone: call 1-800-579-1639; or
3.	By mail: mark, sign and date and promptly mail the enclosed proxy card.

Beneficial holders.  If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

The proxy statement to shareholders is available at www.botc.com under the About Us tab, under Investor Relations, under SEC Filings. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed proxy card.

By Order of the Board of Directors,

Andrew J. Gerlicher
Secretary

December 1, 2010
Bend, Oregon

PROXY STATEMENT
OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

SPECIAL MEETING OF SHAREHOLDERS
December 23, 2010

Why am I receiving these materials?

The Board of Directors of Cascade Bancorp (“Cascade” or the “Company”) has called a Special Meeting of Shareholders to vote on the Proposals described below. As a shareholder of record on the Record Date of the Special Meeting, you are entitled to vote on the Proposals at the Special Meeting. Our shareholders are invited to attend the Special Meeting and are requested to vote on the Proposals described in this proxy statement.

What items will be voted on at the Special Meeting?

This proxy statement, which was first mailed to shareholders on or about December 1, 2010, is furnished in connection with the solicitation of proxies by the Board of Directors to be voted at the Special Meeting. The purpose of this proxy statement is to solicit the votes of the shareholders of the Company with respect to the following matters (the “Proposals”):

Proposal 1. To approve an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s Common Stock from 40,000,000 to 100,000,000;

Proposal 2. To approve the issuance of up to $177 million of the Company’s Common Stock to investors in private offerings exempt from registration under the Securities Act of 1933, as amended, pursuant to Securities Purchase Agreements entered into by the Company and such investors on November 16, 2010, which will result in such investors acquiring in the aggregate approximately 94% of the outstanding voting securities of the Company (the “Private Offerings”); and

Proposal 3. To transact other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Board of Directors has unanimously voted in favor of the amendment to our Articles of Incorporation and the Private Offerings and unanimously recommends your approval of each of Proposals 1 and 2.

Effect of Reverse Stock Split

On November 22, 2010, the Company effected a one for ten reverse stock split of its Common Stock. All share numbers and per share amounts in this proxy statement have been adjusted for the reverse stock split.

If the Proposals are approved, what will be the effect on existing shareholders?

If Proposals 1 and 2 are approved, the Company will be in a position to consummate the Private Offerings. As discussed under “Background and Purpose of Proposals 1 and 2” below, it is anticipated that consummation of the Private Offerings will provide sufficient additional capital to meet the capital requirements of the regulatory orders levied against the Company and its wholly-owned banking subsidiary, Bank of the Cascades (the “Bank”).

As of the Record Date, the Company had 2,853,653 shares of Common Stock outstanding. The Company will issue approximately 44,243,750 additional shares of Common Stock in the Private Offerings. Existing shareholders have no preemptive rights to purchase their pro rata share of the Common Stock offered in the Private Offerings. Therefore, the issuance of shares of Common Stock in the Private Offerings will be significantly dilutive in voting power, resulting in our existing shareholders owning approximately 6.06% of the outstanding Common Stock of the Company (assuming 44,243,750 shares of Common Stock are sold in the Private Offerings). See “Background and Purpose of Proposals 1 and 2” for additional information on the number of shares that may be issued in the Private Offerings.

Why is the amendment to the Articles of Incorporation increasing the authorized shares of Common Stock necessary?

Currently the Company’s Articles of Incorporation restrict equity capital issuance to a maximum of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The current amount of authorized but unissued and unreserved shares of Common Stock is insufficient to effectuate the Private Offerings. Amending the Articles of Incorporation enables the Board of Directors to issue a sufficient number of shares to complete the Private Offerings and provides approximately 52.9 million additional shares of Common Stock the Company may issue without further shareholder approvals (except as may be required in a specific case by law or NASDAQ Marketplace Rules), which provides the Company with additional shares that can be used for general corporate purposes, including the exercise of outstanding stock options, which may be deemed advisable and in the best interests of the Company and its shareholders.

Why is a shareholder vote required for the issuance of Common Stock in the Private Offerings?

The Company’s Common Stock is listed on the NASDAQ Capital Market and the Company is subject to NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(d) requires that a company listed on NASDAQ obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of its common stock or 20% or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. The Private Offerings will result in greater than 20% of the Company’s outstanding Common Stock being issued to investors in private placements for less than the greater of book value or market value of our Common Stock, and therefore shareholder approval is required. To the extent that a NASDAQ-listed company does not obtain shareholder approval prior to such a transaction, that company may be subject to the delisting of its securities from NASDAQ.

What will happen if the shareholders fail to approve the Proposals?

In the event that the shareholders of the Company fail to approve either Proposal, the Company will not have the ability to complete the Private Offerings. An inability to raise additional capital will have a material adverse impact on the Company’s ability to comply with the Order (as defined below) as well as the Company’s financial condition and results of operations. If the Company is unable to comply with the Order in a timely manner, the Company could be subject to additional regulatory sanctions, and if its capital levels and liquidity are further impaired, the Bank could be seized by the FDIC, in which event the Company’s ability to continue as a going concern would be at risk.

When and where is the Special Meeting?

The Special Meeting will be held at 1100 NW Wall Street, Bend, Oregon, on December 23, 2010 at 5:00 p.m. Pacific Time.

Who may vote?

If you were a shareholder of the Company as of the close of business on November 23, 2010, you are entitled to vote at the Special Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 2,853,653 shares outstanding held by approximately 455 holders of record.

How do I vote?

We encourage you to vote electronically or by telephone. You may vote via the Internet at www.proxyvote.com, by mail, or by telephone by calling 1-800-579-1639. Please see the instructions on the proxy or vote instruction card. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

If you are a shareholder of record as of November 23, 2010, you may vote in person at the Special Meeting. Even if you plan to attend the Special Meeting, please complete, date, and sign the accompanying proxy card and return it promptly to us by mail, or vote via the Internet or telephone.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. You may contact your broker or bank to request a proxy form.

How is my proxy voted?

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the Proposals. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Special Meeting. The Board of Directors has named Patricia L. Moss, Gary L. Hoffman and/or Jerol E. Andres as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Special Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

After voting you may change your vote one or more times, or you may revoke your proxy at any time before the vote is taken at the Special Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of the Company (in person or in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described in “How do I vote?” above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of the Company no later than 5:00 p.m., Pacific Time, on December 22, 2010, the last business day before the Special Meeting. You may also revoke your proxy by oral request if you are present at the Special Meeting.

You may still attend the Special Meeting even if you have submitted a proxy. You should be aware that simply attending the Special Meeting will not, of itself, revoke a proxy.

If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or your bank.

How do we determine a quorum?

We must have a quorum to conduct any business at the Special Meeting. Shareholders holding at least a majority of the outstanding shares of Common Stock must either attend the Special Meeting or submit proxies to have a quorum. If you come to the Special Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board of Directors must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

What is the voting requirement to approve the Proposals?

Approval of Increase in Authorized Common Stock

Assuming the existence of a quorum, the amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock will be approved if the number of shares voted in favor of the Proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against.

Approval of Private Offerings

Assuming the existence of a quorum, the issuance of Common Stock in the Private Offerings will be approved if a majority of the shares of Common Stock present in person or by proxy at the Special Meeting vote in favor of the Private Offerings.

How many shares are held by directors, officers and affiliates?

As of the Record Date, our directors and officers beneficially owned 105,458 shares, 78,816 of which are entitled to vote, including 3,955 shares of our Common Stock that are held in the Company’s 401(k) plan and are voted by the trustees of the plan. In addition, as of the Record Date, Mr. Bolger beneficially owned 346,304 shares of our Common Stock. The shares held by our officers, directors and Mr. Bolger constitute approximately 15.83% of the total shares outstanding and entitled to be voted at the Special Meeting. We expect all directors, executive officers and Mr. Bolger to vote in favor of all Proposals.

Who is paying the cost of this proxy solicitation?

Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Cascade requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and the Bank, acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, Cascade has engaged Morrow & Co., LLC to solicit proxies for a fee of $5,500.

Are there appraisal rights with respect to the proposals?

There are no appraisal rights applicable to any matters to be considered at the Special Meeting.

Important Notice regarding the availability of the proxy materials for the special shareholder meeting to be held on December 23, 2010:

This Notice of Special Meeting and proxy statement are also available on the Internet at www.botc.com under the About Us tab, under Investor Relations, under SEC Filings.

IMPORTANT NOTICES

Appendix B of this proxy statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix B should be read carefully in connection with this proxy statement and the Proposals set forth herein. Historical numbers and per share information set forth in Appendix B have not been adjusted to reflect the one for ten reverse stock split effective November 22, 2010.

Our Common Stock is not a savings account, deposit, or other obligation of our bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered.

The words “Cascade,” the “Company,” “we,” “our,” and “us,” as used in this proxy statement, refer to Cascade Bancorp and its wholly-owned subsidiary, Bank of the Cascades, collectively, unless the context indicates otherwise.

Cautionary Information Concerning Forward-Looking Statements

This proxy statement contains forward-looking statements, which are not historical facts and pertain to our future operating results. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties may cause actual results to differ materially from those projected, including among others, the risk factors described in Item 1A of our Annual Report on Form 10-K/A for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on August 23, 2010, as well as the following factors: the investment transactions described in this proxy statement may not be completed in a timely manner or at all; our inability to comply in a timely manner with the Order with the FDIC and the DFCS, under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s reports filed with the SEC; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this proxy statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

BACKGROUND AND PURPOSE OF PROPOSALS 1 AND 2

Background of Private Offerings

The significant downturn in economic activity and declining real estate values that commenced in late 2008 had a direct and adverse effect on the financial condition and results of operations of the Company and the Bank, including substantial reductions in the capital levels of both the Company and the Bank. The impact on the Company has been an elevated level of non-performing assets and charge-offs and an associated increase in the reserve for loan losses for the Company, leading to a decrease in total stockholders’ equity from $135.2 million at December 31, 2008 to $8.9 million at September 30, 2010.

On August 27, 2009, the Bank entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”), its principal federal banking regulator, and the Oregon Division of Finance and Corporate Securities, its principal state regulator (the “DFCS”), which requires the Bank to take certain measures to improve its safety and soundness. In connection with that agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of a cease-and-desist order (the “Order”).

Under the Order, the Bank is required to take certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and board supervision and assure that its reserve for loan losses is maintained at an appropriate level. Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum risk based capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order.

In addition to the Order, on October 26, 2009, the Company entered into a written agreement with the Federal Reserve Bank of San Francisco (the “FRB”) and DFCS (the “Written Agreement”), which requires the Company to take certain measures to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval within 60 days of the Written Agreement a plan to maintain sufficient capital at the Company and the Bank.

As of September 30, 2010, the Company and the Bank failed to meet the requirements of the Order and the Written Agreement to bring capital ratios to the targeted levels. To meet and maintain the capital requirements of the Order and the Written Agreement, the Bank estimates that it will need a minimum of approximately $150 million of additional equity capital. The economic environment in our market areas and the duration of the downturn in the real estate market will continue to have a significant impact on the implementation of the Bank’s business plans. Failure to increase capital levels consistent with the requirements of the Order and the Written Agreement could result in further enforcement actions by our regulators, including placing the Bank into conservatorship or receivership, and could affect the Company’s ability to continue as a going concern.

As previously disclosed, the Company has been engaged in discussions to attempt to raise additional capital from a variety of sources. In the fourth quarter of 2009, the Company filed a registration statement on Form S-1 with the SEC pursuant to which it intended to offer up to $108 million of its Common Stock in a public offering, subject to market and other conditions. The Company did not proceed with the registration and sale of shares under the registration statement, and withdrew the registration statement in December 2009. In addition, on October 29, 2009, the Company announced a proposed purchase of shares of our Common Stock by David F. Bolger (“Mr. Bolger”), who currently beneficially holds approximately 12.14% of our outstanding Common Stock, and by an affiliate of Lightyear Fund II, L.P. (“Lightyear”), in separate private placements. The Company entered into a Securities Purchase Agreement dated October 29, 2009 with each of Mr. Bolger and Lightyear (the “Bolger Purchase Agreement” and the “Lightyear Purchase Agreement,” respectively). The obligation of each of Mr. Bolger and Lightyear to purchase shares of our Common Stock under the Bolger Purchase Agreement and the Lightyear Purchase Agreement, each as amended, was subject to certain conditions, including, among others, the sale of shares of our Common Stock in additional private placements generating proceeds of at least $150 million (including the investments of Mr. Bolger and Lightyear). After withdrawing the registration statement in December 2009, the Company continued to seek capital from private investors, during which time Mr. Bolger and Lightyear extended their commitments to purchase shares of the Company’s Common Stock pursuant to the terms and conditions of the Bolger Purchase Agreement and the Lightyear Purchase Agreement, each as amended.

On November 16, 2010, the Company announced that it had entered into an Amended and Restated Securities Purchase Agreement dated November 16, 2010 with each of Mr. Bolger and Lightyear, amending and restating the Bolger Purchase Agreement and the Lightyear Purchase Agreement, and it had entered into additional Securities Purchase Agreements dated November 16, 2010 with an affiliate of Leonard Green & Partners, L.P. (“Leonard Green”); with an affiliate of WL Ross & Co. LLC (“WL Ross”); and with five investors including (i) Michael F. Rosinus, through his IRA (“Rosinus”), (ii) Keefe Ventures Fund LP (“Keefe”), (iii) Weichert Enterprise LLC (“Weichert”), (iv) an affiliate of Smith Management (“Smith”) and (v) Cougar Trading, LLC (“Cougar”) (collectively, the “Securities Purchase Agreements”).

The total gross proceeds from the Private Offerings pursuant to the Securities Purchase Agreements will be $176,975,000, consisting of $25 million from Mr. Bolger, $45.875 million from each of Lightyear, Leonard Green, and WL Ross, $9.15 million from Smith and an aggregate of $5.2 million from the remaining investors. Subject to all the terms and conditions of the relevant Securities Purchase Agreement, the shares of our Common Stock are being sold at an adjusted per share purchase price equal to $4.00 (which purchase price following the reverse stock split discussed below was adjusted from the $0.40 per share purchase price reflected in the Securities Purchase Agreements). On November 15, 2010 (the day prior to the announcement of the Private Offerings), the closing price of the Company’s Common Stock on the NASDAQ Capital Market was $0.44 per share.

At September 30, 2010, the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 3.91%, 5.24% and 6.53%, respectively, and the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 0.34%, 0.45% and 0.90%, respectively. Giving pro forma effect to the approximately $177 million capital raise and the consummation of the transactions contemplated by the Exchange Agreements described below, the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios as of September 30, 2010 are estimated at 11.13%, 16.14% and 17.39%, respectively, and the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios as of September 30, 2010 are estimated at 10.47%, 15.16% and 16.41%, respectively. On a pro forma basis, the regulatory capital ratios of the Company and the Bank would exceed current benchmarks for “well capitalized” designation. The pro forma capital ratios would also exceed the levels required for the Bank and the Company to be in compliance with the terms of the Order and the Written Agreement requiring the Bank and the Company to raise capital.

As previously announced, on October 26, 2009, the Company entered into a binding letter agreement (the “Letter Agreement”) with Cohen & Company Financial Management, LLC (“Cohen”) for the restructuring of the Company’s outstanding trust preferred securities. In connection with the Letter Agreement, on November 16, 2010, the Company entered into Exchange Agreements (the “Exchange Agreements”) among the Company, Cohen, ATP Management LLC and each of Alesco Preferred Funding VI, Ltd., Alesco Preferred Funding X, Ltd., Alesco Preferred Funding XI, Ltd. and Alesco Preferred Funding XIV, Ltd. (collectively, the “Alesco CDOs”). Pursuant to the Exchange Agreements, the Alesco CDOs, as holders of the Company’s trust preferred securities having an aggregate principal amount of $66.5 million, will exchange the trust preferred securities for promissory notes issued by the Company. The Exchange Agreements provide for two alternative forms of promissory notes to be issued by the Company in exchange for the trust preferred securities, depending upon regulatory approval. If approved by the FRB and the DFCS, the Company will issue promissory notes (the “Primary Notes”) in the aggregate principal amount of $66.5 million plus accrued interest that (i) accrue interest at the same rate applicable to the trust preferred securities, payable quarterly with the permission of the FRB (if permission is required) and otherwise added to and compounded with the principal balance of the notes; and (ii) mature five years from the date of issuance. If the Private Offerings close on or before February 4, 2011, the Primary Notes would become immediately due and payable in the aggregate amount of $13.3 million, plus accrued interest on the notional principal amount of $13.3 million at a fixed rate of 7.5% per annum. If the Primary Notes are not approved by the FRB and the DFCS by December 31, 2010, the Company will issue promissory notes (the “Alternative Notes”) in the aggregate principal amount of $13.3 million that (i) accrue interest at a fixed rate of 7.5% per annum, payable quarterly; (ii) mature five years from the date of issuance; and (iii) become immediately due and payable in the aggregate amount of $13.3 million, plus any accrued interest, at the closing of the Private Offerings. Subject to all of their terms and conditions, the Exchange Agreements will close one business day after the earlier to occur of (i) receipt of notification from the FRB and the DFCS that the issuance of the Primary Notes has been approved or denied, and (ii) December 31, 2010. If the Primary Notes have not been approved by the FRB and the DFCS by December 31, 2010, the Company will issue the Alternative Notes pursuant to the terms of the Exchange Agreements. The sum of cash to be paid by the Company in connection with the consummation of the transactions contemplated by the Exchange Agreements, including payment in full of the promissory notes issued pursuant thereto, will be approximately $15.3 million; that amount includes the aggregate principal amount of $13.3 million plus accrued interest, a fee of approximately $1.7 million related to the exchange of the trust preferred securities (which will be paid to the holders of the trust preferred securities), and other expenses.

On November 16, 2010, the Company also announced that its Board of Directors had approved a one for ten reverse stock split, effective November 22, 2010. As a result of the reverse stock split, each ten shares of the Company’s Common Stock outstanding at the time of the reverse split were automatically reclassified and changed into one share of Common Stock, and the total number of shares of Common Stock outstanding was reduced from approximately 28.5 million to approximately 2.85 million. The per share purchase price to be paid by the investors for our Common Stock pursuant to the Securities Purchase Agreements was adjusted proportionately, from $0.40 per share to $4.00 per share. The terms and reasons for the reverse stock split are more fully described in the Company’s proxy materials filed with the SEC on November 10, 2009, but the primary reason the Company elected to effect the one for ten reverse stock split was to regain compliance with Rule 5550(a)(2) of the NASDAQ Marketplace Rules. Rule 5550(a)(2) requires companies listed on the NASDAQ Capital Market to maintain a minimum bid price of at least $1 per share. As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, the Company was required by NASDAQ to evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days by December 13, 2010. The reverse stock split was approved by the Company’s shareholders on December 7, 2009.

Terms and Conditions of the Private Offerings

The Securities Purchase Agreements are subject to certain conditions to closing, including, among others, (i) the representations and warranties in the Securities Purchase Agreements being true and correct as of the dates specified in the Securities Purchase Agreements; (ii) the completion of the Private Offerings for gross proceeds of an aggregate amount not less than $165 million nor more than $177 million; (iii) the exchanges of the Company’s trust preferred securities shall have been completed pursuant to and in accordance with the terms of the Exchange Agreements, and the consummation of the Private Offerings shall constitute a Capital Raise, as defined in and pursuant to the Exchange Agreements (an equity capital raise of at least $150 million constitutes a Capital Raise), requiring the payment in full of such promissory notes for an amount not to exceed, in the aggregate, $13.3 million plus accrued interest; (iv) the absence of a material adverse effect on the Company and the Bank between November 16, 2010 and closing; (v) as of the close of business on the second business day immediately preceding the closing of the Private Offerings, the Company’s (A) classified assets on its balance sheet shall not be more than 5% higher than the amount set forth as of June 30, 2010, (B) non-performing assets on its balance sheet shall not be more than 5% higher than the amount set forth as of June 30, 2010 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period June 30, 2010 to the second business day prior to the closing of the Private Offerings shall not exceed $20 million; (vi) the receipt of all required regulatory approvals, without the imposition of a burdensome condition; (vii) other than the Order and the Written Agreement, no other regulatory agreements shall have been threatened or issued by any governmental entity with regulatory authority over the Company or the Bank nor shall the Company or the Bank have entered into or consented to any other regulatory agreements; (viii) certain of the investors having received written confirmation from the FRB that neither such investors nor their affiliates will be deemed to “control” the Company or the Bank for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”); (ix) the appointment of one designee from each of Lightyear, Leonard Green, and WL Ross to each of the Board of Directors of the Company and the board of directors of the Bank; (x) the Company having caused the shares of Common Stock to be issued in the Private Offerings to be approved for listing on the NASDAQ Capital Market; and (xi) receipt of the approvals required of our shareholders being sought at the Special Meeting. Under the Securities Purchase Agreements, the Company agreed to indemnify the investors and their affiliates for breaches of representations, warranties, agreements and covenants in certain circumstances.

The Securities Purchase Agreements provide that no investor will be required to purchase a number of shares of our Common Stock that would cause the investor to be deemed to own, control or have the power to vote, for purposes of the BHC Act, and the rules and regulations promulgated thereunder, 25% (or, with respect to each of Rosinus, Keefe, Weichert, Smith and Cougar, 9.9%) or more of any class of Voting Securities (as defined in the BHC Act). In addition, no investor or affiliate of an investor will be required (i) to become a “bank holding company” within the meaning of the BHC Act, a “savings and loan holding company” within the meaning of the Home Owners' Loan Act, or a similarly regulated entity under any similar or successor law; (ii) to support or maintain the capital, liquidity, or financial condition of the Company or its subsidiaries; (iii) to modify or limit its operations or commercial practices (except as they relate to the Company and its subsidiaries); (iv) to modify or limit its governance, structure, or compensation arrangements; (v) to modify the terms of the Securities Purchase Agreement between the investor and the Company; (vi) to become subject to any other condition that would reasonably be expected to adversely affect (with respect to the investor or its affiliates) any material financial term of the transactions contemplated by the relevant Securities Purchase Agreement or the anticipated benefits to such investor and its affiliates thereunder; or (vii) to propose, agree, or accept any of the items described in clauses (i) through (vi) as a condition to receiving any regulatory or governmental approval or consent.

Under the Securities Purchase Agreements, at closing, the Company will grant registration rights to each investor pursuant to a registration rights agreement. Within 30 days of the closing date of the Private Offerings, the Company must file a shelf registration statement covering the registrable securities held by the investors, including all securities purchased by the investors pursuant to the Securities Purchase Agreements. In addition, the investors have piggy-back registration rights, pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

Subject to certain customary conditions and exceptions, the Company has granted each of Mr. Bolger, Lightyear, Leonard Green and WL Ross preemptive rights on any subsequent offering of the Company's securities (“New Securities”). In the event of a subsequent offering of the Company’s securities, whether public or private, Mr. Bolger, Lightyear, Leonard Green and WL Ross will each have the right to purchase up to the amount of New Securities in the aggregate required to enable him or it to maintain his or its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. Any such purchase will be at the same price (net of any underwriting discounts or sales commissions) and on the same terms as offered to others. Mr. Bolger, Lightyear, Leonard Green and WL Ross will each have the foregoing preemptive rights until such time as he or it, or an affiliate, ceases to own 5% or more of all of the outstanding shares of Common Stock of the Company (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all shares of Common Stock issued by the Company after the closing of the Private Offerings). The foregoing preemptive rights may be transferred by each of Mr. Bolger, Lightyear, Leonard Green and WL Ross in the case of (i) any transfer of Common Stock to an affiliate and (ii) a sale, in one transaction or a series of related transactions, of shares of Common Stock to a third party purchaser or group in an amount that exceeds 10% of the total number of shares of Common Stock outstanding.

Under an existing shareholders agreement between Mr. Bolger and the Company, Mr. Bolger is entitled to nominate one director to the Company’s Board of Directors. Effective as of the closing of the Private Offerings, one designee of each of Lightyear, Leonard Green and WL Ross will be appointed to each of the Company’s Board of Directors and the board of directors of the Bank. From the closing of the Private Offerings, for so long as Mr. Bolger, Lightyear, Leonard Green and WL Ross, each together with his or its affiliates, owns at least 5% or more of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all shares of Common Stock issued by the Company after the closing of the Private Offerings), at any election of directors of the Company or the Bank, such investor will have the right to nominate one candidate for election to each of the Company’s Board of Directors and the board of directors of the Bank, as a candidate recommended by the Company’s Board of Directors (each person so nominated an “Investor Nominee”).

Notwithstanding anything to the contrary in the Articles of Incorporation, bylaws, or any other policies of the Company, the Bank, the Company’s Board of Directors or the board of directors of the Bank, the Investor Nominee will be elected by plurality of the votes cast by the shares of Common Stock entitled to vote at a meeting at which a quorum is present.

Mr. Bolger, Lightyear, Leonard Green and WL Ross each may specify, subject to any applicable exchange listing standards and independence requirements, up to two committees (other than the audit committee) of each of the Board of Directors and the board of directors of the Bank on which his or its Investor Nominee will serve (without restricting the Investor Nominee from serving on any other committee to which he is appointed by the Board of Directors or the board of directors of the Company Bank). As of the closing of the Private Offerings, the Company’s Nominating and Corporate Governance Committee will consist of all members of the Board of Directors other than directors who are employed by the Company or the Bank.

Each of Mr. Bolger, Lightyear, Leonard Green and WL Ross will also be entitled, subject to applicable law and certain restrictions on committee composition, to designate a person who is reasonably acceptable to the Company’s Board of Directors to attend meetings of the Company’s Board of Directors (or any committee thereof) and the board of directors of the Bank (or any committee thereof) in a nonvoting observer capacity. If any of Mr. Bolger, Lightyear, Leonard Green or WL Ross no longer beneficially owns the 5% minimum number of shares of Common Stock necessary to nominate a director, he or it will have no further rights to have a board observer attend board and committee meetings.

In addition, commencing at the next annual shareholders meeting, the Company has agreed that the size of its Board of Directors and the board of directors of the Bank shall not exceed ten.

The Company and the Bank must enter into a customary Directors & Officers Indemnification Agreement with each Investor Nominee at or prior to the closing of the Private Offerings. Any replacement Investor Nominee will be entitled to enter into a Directors & Officers Indemnification Agreement with the Company and the Bank on the same terms as the original Investor Nominees. The Company and the Bank will be fully and primarily responsible for the indemnification and advancement of expenses of the Investor Nominees.

The Securities Purchase Agreements can be terminated by (i) both the Company and the investor party thereto by mutual consent; (ii) the Company or the investor party thereto if the conditions to closing are not satisfied on or before February 4, 2011; (iii) the Company or the investor party thereto if any governmental entity issues any order, decree or injunction or takes any other action restraining, enjoining or prohibiting any of the transactions contemplated by the Securities Purchase Agreement, and such order, decree, injunction or other action has become final and nonappealable; (iv) the investor party thereto if a “change in control” within the meaning of any employee benefit plan of the Company or of the Bank occurs; and (v) in the Bolger, Lightyear, Leonard Green and WL Ross Securities Purchase Agreements, by the investor party thereto if (A) it receives notice from the FRB that the FRB will not issue a non-objection letter with respect to the Change in Bank Control Act of 1978, as amended, notice filed by the investor, or that the FRB will not issue the non-objection letter without the imposition of a burdensome condition, (B) the investor is advised by the FDIC that the capital raise and subsequent contribution of proceeds by the Company to the Bank will not satisfy the capital requirements set forth by the FDIC in the Order, or (C) upon consummation of the capital raise, the promissory notes issued by the Company pursuant to the Exchange Agreements, by their terms, may no longer be paid in full for an aggregate amount equal to not more than $13.3 million plus accrued interest.

Pursuant to the Securities Purchase Agreements, the Company is required to reimburse certain of the investors for their out-of-pocket fees and expenses incurred in connection with the Private Offerings, including fees of legal counsel, due diligence activities, accounting and financial advisors, and investment banking advisors. Mr. Bolger will be reimbursed in the amount of $1.75 million (including $1.25 million the Company had previously accrued but not paid relating to Mr. Bolger’s out-of-pocket fees and expenses incurred in connection with Mr. Bolger’s October 2009 purchase agreement and the Company’s unsuccessful December 2009 capital raising efforts). Lightyear will be reimbursed in the amount of $745,642 (Lightyear was previously reimbursed in the amount of approximately $1.2 million relating to Lightyear’s out-of-pocket fees and expenses incurred in connection with Lightyear’s October 2009 purchase agreement and the

Company’s unsuccessful December 2009 capital raising efforts). Leonard Green and WL Ross will each be reimbursed in the amount of $458,750.

The above description of the Securities Purchase Agreements is a summary of the material terms of the agreements and does not purport to be a complete description of all of the terms of the agreements. Copies of the Securities Purchase Agreements are included as exhibits to our Current Report on Form 8-K filed with the SEC on November 19, 2010.

Use of Proceeds

We intend to use the gross proceeds from the Private Offerings (estimated gross proceeds of approximately $177 million) to provide approximately $151.3 million to the Bank to support its growth and related regulatory capital needs, including the requirements of the Order and the Written Agreement, and approximately $15.3 million of the proceeds for the prepayment of the promissory notes issued pursuant to the Exchange Agreements and the payment of related fees and costs. We expect to use the remainder of the proceeds to pay expenses of the transactions, to reimburse the investors for their out-of-pocket fees and expenses and for general working capital purposes of the Company. Based on our estimates of the effects of the repurchase of the trust preferred securities and the Private Offerings, we believe that the addition of $151.3 million of capital to the Bank will enable it to meet the capital ratios required to be a “well-capitalized” institution and will allow it to achieve a Tier 1 leverage ratio in excess of 10% as required by the Order.

Effect on Currently Outstanding Common Stock

As of the Record Date, the Company had 2,853,653 shares of Common Stock outstanding. Existing shareholders have no preemptive rights to purchase their pro rata share of the Common Stock offered in the Private Offerings. Therefore, the issuance of shares of our Common Stock in the Private Offerings will be significantly dilutive in voting power to our existing shareholders. In addition, the market price of our Common Stock could decline as a result of the Private Offerings and as a result of sales of shares of our Common Stock made after such offerings, or the perception that such sales could occur.

The following table sets forth the potential dilutive effect of the Private Offerings based on the approximate number of our shares outstanding as of the Record Date, November 23, 2010, and an adjusted per share offering price to the investors equal to $4.00 (which is the adjusted purchase price of the Private Offerings following the one for ten reverse stock split of our Common Stock effected on November 22, 2010):

Existing Shares outstanding	Newly Issued Shares	Total Shares Outstanding	Existing Share Ownership	New Share Ownership
2,853,653	44,243,750	47,097,403	6.06%	93.94%

Please note, Appendix B of this proxy statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix B should be read carefully in connection with your vote on Proposals 1 and 2.

PROPOSAL 1. TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 100,000,000.

At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 100,000,000. The Board of Directors has unanimously approved the amendment, and believes such action to be in the best interests of the Company and its shareholders for the reasons set forth below. The purpose of the amendment to the Articles of Incorporation is to enable shares of Common Stock to be issued in the Private Offerings and for possible future capital raising opportunities and general corporate purposes as approved by the Board of Directors.

The complete text of the form of the Amendment to the Articles of Incorporation for the increase in the number of authorized shares of Common Stock is set forth in Appendix A to this proxy statement. Such text is however subject to revision for such changes as may be required by the Oregon Secretary of State and other changes consistent with this Proposal that we may deem necessary or appropriate.

Purpose of the Increase in Number of Authorized Shares of Common Stock

Currently the Company’s Articles of Incorporation restrict equity capital issuance to a maximum of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The current amount of authorized but unissued and unreserved shares of Common Stock is insufficient to effectuate the Private Offerings. Amending the Articles of Incorporation enables the Board of Directors to issue a sufficient number of shares to complete the Private Offerings and provides approximately 52.9 million additional shares of Common Stock the Company may issue without further shareholder approvals (except as may be required in a specific case by law or NASDAQ Marketplace Rules), which provides the Company with additional shares that can be used for general corporate purposes, including the exercise of outstanding stock options, which may be deemed advisable and in the best interests of the Company and its shareholders.

The Board of Directors has unanimously determined that Proposal 1 is desirable and in the shareholders’ best interest, since it will permit us to consummate the Private Offerings, which are anticipated to provide the capital to meet the requirements of the Order.

Description of Common Stock

Our authorized capital stock currently consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the Record Date, there were 2,853,653 shares of Common Stock issued and outstanding and 205,387 shares of Common Stock reserved for issuance pursuant to the Company’s existing incentive plans. As of the Record Date, shares of our Common Stock that are either outstanding or reserved for issuance upon exercise of outstanding options represent approximately 7.65% of the 40,000,000 authorized shares of our Common Stock. No shares of Preferred Stock are currently outstanding. Once the Private Offerings are consummated, given the per share offering price to the investors of $4.00 (which is the adjusted purchase price of the Private Offerings following the one for ten reverse stock split), the total number of issued and outstanding shares will be further increased by approximately 44,243,750 shares for a total number of outstanding shares of Common Stock of approximately 47,097,403. Additionally, the Company may issue additional shares of Common Stock or Preferred Stock to the public or private investors for additional capital in the future and for other corporate and business purposes.

Required Vote

Assuming the existence of a quorum, the amendment to the Articles of Incorporation will be approved if the number of shares voted in favor of the Proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2. TO APPROVE THE ISSUANCE OF UP TO $177 MILLION OF COMMON STOCK TO INVESTORS IN THE PRIVATE OFFERINGS

The Company and its Board of Directors believe it is in the best interests of the Company and its shareholders to sell up to $177 million (total gross proceeds) of shares of Common Stock to investors in the Private Offerings. Because the Company’s Common Stock is listed on the NASDAQ Capital Market, the Company is subject to NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(d) requires that a company listed on NASDAQ obtain shareholder approval in connection with a transaction other than a public offering involving the potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of its Common Stock or 20% or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. To the extent that a NASDAQ-listed company does not obtain shareholder approval prior to such a transaction, that company may be subject to the delisting of its securities from NASDAQ. The Private Offerings will result in greater than 20% of the Company’s Common Stock being issued to private investors for less than the greater of book value or market value of our Common Stock.

Purpose and Background of Private Offerings

As previously discussed under “Background and Purpose of Proposals 1 and 2” above, the Order requires the Bank to raise additional capital so that it achieves and maintains a Tier 1 leverage ratio of at least 10% at the Bank level. The Order further requires the Bank to develop a capital plan to meet and thereafter maintain the minimum capital requirements for a “well-capitalized” bank. In addition, the Written Agreement requires the Company to develop and adopt a plan to maintain sufficient capital at the Company and the Bank. As of the date of this proxy statement, the Bank and the Company are not in compliance with certain requirements of the Order and the Written Agreement tied to or dependent upon execution of a capital raise.

On November 16, 2010, the Company announced that it had entered into the Securities Purchase Agreements, the terms and conditions of which are described under “Background and Purpose of Proposals 1 and 2” above. We intend to use the gross proceeds from the Private Offerings (estimated gross proceeds of approximately $177 million) to provide approximately $151.3 million to the Bank to support its growth and related regulatory capital needs, including the requirements of the Order and the Written Agreement, and approximately $15.3 million of the proceeds for the prepayment of the promissory notes issued pursuant to the Exchange Agreements and the payment of related fees and costs. We expect to use the remainder of the proceeds to pay expenses of the transactions, to reimburse the investors for their out-of-pocket fees and expenses and for general working capital purposes of the Company. Based on our estimates of the effects of the repurchase of the trust preferred securities and the Private Offerings, we believe that the addition of $151.3 million of capital to the Bank will enable it to meet the capital ratios required to be a “well-capitalized” institution and will allow it to achieve a Tier 1 leverage ratio in excess of 10% as required by the Order.

Effect on Currently Outstanding Common Stock

The Private Offerings will result in the investors party to the Securities Purchase Agreements collectively owning a substantial percentage of our outstanding Common Stock. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata shares of the Common Stock offered in the Private Offerings. Therefore, as discussed above under “Background and Purpose of Proposals 1 and 2,” the issuance of shares of our Common Stock in the Private Offerings will be significantly dilutive in voting power to our existing shareholders. In addition, the market price of our Common Stock could decline as a result of the Private Offerings due to sales of shares of our Common Stock made after such offerings, or the perception that such sales could occur.

Approvals Required

Assuming the existence of a quorum, the Private Offerings will be approved if a majority of the shares voted at the Special Meeting are voted in favor of the Proposal to approve the Private Offerings.

Pro Forma Financial Information

Basis of Presentation

The unaudited pro forma consolidated balance sheet tables and unaudited pro forma earnings per share tables presented below have been prepared by our management to illustrate the impact of the Private Offerings and consummation of the transactions contemplated by the Exchange Agreements, including payment in full of the promissory notes issued in exchange for our trust preferred securities (“TPS”) pursuant to the Exchange Agreements. The following tables present the Company’s unaudited consolidated balance sheets adjusted for the pro forma impacts of the Private Offerings and the TPS exchange transaction for the periods shown. The pro forma consolidated balance sheet as of September 30, 2010 assumes the Company completed the Private Offerings and TPS exchange transaction on September 30, 2010, which consisted of the issuance of 44,243,750 shares of Common Stock. The pro forma balance sheet adjustments reflect cash received in the Private Offerings of approximately $177.0 million, estimated direct costs of the capital raise of $10.6 million and a net increase in Common Stock of approximately $166.4 million. In addition, the pro forma balance sheet adjustments reflect cash paid of $15.3 million (which amount includes the aggregate principal amount of $13.3 million plus accrued interest, a fee of approximately $1.7 million related to the exchange of the TPS which will be paid to the holders of the TPS, and other expenses) in connection with the retirement of $68.6 million of outstanding TPS bonds, resulting in a $54.5 million pre-tax gain on the exchange transaction, $39.2 million after tax gain.

* All share and per share amounts have been adjusted to reflect the one for ten reverse stock split effective November 22, 2010.

Consolidated Balance Sheet September 30, 2010 (dollars in thousands, except per share amounts)	Actual (unaudited)	TPS / Private Offerings Adjustment		Pro Forma (unaudited)
Assets
Cash and cash equivalents	$331,683	$151,118	(A)	$482,801
Investments	132,738			132,738
Loans, net of reserve for loan losses	1,225,154			1,225,154
Other assets	139,858	(2,058)	(B)	137,800
Total assets	$1,829,433	$149,060		$1,978,493
Liabilities and Shareholders' Equity
Deposits	$1,488,848	$—		$1,488,848
Junior subordinated debentures	68,558	(68,558)	(C)	—
Borrowings	236,000			236,000
Other liabilities	27,178	10,628	(D)	37,806
Total liabilities	1,820,584	(57,930)		1,762,654
Preferred stock	—			—
Common stock, no par value	160,105	166,375	(E)	326,480
Accumulated deficit	(153,004)	40,615	(D),(F)	(112,389)
Accumulated other comprehensive income	1,748	—		1,748
Total shareholders's equity	8,849	206,990		215,839
Total liabilities and shareholders' equity	$1,829,433	$149,060		$1,978,493
Regulatory Capital Ratios
Cascade Bancorp
Leverage Ratio	0.34%			10.47%
Tier 1 Capital Ratio	0.45%			15.16%
Total Capital Ratio	0.90%			16.41%
Bank of the Cascades
Leverage Ratio	3.91%			11.13%
Tier 1 Capital Ratio	5.24%			16.14%
Total Capital Ratio	6.53%			17.39%
Per Common Share
Common book value per share	$3.10			$4.50
Tangible common book value per share	$1.30			$4.40

(A)	Represents increase in cash and cash equivalents from proceeds of the Private Offerings of $177.0 million, net of direct expenses of $10.6 million and TPS related extinguishment of debt of $15.3 million.
(B)	Direct Company investment in TPS retired as part of the TPS exchange transaction.
(C)	TPS retired as part of exchange transaction.
(D)	Includes estimated $19.1 million tax payable on TPS exchange gain; less $3.2 million TPS interest accrued not paid; less $3.8 million tax effect on the 2010 YTD NOL; and other related adjustments.
(E)	Assumes the issuance and sale of 44,243,750 shares of common stock to the investors at a price of $4.00 per share. The proceeds thereof are approximately $166.4 million after deducting estimated underwriting fees and other expenses related to the sale of $10.6 million.
(F)	TPS exchange transaction pretax gain of $54.5 million ($39.2 million net of tax).

Earnings Per Share

The following table presents the Company’s unaudited earnings (loss) per share adjusted for the pro forma impacts of the Private Offerings and the Company's payment-in-full of the promissory notes it will issue in exchange for the TPS pursuant to the Exchange Agreements, for the periods shown. The below pro forma consolidated earnings (loss) per share calculations assume that the Company completed the Private Offerings on September 30, 2010, which includes the issuance of 44,243,750 shares of Common Stock on September 30, 2010, and paid off the promissory notes to be issued in exchange for the TPS pursuant to the Exchange Agreements as of September 30, 2010.

* All share and per share amounts have been adjusted to reflect the one for ten reverse stock split effective November 22, 2010.

	For the Three Months Ended September 30, 2010
(dollars in thousands, except per share amounts)	Actual (unaudited)	Private Offerings Adjustment	TPS Exchange Adjustment	Pro Forma (unaudited)
Net income (loss)	$(3,438)		$40,615	$37,177
Basic earnings (loss) per common share	$(1.23)			$0.79
Diluted earnings (loss) per common share	$(1.23)			$0.79
Weighted average common shares outstanding	2,804,975	44,243,750		47,048,725
Common stock equivalent shares excluded due to antidilutive effect	47,684			47,684

	For the Nine Months Ended September 30, 2010
(dollars in thousands, except per share amounts)	Actual (unaudited)	Private Offerings Adjustment	TPS Exchange Adjustment	Pro Forma (unaudited)
Net income (loss)	$(15,051)		$40,615	$25,564
Basic earnings (loss) per common share	$(5.37)			$1.83
Diluted earnings (loss) per common share	$(5.37)			$1.83
Weighted average common shares outstanding	2,804,784	11,151,849		13,956,633
Common stock equivalent shares excluded due to antidilutive effect	48,293			48,293

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of Common Stock beneficially owned as of November 23, 2010, by each director and each named executive officer, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of our Common Stock.

Listing of ownership of Cascade Bancorp Stock
Director's/Executive Officer's
November 23, 2010

Beneficial Owner’s Name	Shares of Common Stock	Nonvested Restricted Stock	Stock Options Exercisable	Shares held in 401(K) Plan	Total Shares of Common Stock Owned	Percent of Class
5% Owners:
David F. Bolger(1)	346,304	—	—	—	346,304	12.14%
79 Chestnut Street Ridgewood, NJ 07450-2533
Valley Hospital Foundation	252,695	—	—	—	252,695	8.86%
223 North Van Dien Avenue Ridgewood, NJ 07450
Officers and Directors:
Jerol E. Andres, Director	3,540	—	—	—	3,540	0.12%
Gary L. Hoffman, Director	10,788	—	742	—	11,530	0.40%
Ryan R. Patrick, Director	4,115	—	742	—	4,857	0.17%
Judi Johansen, Director	1,605	—	—	—	1,605	0.06%
Henry Hewitt, Director	1,138	—	—	—	1,138	0.04%
Patricia L. Moss, Director	8,920	9,679	11,871	1,853	32,323	1.13%
Thomas M. Wells, Director	4,179	—	—	—	4,179	0.15%
Michael J. Delvin, Officer	1,421	4,717	3,178	750	10,067	0.35%
Gregory D. Newton, Officer	4,582	4,903	5,349	119	14,953	0.52%
Peggy L. Biss, Officer	4,981	4,292	4,760	1,233	15,266	0.53%
Michael Allison, Officer	—	6,000	—	—	6,000	0.21%
All Directors and Executive Officers as a Group (11)	45,269	29,591	26,642	3,955	105,458	3.70%

(1)	As of November 16, 2010, (Per SC 13D/A filed November 19, 2010) Mr Bolger beneficially owns 346,304 shares of common stock (327,072 shares that are owned directly as an individual and 19,232 shares that are owned through his status as a member of Two-Forty LLC).

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8 promulgated under the Securities Exchange Act of 1934) for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than November 15, 2010.

For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the annual meeting, timely notice must be received by the Secretary of the Company, in writing, not less than 60 days, nor more than 90 days, before the date of the meeting (for example, for an April 25, 2011, meeting, no earlier than January 25, 2011, and not later than the close of business on February 24, 2011).

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

Andrew J. Gerlicher
SECRETARY

Bend, Oregon
December 1, 2010

Appendix A

Exhibit A
to
Articles of Amendment
of
Cascade Bancorp

Subsection (a) of Article VII shall be amended and restated in its entirety as follows:

Article VII

(a)  The Corporation is authorized to issue shares of two classes: 5,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock.

A-1

Appendix B

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion highlights key information as determined by management but may not contain all of the information that is important to you. For a more complete understanding, the following should be read in conjunction with the Company’s audited and unaudited consolidated financial statements and the notes thereto as of September 30, 2010 and December 31, 2009 and 2008 and for the nine-month periods ended September 30, 2010 and 2009 and each of the years in the three-year period ended December 31, 2009 included elsewhere in this proxy statement.

Cautionary Information Concerning Forward-Looking Statements

This proxy statement contains forward-looking statements, which are not historical facts and pertain to our future operating results. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties may cause actual results to differ materially from those projected, including among others, the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on August 23, 2010, as well as the following factors: the investment transactions described in this proxy statement may not be completed in a timely manner or at all; our inability to comply in a timely manner with the Order with the FDIC and the DFCS, under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s reports filed with the SEC; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this proxy statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

Recent Developments

The Company continues to implement the following operating plan to improve its financial condition 1) reduce loan portfolio to mitigate credit risk and conserve capital; 2) strive to maintain liquidity by sustaining core insured deposits and other funding sources; 3) reduce controllable non-interest expenses; and 4) retain high performing employees. Because of the uncertainties of the current economic climate and other factors outside of its control, there can be no assurance that the implementation of this plan will be successful.

On April 19, 2010 the Bank received notification from the Oregon State Treasury that the Oregon Revised Statutes established a maximum aggregate balance of 100% of the Bank’s net worth for Oregon public fund deposits for banks whose regulatory capital ratios are less than that required to be categorized “adequately capitalized”. The statute does not require divestiture but restricts a bank in this circumstance from accepting additional public funds where such deposit would cause aggregate balances to exceed 100%. On September 29, 2010, the Bank received notification from the Oregon State Treasury that it had failed to comply with the statute within the 90-day period provided. Therefore, the Bank was required to reduce its aggregate Oregon Public Fund balances to a level below 100% of the Bank’s net worth by October 1, 2010. Accordingly, the Bank reduced its aggregate Oregon Public Fund balances to a level below 100% of the Bank’s net worth on October 1, 2010, achieving compliance with the statute. The Bank will continue to accept public deposits and operate in compliance with this statute.

On August 18, 2010, the Bank was sued in an asserted class action lawsuit, Russell Firkins & Rena Firkins v. Bank of the Cascades, Case No. 1:10-cv-414-BLW in the United States District Court for the District of Idaho. The lawsuit alleges that, in 2004, the Bank’s predecessor (Farmers and Merchants Bank), acting as trustee under three similar trust indentures, inappropriately disbursed the proceeds of three bond issuances, supposedly resulting years later in the bondholders’ loss of their collective investment of approximately $23.5 million. Recovery is sought on theories of breach of the indentures, breach of fiduciary duty, and conversion. The lawsuit is in its initial stages and the class has not been certified. While the outcome of this proceeding cannot be predicted with certainty, based on management’s review, management believes that the lawsuit is without merit and plans to vigorously pursue its defenses. Management also believes that if any liability were to result, it would not have a material adverse effect on the Company’s consolidated liquidity, financial condition or results of operations.

On August 3, 2010, after discussion with its outside independent accountants and financial reporting consultants, the Audit Committee of the Company concluded, based upon the findings of its bank regulatory examination and recommendation of management, that the Company’s previously issued financial statements as of and for the year ended December 31, 2009 and three month period ended March 31, 2010, as reported in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, respectively, could no longer be relied upon. This determination was made in connection with an examination by banking regulators of the Bank. The Bank regulatory examination commenced on March 15, 2010, and at the conclusion of the on-site examination of the Bank, examiners orally informed the Company that it was their opinion that the allowance for loan and lease losses (“ALLL”) was underfunded as of the subject dates. Following significant discussion and consideration, on July 29, 2010 the Bank received written specification of the required Call Report amendments. The Bank has amended its Call Report of Condition (‘Call Report’) for the subject periods, and the Company has amended its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

On June 16, 2010, the Company received a letter from NASDAQ advising the Company that it had not regained compliance with Rule 5550(a)(2) of the NASDAQ Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share as required by the notice letter received by the Company on December 17, 2009. A NASDAQ appeal hearing was held on July 22, 2010 and on September 8, 2010 the Company was notified that the request to remain listed on the NASDAQ Stock Market was granted, subject to certain conditions. The Panel granted the full extent of its exception authority, to December 13, 2010, by which time the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. The shareholders of the Company have approved reverse splits of the Company’s Common Stock at various levels, up to a 1 for 10 reverse split. On November 16, 2010, the Company announced a 1 for 10 reverse stock split effective November 22, 2010, and the Company believes that implementation of the reverse split will permit the Company to regain compliance with the Rule.

Effective April 30, 2010, the Company executed an agreement to sell its mortgage servicing assets as previously discussed in the Company’s Form 10-Q/A for March 31, 2010. Going forward the Bank will not directly service mortgage loans it originates, but rather sell originations servicing released. ‘Servicing released’ means that whoever the Bank sells the loan to will service or arrange for servicing of the loan.

Critical Accounting Policies and Accounting Estimates

The accounting and reporting policies followed by the Company conform, in all material respects, to accounting principles generally accepted in the United States and to general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the Company bases estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

The Company considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the Company’s financial statements. Accounting policies related to the reserve for loan losses are considered to be critical, as these policies involve considerable subjective judgment and estimation by management.

For additional information regarding critical accounting policies, refer to Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Accounting Estimates included in the Company’s Form 10-K/A for the year ended December 31, 2009.

There have been no significant changes in the Company’s application of critical accounting policies since December 31, 2009, with the exception of the Company’s reserve for credit losses as described below under “Reserve for Credit Losses”.

Reserve for Credit Losses:  The Company’s reserve for credit losses provides for estimated losses based upon evaluations of known and inherent risks in the loan portfolio and related loan commitments. Arriving at an estimate of the appropriate level of reserve for credit losses (reserve for loan losses and loan commitments) involves a high degree of judgment and assessment of multiple variables that result in a methodology with relatively complex calculations and analysis. Management uses historical information to assess the adequacy of the reserve for loan losses as well as consideration of the prevailing business environment. On an ongoing basis the Company seeks to refine its methodology such that the reserve is responsive to the effect that qualitative and environmental factors have upon the loan portfolio. However, external factors and changing economic conditions may impact the portfolio and the level of reserves in ways currently unforeseen.

On August 3, 2010, the Company determined that it would restate its audited consolidated financial statements as of and for the year ended December 31, 2009. This restatement was related to an examination by banking regulators of the Bank that commenced on March 15, 2010. In connection with the examination the regulators provided additional information to the Company on July 29, 2010 which resulted in management refining and enhancing its model for calculating the reserve for loan losses by considering an expanded scope of information and augmenting the qualitative and judgmental factors used to estimate potential losses inherent in the loan portfolio. As a result of the restatement, the December 31, 2009 reserve for loan losses increased to $58.6 million from the previously reported $37.6 million. The loan loss provision for the year ended December 31, 2009 increased from $113.0 million to $134.0 million.

The reserve for loan losses is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. The reserve for loan commitments is increased and decreased through non-interest expense. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for credit losses, see “Reserve for Credit Losses” under “Financial Condition — as of December 31, 2009” below.

Economic Conditions

The Company’s business is closely tied to the economies of Idaho and Oregon in general and is particularly affected by the economies of Central, Southern and Northwest Oregon, as well as the Greater Boise, Idaho area. The uncertain depth and duration of the present economic downturn could continue to cause further deterioration of these local economies, resulting in an adverse effect on the Company’s financial condition and results of operations. Real estate values in these areas have declined and may continue to fall. Unemployment rates in these areas have increased significantly and could increase further. Business activity across a wide range of industries and regions has been impacted and local governments and many businesses are facing serious challenges due to the lack of consumer spending driven by elevated unemployment and uncertainty. Recently the national and regional economies and real estate price depreciation have appeared to show signs of stabilization. However, elevated unemployment and other indicators continue to suggest, as articulated by Fed Chairman Bernanke that there remains “unusual uncertainty” as to direction of the economy.

The Company’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the declining value of collateral securing those loans, is reflective of the business environment in the markets where the Company operates. The present significant downturn in economic activity and declining real estate values has had a direct and adverse effect on the condition and results of operations of the Company. This is particularly evident in the residential land development and residential construction segments of the Company’s loan portfolio. Developers or home builders whose cash flows are dependent on the sale of lots or completed residences have reduced ability to service their loan obligations and the market value of underlying collateral has been and continues to be adversely affected. The impact on the Company has been an elevated level of impaired loans, an associated increase in provisioning expense and charge-offs for the Company leading to a net loss in 2009 and 2008 of $114.8 million and $134.6 million, respectively. During 2010 the level of impaired loans have declined, as has the pace of charge-offs and provisioning expense leading to a net loss of $15.1 million for the nine months including a loss of $3.4 million for the quarter ended September 30, 2010. The local and regional economy also has a direct impact on the volume of bank deposits. Core deposits have declined since mid-2006 because business and retail customers have experienced a reduction in cash available to deposit in the Bank and have migrated balances to “too big to fail institutions” out of concerns for soundness of many community banks.

Highlights and Summary of Recent Performance — Third Quarter of 2010

Third Quarter Performance:

•	Third Quarter Net Loss Per Share: ($0.12) per share or ($3.4 million) compared to a net loss of ($0.01) per share or ($0.3 million) for the linked-quarter and ($0.45) or ($12.6 million) for the year-ago quarter.
•	Credit Quality: Non-performing assets (NPA’s) decrease 7.6% to $129.5 million compared to $140.1 million for the linked-quarter and decreases over 34% compared to $197.3 million for the year-ago period.
•	Credit Quality: Net charge-offs were $9.2 million compared to $4.9 million for the linked-quarter and $31.3 million for the year-ago period.
•	Credit Quality: Reserve for credit losses was at $52.5 million or 4.11% of total loans, compared to $58.7 million or 4.28% for the linked-quarter and $53.8 million or 3.21% for the year-ago period.
•	Total Loans, Deposits and Liquidity: Loan and deposit balances have declined by similar amounts as compared to prior periods due to management’s strategic reduction of loans, and a reduction of deposit balances resulting from the continued adverse customer effects of current economic conditions and some migration to too-big-to-fail banks. The Company maintains a strong primary liquidity ratio of over 25%.
•	Net Interest Margin (NIM): The NIM was 3.51% compared to 3.60% for the linked-quarter and 3.13% for the year-ago quarter.

The Company had a net loss of ($0.12) per share or ($3.4 million) for the third quarter 2010, compared to ($0.01) per share or ($0.3 million) for the linked-quarter. The loss primarily resulted from lower net interest income of $1.1 million as compared to the linked-quarter and a tax adjustment of $1.1 million. Reserve for credit losses was approximately $52.5 million or 4.11% of gross loans compared to approximately $59.3 million or 3.83% at December 31, 2009 (as amended). NPA’s decreased to $129.5 million compared to

$140.1 million for the linked-quarter and delinquent loans decreased to 0.48% of gross loans compared to 0.75% for the linked-quarter and 0.65% at December 31, 2009. Net charge-offs were $9.2 million for the third quarter of 2010 up from $4.9 million for the linked-quarter, mainly due to the linked-quarter included $5.1 million in recoveries as compared to the current quarters recoveries of $0.6 million. Net interest income was lower for the third quarter of 2010 primarily due to reduced interest and loan fee income related to the decline in earning loan volumes. Non-interest income decreased $0.8 million during the third quarter of 2010 when compared to the linked-quarter mainly due to a gain on sales of investment securities of $.6 million recorded in the linked-quarter. When compared to the year-ago period non-interest income was down $5.1 million primarily due to a one-time $3.2 million gain recorded on the sale of the Bank’s credit card merchant business recorded in the year-ago period.

Compared to the linked-quarter, non-interest expense was down by $1.0 million or 5.5% because of lower FDIC and OREO related expenses. In addition, salaries and benefits cost were down $0.5 million or 6.5% from the prior quarter. As compared to the year-ago quarter, noninterest expenses were down by $8.5 million primarily due to decreases in OREO expenses of $6.1 million, salary expenses of $1.1 million and other expenses of $1.1 million for the quarter compared to the year-ago quarter.

At September 30, 2010, Cascade’s loan portfolio was approximately $1.3 billion, down $72.2 million and $399.1 million when compared to the linked-quarter and a year-ago, respectively. Loans have declined primarily due to loan payoffs, reduced demand owing to economic contraction, an increase in loan charge-offs and management’s strategic loan reduction program to mitigate credit risk and preserve capital.

Total deposits at September 30, 2010, were $1.5 billion, down $354.1 million or 19.2% compared to the year-ago quarter mainly as a result of decreases in interest bearing demand and demand deposits.

The NIM was 3.51% for the third quarter of 2010 compared to 3.60% for the linked-quarter and 3.13% for the year-ago period. The linked-quarter decline was mainly due to decreases in loans fees and lower rates on short term interest bearing deposits. Interest bearing deposits (including FRB) held for liquidity purposes totaled $302.8 million or approximately 17% of total assets at September 30, 2010 compared to $319.6 million at December 31, 2009. During the quarter interest bearing funds held at FRB had the effect of lowering the Company’s NIM by approximately 52 basis points because such assets presently earn a low overnight rate of 0.25% which is below the average cost of funds. The Company is required to hold liquid funds per the terms of the Order. In addition, the NIM for this quarter was affected by approximately 7 basis points due to interest reversals on loans placed into a non-performing status.

At September 30, 2010, the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 3.91%, 5.24% and 6.53%, respectively, relatively stable compared to the linked-quarter. However, they do not meet regulatory benchmarks for “adequately-capitalized.” Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively. However, pursuant to the Order, the Bank is required to maintain a Tier 1 leverage ratio of at least 10% to be considered “well-capitalized” Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios at the Company level are lower than those at the Bank, primarily because holding company ratios disallow inclusion of trust preferred debentures which qualify as capital at the Bank itself. Accordingly, the Company’s Tier 1 leverage, Tier risk-based and total risk-based capital ratios were 0.34%, 0.45% and 0.90%, respectively as of September 30, 2010.

Loan portfolio and credit quality

At September 30, 2010, Cascade’s loan portfolio was approximately $1.3 billion, down $72.2 million and $399.1 million when compared to the linked-quarter and a year-ago, respectively. Loans have declined primarily due to loan payoffs, reduced demand owing to economic contraction, an increase in loan charge-offs and management’s strategic loan reduction program which has resulted in lower loan portfolio risk exposure and helped to support regulatory capital ratios. The loan reduction plan has included select loan sales and loan participations as well as non-renewal of mainly transaction only loans where the Company does not consider itself to be the customer’s primary bank based upon the overall balance of its banking and deposit relationship with the customer.

Commercial Real Estate (“CRE”) and Commercial and Industrial (“C&I”) loan portfolios continue to perform in a satisfactory manner given the adverse economic climate. At September 30, 2010, total loans delinquent greater than 30 days were at 0.48% of total loans compared to 0.65% at December 31, 2009. CRE and C&I portfolios at September 30, 2010 were 0.22% and 0.14%, respectively. CRE and C&I delinquencies were 0.11% and 0.18% at December 31, 2009. CRE loans represent the largest portion of Cascade’s portfolio at 53% of total loans and the C&I loans represent 24% of total loans. Credit quality challenges have been centered in the Bank’s residential land development and construction portfolios. Ongoing favorable CRE and C&I credit metrics is attributable to the Company’s underwriting disciplines including guarantor support and secondary sources, as well as its granularity and our avoidance of conduit type lending. However, due to the current economic challenges no assurance can be given that the favorable delinquency rates for CRE and C&I portfolios will continue.

At September 30, 2010, NPA’s were $129.6 million, or 7.1% of total assets compared to $161.0 million or 7.4% of total assets at December 31, 2009. Because of the uncertain real estate market, no assurances can be given as to the timing of ultimate disposition of these NPA’s or that the sale price will be at or above carrying fair value. The orderly resolution of non-performing loans and OREO properties is a priority for management. In the past several quarters the Bank has been able to sell certain OREO properties and non performing loans to investors at or near their carrying value. Carrying values reflect write-downs and charge off amounts previously taken on such assets. However, future sales are subject to uncertainty because of the volatility of property value prices with respect to distressed assets.

At September 30, 2010, the total reserve for credit losses was $52.5 million or 4.11% of total loans compared to $59.3 million or 3.83% at December 31, 2009. Management believes the reserve for credit losses is at an appropriate level based on evaluation and analysis of portfolio credit quality in conjunction with prevailing economic conditions and estimated fair values of collateral supporting non performing loans. The reserve includes approximately $6.9 million or 13.2% in unallocated reserves which reflects qualitative risk factors such as level and trend of charge-off and recoveries; level and trend in delinquencies, nonaccrual loans and impaired loans; and experience, ability, and depth of lending management staff, economic conditions, risk identification practices, loan review influence, loan trends, effects of underwriting practices and changes in policy. With uncertainty as to the depth and duration of the real estate slowdown and its economic effect on the communities within the Bank’s banking markets, we can give no assurances that the reserve will be adequate in future periods or that the level of NPA’s will not increase. Further provisioning and charge-offs may be required before values stabilize. In addition, the level of reserve for loan losses is subject to review by the Bank’s regulatory authorities who may require adjustments to the reserve based on their evaluation of the information available.

Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment of such loans based on the estimated fair value of’ the underlying real estate collateral. OREO is carried at the lower of cost or estimated net realizable value, which is also based on the estimated fair value of the related real estate property. The valuation of real estate collateral and OREO is subjective in nature and may be adjusted in the future because of changes in economic conditions. The valuation of real estate collateral and OREO is also subject to review by Federal and State bank regulatory authorities who may require increases or decreases to carrying amounts based on their evaluation of the information available to them at the time of their examinations of the Bank, in addition to State banking regulations which require periodic mandatory write-downs of OREO. Management considers third-party appraisals, as well as independent fair market value assessments from realtors or persons involved in selling real estate and OREO, in determining the estimated fair value of particular properties. In addition, as certain of these third-party appraisals and independent fair market value assessments are only updated on an annual basis, changes in the values of specific properties may have occurred subsequent to the most recent appraisals. Accordingly, the amounts of any such potential changes — and any related adjustments — are generally recorded at the time such information is received.

Deposits

Total deposits at September 30, 2010, were $1.5 billion, down $87.2 million or 5.5% from the linked-quarter and down $354.1 million or 19.2% compared to the year-ago quarter. In general, deposit balances have declined due to the combination of adverse customer effects of current economic conditions and some migration to too-big-to-fail banks due to uncertainty. Linked-quarter declines were primarily in interest bearing demand (NOW) accounts totaling $59.9 million resulting from the Bank’s active reduction of Oregon public funds.

To provide ongoing customer assurance, nearly 100% of the Bank’s deposits are covered by FDIC insurance and the Company is participating in the FDIC’s TAG program. In that regard, effective July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was passed and FDIC deposit-insurance has been permanently increased to $250,000 effective immediately. The Transaction Guarantee Program (TAG) has been extended to December 31, 2012. The TAG program currently provides unlimited FDIC insurance for non-interest bearing accounts, IOLTAs, and interest-bearing checking accounts with an interest rate of .25 or less, this coverage is separate and in addition to the general limit. Effective December 31, 2010, the TAG program will no longer include or provide unlimited insurance for low-interest NOW accounts or IOLTAs (0.25 interest rate or less). These accounts will be subject to the standard $250,000 coverage.

Consistent with the terms of the Order the Company has reduced its brokered deposits to a negligible level. The Bank’s internet listing service deposits at September 30, 2010 were approximately $283.3 million, an increase of $88.2 million or 45.2% since December 31, 2009 and an increase of $72.2 million from a year-ago. Such deposits are sourced by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account.

RESULTS OF OPERATIONS — Nine Months and Three Months ended September 30, 2010 and 2009

Income Statement Overview

Net Loss

For the nine month and three month periods ended September 30, 2010, Cascade reported a net loss of ($15.1 million) or ($0.54) per share and a net loss of ($3.4 million) or ($0.12) per share, respectively. These losses are significantly lower than the same period in the prior year due to reduced loan loss provision and other credit quality related expenses. Net interest income was down $8.8 million for the nine months and down $2.4 million for the quarter ended September 30, 2010, as compared to the same periods in the prior year, mainly due to lower loan balances and interest foregone on non performing loans. Non-interest income was down 45.0% and 63.4%, respectively, for the nine month and three month periods ended September 30, 2010 primarily due to decreases in all categories with the larger decreases in mortgage revenue and service charges. In addition, the prior year periods included a one-time gain on the sale of business merchant services of $3.2 million. Non-interest expenses are down for the periods presented primarily due to a reduction OREO related expenses as well as decreases in staffing expenses.

Net Interest Income/Net Interest Margin

Net interest income was lower on linked-quarter basis due to lower earning assets and reduced deposit balances. The NIM was 3.51% for the third quarter of 2010 compared to 3.60% for the linked-quarter and 3.13% for the year-ago period. The linked-quarter decline was mainly due to decreases in loans fees and lower rates on short term interest bearing deposits (including FRB balances held for liquidity purposes). The overall cost of funds was down to 1.24% for the quarter ended September 30, 2010 compared to 1.55% for the year-ago quarter. Interest bearing balances held for liquidity purposes with the Federal Reserve Bank reduced the margin by approximately 52 basis points because earnings were below cost of funds. In addition, the NIM for the quarter ended September 30, 2010 was affected by approximately 7 basis points due to interest reversals on loans placed into a non-performing status.

Yields on earning assets during the third quarter of 2010 were 4.86% compared to 4.97% for the linked-quarter and 4.72% for the third quarter of 2009. The decline in yields is mainly a result of declining market rates as well as the effect of interest forgone and reversed on non-performing loans. The average rate paid on interest bearing liabilities for the quarter ended September 30, 2010 was 1.52% compared to 1.55% for the linked-quarter and 1.91% for the third quarter of 2009.

Components of Net Interest Margin

The following table sets forth for the quarters ended September 30, 2010 and 2009 information with regard to average balances of assets and liabilities, as well as total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant average yields or rates, net interest income, net interest spread and net interest margin for the Company (dollars in thousands):

	Quarter ended September 30, 2010			Quarter ended September 30, 2009
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Taxable securities	$123,365	$1,288	4.14%	$101,558	$1,229	4.80%
Non-taxable securities	1,807	17	3.73%	3,566	34	3.78%
Interest bearing balances due from other banks	227,726	139	0.24%	347,880	219	0.25%
Federal funds sold	3,014	1	0.13%	3,919	1	0.10%
Federal Home Loan Bank stock	10,472	—	0.00%	10,472	—	0.00%
Loans(1)(2)(3)	1,317,509	19,185	5.78%	1,734,611	24,608	5.63%
Total earning assets/interest income	1,683,893	20,630	4.86%	2,202,006	26,091	4.70%
Reserve for loan losses	(56,253)			(58,589)
Cash and due from banks	95,606			40,790
Premises and equipment, net	36,104			38,492
Bank-owned life insurance	33,637			33,615
Accrued interest and other assets	75,306			110,247
Total assets	$1,868,293			$2,366,561
Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$638,025	1,101	0.68%	$756,852	1,891	0.99%
Savings deposits	31,053	22	0.28%	33,433	18	0.21%
Time deposits	528,571	2,789	2.09%	729,951	4,647	2.53%
Other borrowings	302,500	1,827	2.40%	314,801	2,261	2.85%
Total interest bearing liabilities/interest expense	1,500,149	5,739	1.52%	1,835,037	8,817	1.91%
Demand deposits	328,130			415,544
Other liabilities	27,571			12,560
Total liabilities	1,855,850			2,263,141
Stockholders’ equity	12,443			103,420
Total liabilities and stockholders’ equity	$1,868,293			$2,366,561
Net interest income		$14,891			$17,274
Net interest spread			3.34%			2.79%
Net interest income to earning assets			3.51%			3.11%

(1)	Average non-accrual loans included in the computation of average loans was approximately $134.6 million for 2010 and $164.9 million for 2009.
(2)	Loan related fees recognized during the period and included in the yield calculation totalled approximately $0.4 million in 2010 and $0.7 million in 2009.
(3)	Includes mortgage loans held for sale.

Analysis of Changes in Interest Income and Expense

The following table shows the dollar amount of increase (decrease) in the Company’s consolidated interest income and expense for the quarter ended September 30, 2010, and attributes such variance to “volume” or “rate” changes. Variances that were immaterial have been allocated equally between rate and volume categories (dollars in thousands):

	Quarter ended September 30, 2010 vs. 2009
	Total	Volume	Rate
Interest income:
Interest and fees on loans	$(5,528)	$(5,942)	$414
Investments and other	(51)	160	(211)
Total interest income	(5,579)	(5,782)	203
Interest expense:
Interest bearing demand	(790)	(297)	(493)
Savings	5	(1)	6
Time deposits	(1,858)	(1,297)	(561)
Other borrowings	(435)	(99)	(336)
Total interest expense	(3,078)	(1,694)	(1,384)
Net interest income	$(2,501)	$(4,088)	$1,587

Loan Loss Provision

The loan loss provision for the nine months ended September 30, 2010 was $19.0 million and for the quarter ended September 30, 2010 was $3.0 million, as compared to $85.0 million and $22.0 million for the nine-month and three-month periods, respectively, a year ago. The decreases in 2010 were primarily due to stabilizing credit quality profile and lower absolute and relative charge-offs than in the prior periods. Last year the Company’s adverse trend in NPA’s peaked in March 2009. Since that time both the frequency and severity of charge-offs has abated somewhat.

As of September 30, 2010, the Bank is maintaining its level of reserves for credit losses (reserve for loan losses and loan commitments) of approximately $52 million or 4.11% of gross loans, down slightly from 4.28% for the linked-quarter, but comparable to the balance of reserves for the amended periods of December 31, 2009 and March 31, 2010 of 3.83% and 4.16%, respectively. In addition, the Bank has maintained solid levels of pooled and unallocated reserves in consideration of qualitative factors including the continued uncertainty of the economic environment. The level of reserve for loan losses is subject to review by the Bank’s regulatory authorities who may require adjustments to the reserve based on their evaluation and opinion of economic and industry factors as well as specific loans in the portfolio. For further discussion, see “Critical Accounting Policies — Reserve for Credit Losses” above and “Loan Portfolio and Credit Quality” under “Financial Condition — As of December 31, 2009” below. There can be no assurance that the reserve for credit losses will be sufficient to cover actual loan related losses. See the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2009, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above, and elsewhere in this proxy statement.

Non-Interest Income

Non-interest income as reported for the nine and three months ended September 30, 2010, decreased 45.0% and 63.4%, respectively, compared to the year ago periods. However, the prior year periods included a one-time gain on the sale of business merchant services of $3.2 million and when adjusted out the decreases in non-interest income for the nine months and three months ended September 30, 2010 are 33.0% and 38.8%, respectively. The adjusted decreases are generally a function of slowing economic activity affecting service charge revenue, net mortgage revenue and a decrease in card issuer and merchant services fees. Service charges were down $1.6 million and $0.8 million for the nine-month and three-month periods primarily due to less usage of overdraft protection while net mortgage revenue was off $2.3 million year-to-date due to a decrease in mortgage originations of 86.3% compared to the same period in 2009.

Non-Interest Expense

Non-interest expense decreased 19.1% and 33.2% for the nine and three months ended September 30, 2010, respectively. The 2010 decreases are primarily due to a reduction in salaries and employee benefits expense of 12.0% year-to-date and lower costs and valuation adjustments to OREO for both the nine month and three month periods of 2010 compared to the same periods a year ago. OREO costs for the nine months ended September 30, 2010 were $5.2 million compared to $6.7 million for the year-ago period.

Income Taxes

During the three months ended September 30, 2010 the IRS commenced a required examination of the Company’s 2009 tax year and December 31, 2009 income tax receivable of $43.3 million. In connection therewith and in completion of the 2009 income tax examination, the Company settled with the IRS’ field examiner and recorded a provision for income taxes of $1.1 million for the three months ended September 30, 2010. The provision for income taxes of $0.5 million for the nine months ended September 30, 2010 also reflects adjustments to the 2009 income tax receivable. During the three month and nine month periods ended September 30, 2009, the Company recorded income tax benefits of $9,744 and $31,367, respectively, as management believed at that time that it was more likely than not that such benefits would be received. Effective December 31, 2009, management determined that there should be a 100% valuation allowance against the Company’s net deferred tax assets.

As of September 30, 2010, the Company maintained a valuation allowance of $37.4 million against the deferred tax asset balance of $36.3 million, for a net deferred tax credit of $1.1 million. This amount represented a $0.1 million increase from year-end 2009 due to an increase in gross unrealized gains in the Company’s investment portfolio during the nine months ended September 30, 2010. The Company’s future net deferred tax asset or liability will continue to be impacted by changes in the gross unrealized gains/losses on the Company’s investment portfolio. For discussion of the Company’s deferred income tax assets see “Critical Accounting Policies — Deferred Income Taxes” included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

Results of Operations — Years ended December 31, 2009, 2008 and 2007

Net Income/Loss

The Company recorded a net loss of ($114.8) million (or $4.10) per share in 2009 compared to a net loss of ($134.6) million or ($4.82) per share for 2008 and net income of $30.0 million in 2007 or $1.05 per share. The loss in 2009 primarily resulted from a decrease in net interest income of $22.7 million, $134.0 million loan loss provision, a valuation allowance against our deferred tax assets of $35.5 million, and OREO expenses of $23.1 million. The loss in 2008 mainly resulted from the Company’s non-cash impairment of goodwill in the amount of $105.0 million, a $99.6 million loan loss provision as well as a decrease in net interest income of $13.1 million.

Net Interest Income/Net Interest Margin

For most financial institutions, including the Company, the primary component of earnings is net interest income. Net interest income is the difference between interest income earned, principally from loans and investment securities portfolio, and interest paid, principally on customer deposits and borrowings. Changes in net interest income typically result from changes in volume, spread and margin. Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Margin refers to net interest income divided by interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

Total interest income decreased approximately $31.0 million (or 22.5%) for 2009 due mainly to lower average earning assets and interest reversals and interest foregone on non-performing loans. In 2008 interest income was down by $33.5 million (or 19.5%) as compared to 2007 primarily because of lower average yields, including interest reversed, and interest foregone on non-performing loans. Total interest expense declined by approximately $8.2 million (or 19.4%) for 2009 primarily due to lower rates. Interest expense dropped $20.4 million (or 32.4%) for 2008 as compared to 2007 as a result of lower rates and reduced volumes of interest bearing deposits and borrowings. Accordingly, net interest income decreased to $72.7 million or 23.8% in 2009 over 2008. Net interest income decreased $13.1 million or 12.1% in 2008 over 2007. Yields earned on assets decreased to 5.03% for 2009 as compared to 6.40% in 2008 and 8.21% in 2007. Meanwhile, the average rates paid on interest bearing liabilities for 2009 decreased to 1.93% compared to 2.49% in 2008 and 4.01% in 2007.

The Company’s net interest margin (NIM) decreased to 3.43% for 2009 as compared to 4.44% for 2008. Three factors contributed to the lower NIM for the year ended December 31, 2009, including interest forgone and reversed on NPA’s, an elevated level of assets held at the FRB for contingent liquidity purposes, lower average customer balances in non-interest bearing deposit accounts, and the effect of lower market interest rates on the Company’s asset and liability mix. The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. The Company’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets.

Components of Net Interest Margin

The following table presents further analysis of the components of Cascade’s net interest margin and sets forth for 2009, 2008, and 2007 information with regard to average balances of assets and liabilities, as well as total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant average yields or rates, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities for the Company:

	Year ended December 31, 2009			Year ended December 31, 2008			Year ended December 31, 2007
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets	(Restated)
Taxable securities	$101,033	$5,085	5.03%	$85,034	$4,462	5.25%	$93,793	$5,259	5.61%
Non-taxable securities(1)	3,643	186	5.11%	5,211	255	4.89%	7,952	283	3.56%
Interest bearing balances due from FRB and FHLB	209,451	486	0.23%	13	—	0.00%	3,735	195	5.22%
Federal funds sold	7,454	17	0.23%	2,026	31	1.53%	3,910	187	4.78%
Federal Home Loan Bank stock	10,472	—	0.00%	11,458	111	0.97%	6,991	42	0.60%
Loans(1)(2)(3)(4)	1,798,723	101,507	5.64%	2,054,199	133,346	6.49%	1,974,435	165,690	8.39%
Total earning assets	2,130,776	107,281	5.03%	2,157,941	138,205	6.40%	2,090,816	171,656	8.21%
Reserve for loan losses	(57,268)			(38,827)			(24,498)
Cash and due from banks	37,836			48,341			55,427
Premises and equipment, net	38,805			37,273			38,307
Other Assets	145,440			207,094			178,682
Total assets	$2,295,589			$2,411,822			$2,338,734
Liabilities and Stockholders’ Equity
Int. bearing demand deposits	$735,667	7,267	0.99%	$844,136	15,540	1.84%	$889,069	30,727	3.46%
Savings deposits	33,275	73	0.22%	36,761	135	0.37%	41,327	202	0.49%
Time deposits	688,430	17,915	2.60%	386,990	12,850	3.32%	340,324	15,804	4.64%
Other borrowings	312,301	8,880	2.84%	434,112	13,846	3.19%	294,854	15,991	5.42%
Total interest bearing liabilities	1,769,673	34,135	1.93%	1,701,999	42,371	2.49%	1,565,574	62,724	4.01%
Demand deposits	407,344			407,980			469,015
Other liabilities	8,659			20,904			29,590
Total liabilities	2,185,676			2,130,883			2,064,179
Stockholders’ equity	109,913			280,939			274,555
Total liabilities & equity	$2,295,589			$2,411,822			$2,338,734
Net interest income		$73,146			$95,834			$108,932
Net interest spread			3.11%			3.92%			4.20%
Net interest income to earning assets			3.43%			4.44%			5.23%

(1)	Tax-exempt income has been adjusted to a tax-equivalent basis at a rate of 35%.
(2)	Average non-accrual loans included in the computation of average loans for 2009 was $156.9 million, $86.3 million for 2008 and $5.8 million in 2007.
(3)	Loan related fees recognized during the period and included in the yield calculation were $3.2 million in 2009, $4.6 million in 2008 and $5.8 million in 2007.
(4)	Includes mortgage loans held for sale.

Changes in Interest Income and Expense

The following table shows the dollar amount of the increase (decrease) in the Company’s consolidated interest income and expense, and attributes such variance to “volume” or “rate” changes. Variances that were immaterial have been allocated equally between rate and volume categories:

	Year ended December 31,
	2009 over 2008			2008 over 2007
	Total Increase (Decrease)	Amount of Change Attributed to		Total Increase (Decrease)	Amount of Change Attributed to
(dollars in thousands)		Volume	Rate		Volume	Rate
Interest income:
Interest and fees on loans	$(31,839)	$(16,584)	$(15,255)	$(32,344)	$6,694	$(39,038)
Taxable securities	627	840	(213)	(797)	(491)	(306)
Non-taxable securities	(69)	(77)	8	(28)	(98)	70
Interest bearing balances due from FRB and FHLB	482	0	482	(195)	(194)	(1)
Federal Home Loan Bank stock	(111)	(10)	(101)	69	27	42
Federal funds sold	(14)	83	(97)	(156)	(90)	(66)
Total interest income	(30,924)	(15,748)	(15,176)	(33,451)	5,848	(39,299)
Interest expense:
Interest on deposits:
Interest bearing demand	(8,273)	(1,997)	(6,276)	(15,187)	(1,553)	(13,634)
Savings	(62)	(13)	(49)	(67)	(22)	(45)
Time	5,065	10,009	(4,944)	(2,954)	2,167	(5,121)
Other borrowings	(4,966)	(3,885)	(1,081)	(2,145)	7,552	(9,697)
Total interest expense	(8,236)	4,114	(12,350)	(20,353)	8,144	(28,497)
Net interest income	$(22,688)	$(19,862)	$(2,826)	$(13,098)	$(2,296)	$(10,802)

Loan Loss Provision

At December 31, 2009, the reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) was 3.83% of outstanding loans, as compared to 2.46% for 2008 and 1.81% in 2007. The loan loss provision was $134.0 million in 2009, $99.6 million in 2008 and $19.4 million in 2007. Provision expense is determined by the Company’s ongoing analytical and evaluative assessment of the adequacy of the reserve for credit losses. At December 31, 2009, management believes that its reserve for credit losses is at an appropriate level under current circumstances and prevailing economic conditions. For further discussion, see “Reserve for Credit Losses” below. There can be no assurance that the reserve for credit losses will be sufficient to cover actual loan related losses or that additional provision expense will not be required should economic conditions remain adverse. See the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2009, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above, and elsewhere in this proxy statement.

Non-interest Income

Total non-interest income decreased 8.1% in 2009 compared to 2008 after excluding the one-time gain of $3.2 million on the sale of the merchant card processing business. Service charges on deposit accounts were down $1.3 million, card issuer and merchant service fees were down $0.7 million and earnings on bank-owned life insurance was down $0.2 million. These decreases were partially offset by increases in mortgage banking income, gains on sales of investment securities available-for-sale and other income. Non-interest income decreased 5.8% in 2008 compared to 2007 mainly due to earnings on bank-owned life insurance resulting from lowered investment returns in the volatile securities markets that persisted in 2008.

Mortgage Banking Income — Home Mortgage Originations and Mortgage Related Revenue

The Company provides residential mortgage services on a direct to customer basis and does no business through third party (brokerage) channels. The Company has focused its originations in conventional mortgage products while avoiding sub-prime/option-ARM type products. The low delinquency rate within the Company’s loan servicing portfolio underscores this long-held discipline in mortgage origination. At December 31, 2009, the portfolio contained about 3,750 mortgage loans totaling $543 million with a delinquency rate of loans past due >30 days of only 2.58%, notably below the Mortgage Bankers Association (MBA) national mortgage delinquency rate of 14.41% at September 30, 2009.

Residential mortgage originations totaled $177.2 million in 2009, up 45.4% when compared to $121.7 million in 2008. Related net mortgage revenue was $2.8 million, an increase of 34.6% compared to $2.1 million for the previous year. Non-Interest income arising from mortgage servicing totaled approximately $2.7 million in 2007. The general level and direction of interest rates directly influence the volume and profitability of the yield curve in mortgage banking. A lower interest rate climate continued in 2009 and 2008 which had the affect of decreasing the profitability of mortgage banking due to a lower interest rate yield curve.

Historically, the Company sold a predominant portion of its residential mortgage loans to Fannie Mae, a U.S. Government sponsored enterprise and other secondary market investors. The Company services such loans for Fannie Mae and is paid approximately .25% per annum on the outstanding balances for providing this service. Such revenues are included in the above mortgage banking results. Mortgages serviced for Fannie Mae totaled $542.9 million at December 31, 2009, an increase over $512.2 million at December 31, 2008 and an increase over $494.0 million at December 31, 2007. The related Mortgage Servicing Rights (MSRs) were approximately $3.9 million in 2009 and $3.6 million in 2008.

As described in our Annual Report on Form 10-K/A for the year ended December 31, 2009 under “Recent Developments”, the Bank received a letter from FNMA advising that the Bank failed to meet FNMA’s minimum required Total Risk Based Capital ratio of 10% as of September 30, 2009. The letter stated that the Bank was being suspended as a Fannie Mae Seller/Servicer effective immediately. It was noted that failure to meet applicable standards would result in termination of the Bank’s Selling and Servicing Contract. As of December 31, 2009, and through the date of this report, the Bank does not meet FNMA’s minimum financial standards. As a result, the Company may not sell mortgage loans to FNMA and FNMA may terminate its agreement to allow the Company to service FNMA loans in the future. Mortgage loans not sold to the Federal National Mortgage Association (“Fannie Mae” or “FNMA”), are generally sold servicing released to other secondary market investors. Loans sold on this basis generate no future servicing fees for the Company.

The estimated fair value of mortgage servicing rights (“MSR”) portfolio is estimated to exceed book value by amounts ranging from $0.8 million to $1.9 million. The Company capitalizes the estimated market value of MSRs into income upon the sale of each originated mortgage loan. The Company amortizes MSRs in proportion to the servicing income it receives from Fannie Mae over the estimated life of the underlying mortgages, considering prepayment expectations and refinancing patterns. In addition, the Company amortizes, in full, any remaining MSRs balance that is specifically associated with a serviced loan that is refinanced or paid-off. At December 31, 2009, expressed as a percentage of loans serviced, the book value of MSR was .73% of serviced mortgage loans, while fair value was approximately .97% of serviced mortgages. Fair value as a percentage of loans serviced was estimated at .89% a year earlier.

Effective April 30, 2010, the Company executed an agreement to sell its mortgage servicing assets. See “Recent Developments” above.

Non-interest Expenses

Non-interest expense for 2009 decreased 45.5% to $94.7 million as compared to 2008. After adjusting for the non-cash goodwill impairment charge recorded in 2008, non-interest expense for 2009 increased $26.1 million or 38.0%. The increases in 2009 are attributable to increases in OREO related costs, FDIC insurance, and other professional services, partially offset by a reduction in salaries and employee benefits expense.

OREO expenses were $23.1 million in 2009 compared to $8.4 million in 2008 and were only $0.1 million in 2007. OREO costs and valuation adjustments increased $14.7 million for 2009 compared to 2008, primarily due to depressed real estate values on foreclosed land development properties. In addition, FDIC deposit insurance assessments increased $5.2 million or 305.7% in 2009 when compared to 2008, reflecting the FDIC’s higher base assessment rate for 2009 and expenses related to the FDIC’s industry-wide emergency special assessment in the second quarter. FDIC premiums have increased due to the rise in financial institution failures in 2008 and 2009, the Company’s voluntary participation in the Temporary Liquidity Guarantee Program and the FDIC’s rates applicable to banks in the Company’s regulatory classification. Professional fees increased $4.5 million or 175.3% which includes legal, accounting and other professional services in connection with the Company’s efforts to raise capital in the fourth quarter of 2009. Meanwhile, the Company continued to see a reduction in salary expenses, and employee benefits expenses declined as staffing continues to be trimmed in response to the slowing economy, no executive bonuses were paid in 2008, or 2009. Total non-interest expense for 2008 increased 177.5% to $173.7 million as compared to 2007 primarily due to the noncash after-tax goodwill impairment charge and expenses related to the Company’s OREO properties. Human resource costs were down in 2008 compared to 2007 as executive bonuses were foregone in both 2007 and 2008.The Company’s efficiency ratio was 99.9% in 2009 compared to 150.6% in 2008.

Income Taxes

As of December 31, 2009, the Company had recorded refundable income taxes receivable of approximately $43.3 million related to the carryback of operating losses to prior years and had provided a $35.5 million charge to create a full valuation allowance against its deferred tax assets. For discussion of the Company’s deferred income tax assets see “Critical Accounting Policies — Deferred Income Taxes” in our Annual Report on Form 10-K/A for the year ended December 31, 2009.

Financial Condition — As of September 30, 2010

Balance Sheet Overview

As compared to year-end 2009 total assets have declined to $1.8 billion at September 30, 2010 mainly because of continued reduction in loan portfolio. Total deposits are similarly lower due to the combination of adverse customer effects of current economic conditions and some migration to too-big-to-fail banks due to uncertainty. Time deposits are down mainly as a result of a decrease in brokered deposits of $116.5 million since year-end that have been partially offset with an increase in internet deposits. Cash and cash equivalents were $331.7 million or 18.1% of total assets at September 30, 20109. Total loans have been reduced by $271.0 million as compared to year-end 2009. The reduction in loan balances has resulted in lower credit risk exposure and has helped to support the Bank’s regulatory capital ratios. Net charge-offs of $26.1 million for the nine months ended September 30, 2010, also contributed to the overall reduction in loan balances.

The Company had no material off balance sheet derivative financial instruments as of September 30, 2010 and December 31, 2009.

Off-Balance Sheet Arrangements

A summary of the Bank’s off-balance sheet commitments at September 30, 2010 and December 31, 2009 is included in the following table (dollars in thousands):

	September 30, 2010	December 31, 2009
Commitments to extend credit	$177,888	$253,362
Commitments under credit card lines of credit	26,325	28,455
Standby letters of credit	3,384	6,932
Total off-balance sheet financial instruments	$207,597	$288,749

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank applies established credit related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by the Bank upon the extension of credit, is based on management’s credit evaluation of the counterparty.

The Bank typically does not obtain collateral related to credit card commitments. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the commitment. If the commitment were funded, the Bank would be entitled to seek recovery from the customer. The Bank’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those involved in extending loans to customers. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

There are no other obligations or liabilities of the Company arising from its off-balance sheet arrangements that are or are reasonably likely to become material. In addition, the Company knows of no event, demand, commitment, trend or uncertainty that will result in or is reasonably likely to result in the termination or material reduction in availability of the off-balance sheet arrangements.

Stockholder’s Equity

The Company’s total stockholders’ equity at September 30, 2010 was $8.8 million, a decrease of $14.5 million from December 31, 2009. The decrease primarily resulted from a net loss for the nine months ended September 30, 2010.

Financial Condition — As of December 31, 2009

Balance Sheet Overview

At December 31, 2009 total assets were down 4.7% to $2.17 billion compared to year-end 2008. Cash and cash equivalents increased $310.4 million or 14.3% of total assets at December 31, 2009 compared to a negligible percentage at year-end 2008. Total loans have been reduced by $408.5 million to $1.5 billion at December 31, 2009 compared to $1.9 billion at year-end 2008, primarily due to initiative to reduce loans to customers where deposit relationships are not a meaningful part of the overall banking relationship. A portion of the reduction in loan balances was the result of net loan charge-offs of $122.6 million for 2009. The reduction in loan balances has resulted in lower credit risk exposure and has helped to support the Bank’s regulatory capital ratios.

Funding sources have increased in 2009, including TLGP debt issuance and internet listing service deposits. These increases also offset reduced core deposits that have trended down due to the ongoing effects of an adverse economy on local markets. Deposits have also been impacted due to provisions of the Order limiting the use of brokered deposits with deposits showing an increase of only 1.2% in 2009 over 2008.

The following sections provide detailed analysis of the Company’s financial condition, describing its investment securities, loan portfolio composition and credit risk management practices (including those related to the loan loss reserve), as well as its deposits, and capital position.

Investment Securities

The following table shows the carrying value of the Company’s portfolio of investments at December 31, 2009, 2008, and 2007:

	December 31,
(dollars in thousands)	2009	2008	2007
U.S. Agency and non-agency mortgage-backed securities (MBS)	$116,639	$93,534	$65,202
U.S. Government and agency securities	7,481	8,726	10,497
Obligations of state and political subdivisions	3,606	3,741	6,917
U.S. Agency asset-backed securities	7,586	3,260	3,538
Total debt securities	135,312	109,261	86,154
Mutual fund	451	430	412
Equity securities	—	—	449
Total investment securities	$135,763	$109,691	$87,015

MBS are mainly adjustable rate (ARM) MBS. Prepayment speeds on mortgages underlying MBS may cause the average life of such securities to be shorter (or longer) than expected.

The Company’s investment portfolio increased by $26.1 million, or 23.8% from December 31, 2008 to December 31, 2009 as a result of increased purchase activity during the year. The following is a summary of the contractual maturities and weighted average yields of investment securities at December 31, 2009:

(dollars in thousands) Type and maturity	Carrying Value	Weighted Average Yield(1)
U.S. Agency and non-agency mortgage-backed securities
Due after 5 but within 10 years	$875	5.19%
Due after 10 years	115,764	4.49%
Total U.S. Agency mortgage-backed securities	116,639	4.49%
U.S. Government and Agency Securities
Due after 5 but within 10 years	7,481	2.25%
Total U.S. Government and Agency Securities	7,481	2.25%
State and Political Subdivisions(1)
Due within 1 year	200	3.25%
Due after 1 but within 5 years	2,202	3.87%
Due after 5 but within 10 years	1,204	4.04%
Total State and Political Subdivisions	3,606	3.89%
U.S. Agency asset-backed securities
Due within 1 year	1,336	5.24%
Due after 1 but within 5 years	677	5.39%
Due after 10 years	5,573	6.50%
Total U.S. Agency asset-backed securities	7,586	6.18%
Total debt securities	135,312	4.45%
Mutual fund	451	4.57%
Total Securities	$135,763	4.45%

(1)	Yields on tax-exempt securities have been stated on a tax equivalent basis.

The average years to maturity of the Company’s investment portfolio was 7.9 years at December 31, 2009 compared to 6.5 years at December 31, 2008. Duration of the portfolio is lower than average life since many of the securities are adjustable rate mortgage securities (ARM’s) with annual interest rate adjustments.

Investments are mainly classified as “available for sale” and consist mainly of MBS and Agency notes backed by government sponsored enterprises, such as the Government National Mortgage Association (“Ginnie Mae”), FNMA and FHLB. The Company regularly reviews its investment portfolio to determine whether any securities are other than temporarily impaired. The Company did not invest in securities backed by sub-prime mortgages and believes its investment portfolio has negligible exposure to such risk at this date. At December 31, 2009, the investment portfolio had gross unrealized losses on available-for-sale securities of approximately $1.4 million and management does not believe that these unrealized losses are other-than-temporary.

Loan Portfolio and Credit Quality

Loan Portfolio Composition.  Net loans represented 69% of total assets as of December 31, 2009. The Company makes substantially all of its loans to customers located within the Company’s service areas. As a result of the economic conditions and characteristics of the Company’s primary markets, including among others, the historical rapid growth in population and the nature of the tourism and service industry found in much of its market areas, Cascade’s loan portfolio has historically been concentrated in real estate related loans. The Company is presently working to reduce its construction/lot portfolio in response to the challenging real estate economy. However achieving significant reduction could prove problematic without some improvement in economic conditions and market liquidity as well as in pricing of related real estate assets. Because of the nature of its markets, real estate lending is expected to continue as a major concentration within the loan portfolio. The Company has no significant agricultural loans.

The following table presents the composition of the Company’s loan portfolio, at the dates indicated:

(dollars in thousands)	2009	% of gross loans	2008	% of gross loans	2007	% of gross loans	2006	% of gross loans	2005	% of gross loans
	(Restated)
Commercial	$420,155	27%	$582,831	30%	$606,408	30%	$560,728	30%	$320,619	31%
Real Estate:
Construction/lot:	308,346	20%	517,721	26%	686,829	34%	588,251	31%	220,230	21%
Mortgage	93,465	6%	96,248	5%	88,509	4%	80,860	4%	56,724	5%
Commercial	675,728	44%	703,149	36%	612,694	30%	606,340	32%	417,580	40%
Consumer	49,982	3%	56,235	3%	47,038	2%	51,083	3%	34,551	3%
Total loans	1,547,676	100%	1,956,184	100%	2,041,478	100%	1,887,262	100%	1,049,704	100%
Less:
Reserve for loan losses	58,586		47,166		33,875		23,585		14,688
Total loans, net	$1,489,090		$1,909,018		$2,007,603		$1,863,677		$1,035,016

The following table provides the geographic distribution of the Company’s loan portfolio by region as a percent of total company-wide loans at December 31, 2009:

(dollars in thousands)	Central Oregon	% of gross loans	Northwest Oregon	% of gross loans	Southern Oregon	% of gross loans	Idaho	% of gross loans	Total	% of gross loans
Commercial	$146,640	26%	$108,635	30%	$42,811	20%	$122,069	30%	$420,155	27%
Real Estate:
Construction/lot	97,496	17%	93,192	25%	41,982	19%	75,676	19%	308,346	20%
Mortgage	39,018	7%	8,874	2%	8,318	4%	37,255	9%	93,465	6%
Commercial	255,286	46%	151,683	41%	118,476	55%	150,283	38%	675,728	44%
Consumer	23,119	4%	5,853	2%	3,915	2%	17,095	4%	49,982	3%
Total loans	$561,559	100%	$368,237	100%	$215,502	100%	$402,378	100%	$1,547,676	100%

At December 31, 2009, the contractual maturities of all loans by category were as follows:

(dollars in thousands) Loan Category	Due within one year	Due after one year, but within five years	Due after five years	Total
Commercial	$195,145	$174,265	$50,745	$420,155
Real Estate:
Construction/Lot	225,224	57,273	25,849	308,346
Mortgage	5,344	29,634	58,487	93,465
Commercial	16,610	202,561	456,557	675,728
Consumer	2,807	20,989	26,186	49,982
	$445,130	$484,722	$617,824	$1,547,676

At December 31, 2009, variable and adjustable rate loans contractually due after one year totaled $991.7 million and loans with predetermined or fixed rates due after one year totaled $110.8 million.

Real Estate Loan Concentration Risk.  Real estate loans have historically represented a significant portion of the Company’s overall loan portfolio and real estate is frequently a material component of collateral for the Company’s loans. Approximately two-thirds of total loans have exposure to real estate, including construction and lot loans (comprised of land development plus residential and commercial construction loan types), commercial real estate loans, residential mortgage loans, and consumer real estate. Risks associated with real estate loans include fluctuating land values, demand and prices for housing or commercial properties, national, regional and local economic conditions, changes in tax policies, and concentration within the Bank’s market area.

The following paragraphs provide information on portions of the Company’s real estate loan portfolio, specifically Construction/lot and Commercial Real Estate. All such lending activities are subject to the varied risks of real estate lending. The Company’s loan origination process requires specialized underwriting, collateral and approval procedures, which mitigates, but does not eliminate the risk that loans may not be repaid. Note that the minor balance differences between the preceding and following tables are a result of the inclusion of net deferred loan fees in the above tables.

(a) Residential land development category.  This category is included in the construction/lot portfolio balances above, and represents loans made to developers for the purpose of acquiring raw land and/or for the subsequent development and sale of residential lots. Such loans typically finance land purchase and infrastructure development of properties (i.e. roads, utilities, etc.) with the aim of making improved lots ready for subsequent sale to consumers or builders for ultimate construction of residential units. The primary source of repayment of such loans is generally the cash flow from developer sale of lots or improved parcels of land while real estate collateral, secondary sources and personal guarantees may provide an additional measure of security for such loans. The nationwide downturn in real estate has continued to slow down lot and home sales within the Company’s markets. This has adversely impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower liquidity and collateral values. Weakness in this category of loans has contributed significantly to the elevated level of provision for loan losses in 2009 and 2008. The situation continues to be closely monitored and an elevated level of provisioning may be required should deterioration continue.

(dollars in thousands)	2009	% of category	% of Constr/ lot portfolio	% of gross loans	2008
Residential Land Development:
Raw Land	$35,258	37%	11%	2%	$72,329
Land Development	51,240	54%	16%	3%	112,234
Speculative Lots	7,981	9%	3%	1%	14,855
	$94,479	100%	30%	6%	$199,418
Geographic distribution by region:
Central Oregon	$48,176	51%	15%	3%	$74,209
Northwest Oregon	4,095	4%	1%	0%	4,670
Southern Oregon	8,437	9%	3%	1%	12,723
Total Oregon	60,708	64%	19%	4%	91,602
Idaho	33,771	36%	11%	2%	107,816
Grand total	$94,479	100%	30%	6%	$199,418

(b) Residential construction category.  This category is included in the construction/lot portfolio balances above, and represents financing of homeowner or builder construction of new residences and condominiums where the obligor generally intends to own the home upon construction (pre-sold), or builder construction of homes for resale (speculative construction).

Pre-sold construction loans are underwritten to facilitate permanent mortgage (take-out) financing at the end of the construction phase. Especially with the turmoil in mortgage markets of the last year, no assurance can be made that committed take-out financing will be available at conclusion of construction.

Speculative construction lending finances builders/contractors who rely on the sale of completed homes to repay loans. The Bank may finance construction costs within residential subdivisions or on a custom site basis. Speculative construction loans decreased in 2009 as a result of the nationwide downturn in residential real estate. This may impact certain builders by lengthening the marketing period for constructed homes and negatively affecting borrower liquidity and collateral values.

(dollars in thousands)	2009	% of category	% of Constr/ lot portfolio	% of gross loans	2008
Residential Construction
Pre sold	$10,115	21%	3%	0%	$62,153
Lots	11,493	24%	4%	1%	17,331
Speculative Construction	26,819	55%	9%	2%	28,461
	$48,427	100%	16%	3%	$107,945
Geographic distribution by region:
Central Oregon	$24,304	50%	8%	2%	$43,593
Northwest Oregon	7,246	15%	2%	0%	30,445
Southern Oregon	3,124	6%	1%	0%	5,798
Total Oregon	34,674	72%	11%	2%	79,836
Idaho	13,753	28%	4%	1%	28,109
Grand total	$48,427	100%	16%	3%	$107,945

(c) Commercial construction category.  This category is included in the construction/lot portfolio balances above, and represents lending to finance the construction or development of commercial properties. Obligors may be the business owner/occupier of the building who intends to operate its business from the property upon construction, or non owner (speculative) developers. The expected source of repayment of these loans is typically the sale or refinancing of the project upon completion of the construction phase. In certain circumstances, the Company may provide or commit to take-out financing upon construction. Take-out financing is subject to the project meeting specific underwriting guidelines.

The overall decline in 2009 in our commercial construction portfolio is mainly related to project completions. While our portfolios of these types of loans have not experienced the severe credit quality challenges experienced in residential construction projects, there can be no assurance that the credit quality in these portfolios will not be impacted should present challenging economic conditions persist. No assurance can be given that losses will not exceed the estimates that are currently included in the reserve for credit losses, which could adversely affect the Company’s financial conditions and results of operations.

(dollars in thousands)	2009	% of category	% of Constr/ lot portfolio	% of gross loans	2008
Commercial Construction:
Pre sold	$29,080	18%	9%	2%	$27,826
Lots	9,822	6%	3%	1%	16,404
Speculative	99,957	60%	33%	6%	143,719
Speculative Lots	26,581	16%	9%	2%	22,409
	$165,440	100%	54%	11%	$210,358
Geographic distribution by region:
Central Oregon	$24,674	15%	8%	2%	$49,817
Northwest Oregon	82,059	50%	27%	5%	83,720
Southern Oregon	30,467	18%	10%	2%	33,837
Total Oregon	137,200	83%	45%	9%	167,374
Idaho	28,240	17%	9%	2%	42,984
Grand total	$165,440	100%	54%	11%	$210,358

(d) Commercial real estate (CRE) portfolio.  This $675.7 million portfolio generally represents loans to finance retail, office and industrial commercial properties. The expected source of repayment of CRE loans is generally the operations of the borrower’s business, rents or the obligor’s personal income. CRE loans represent approximately 44% of total loans outstanding as of December 31, 2009. Approximately 52% of CRE loans are made to owner-occupied users of the commercial property, while 48% of CRE loans are to obligors who do not directly occupy the property. Management believes that lending to owner-occupied businesses may mitigate, but not eliminate, commercial real estate risk. The average loan in the CRE portfolio is only about $0.6 million and 86% of balances are represented in loans under $5 million. This granular and well diversified portfolio has maintained low delinquency and only modest deterioration in the present downturn. However no assurance can be given that residential real estate or other economic factors will not adversely impact the CRE portfolio.

	2009	% of total CRE	% of gross loans	2008
Commercial Real Estate:
Owner occupied	$348,732	52%	22%	$358,232
Non-owner occupied	326,996	48%	21%	344,917
	$675,728	100%	44%	$703,149

The following table provides the geographic distribution of the Company’s CRE loan portfolio by region as a percent of total company-wide CRE loans at December 31, 2009:

	Central Oregon	% of total CRE loans	Northwest Oregon	% of total CRE loans	Southern Oregon	% of total CRE loans	Idaho	% of total CRE loans	Total
Commercial Real Estate:
Owner occupied	$148,993	10%	$42,290	3%	$71,006	5%	$86,443	6%	$348,732
Non-owner occupied	105,122	7%	109,911	7%	47,654	3%	64,309	4%	$326,996
Total loans	$254,115	17%	$152,201	10%	$118,660	8%	$150,752	10%	$675,728

Lending and Credit Management.  The Company has a comprehensive risk management process to control, underwrite, monitor and manage credit risk in lending. The underwriting of loans relies principally on an analysis of an obligor’s historical and prospective cash flow augmented by collateral assessment, credit bureau information, as well as business plan assessment. Ongoing loan portfolio monitoring is performed by a centralized credit administration function including review and testing of compliance to loan policies and procedures. Internal and external auditors and bank regulatory examiners periodically sample and test certain credit files as well. Risk of nonpayment exists with respect to all loans, which could result in the classification of such loans as non-performing. Certain specific types of risks are associated with different types of loans.

Reserve for Credit Losses.  On August 3, 2010, the Company determined that it would restate its audited consolidated financial statements as of and for the year ended December 31, 2009 primarily related to the reserve for loan losses and loan loss provision. See explanatory note on page 3 of our Annual Report on Form 10-K/A for the year ended December 31, 2009. As a result of the restatement, the December 31, 2009 reserve for loan losses increased to $58.6 million from the previously reported $37.6 million. The loan loss provision for the year ended December 31, 2009 increased from $113.0 million to $134.0 million. This restatement is related to an examination by banking regulators of the Bank that commenced on March 15, 2010 and is related to the reserve for loan losses and loan loss provision. In connection with the examination, the regulators provided additional information to the Company on July 29, 2010 which resulted in management refining and enhancing its model for calculating the reserve for loan losses by considering an expanded scope of information and augmenting the qualitative and judgmental factors used to estimate potential losses inherent in the loan portfolio.

The reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) represents management’s recognition of the assumed and present risks of extending credit and the possible inability or failure of the obligors to make repayment. The reserve is maintained at a level considered adequate to provide for losses on loans and unfunded commitments based on management’s current assessment of a variety of current factors affecting the loan portfolio. Such factors include loss experience, review of problem loans, current economic conditions, and an overall evaluation of the quality, risk characteristics and concentration of loans in the portfolio. The level of reserve for credit losses is also subject to review by the bank regulatory authorities who may require increases to the reserve based on their evaluation of the information available to it at the time of its examination of the Bank. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries. As stated above, as a result of the regulatory examination of the Bank, which required a restatement of the Bank’s Call Report for the year ended December 31, 2009, management is refining and enhancing its model for calculating the reserve for loan losses by considering an expanded scope of information and augmenting the qualitative and judgmental factors used to estimate potential losses inherent in the loan portfolio. See “Income Statement Overview — Loan Loss Provision” under “Results of Operations — Years ended December 31, 2009, 2008, 2007” above.

The following describes the Company’s methodology for assessing the appropriate level of the reserve for loan losses. For this purpose, loans and related commitments to loan are analyzed and reserves categorized into the allocated reserve, specifically identified reserves for impaired loans, the unallocated reserve, or the reserve for unfunded loan commitments.

The allocated portion of the reserve and the reserve for unfunded loan commitments is calculated by applying loss factors to outstanding loan balances and commitments to loan, segregated by differing risk categories. Loss factors are based on historical loss experience, adjusted for current economic trends, portfolio concentrations and other conditions affecting the portfolio. Note that market conditions loss severity factors were an enhancement to methodology arising from review of actual loss experience and is applied prospectively beginning with our Annual Report on Form 10-K/A for the year ended December 31, 2009. In certain circumstances with respect to adversely risk rated loans, loss factors may utilize information as to estimated collateral values, secondary sources of repayment, guarantees and other relevant factors. The allocated portion of the consumer loan reserve is estimated based mainly upon a quarterly credit scoring analysis.

Impaired loans are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. The Bank considers loans to be impaired when management believes that it is probable that either principal and/or interest amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the loan’s underlying collateral or related guaranty. Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Smaller balance homogeneous loans (typically installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when a loan is determined to be adversely risk rated.

The unallocated portion of the reserve is based upon management’s evaluation of various qualitative factors that are not directly measured in the determination of the allocated and specific reserves. Such factors include uncertainties in economic conditions, uncertainties in identifying triggering events that directly correlate to subsequent loss rates, risk factors that have not yet manifested themselves in loss allocation factors, regulatory examinations, and historical loss experience data that may not precisely correspond to the current portfolio. In addition, the unallocated reserve may be further adjusted based upon the direction of various risk indicators. Examples of such factors include the risk as to current and prospective economic conditions, the level and trend of charge offs or recoveries, levels and trends in delinquencies or non-accrual loans, risks in originating loans in new or unfamiliar markets, risk of heightened imprecision of appraisals used in estimating real estate values, or initiating specialty lending to industry sectors that may be new to the Company. Although this allocation process may not accurately predict credit losses by loan type or in aggregate, the total reserve for credit losses is available to absorb losses that may arise from any loan type or category. Due to the subjectivity involved in the determination of the unallocated portion of the reserve for loan losses, the relationship of the unallocated component to the total reserve for loan losses may fluctuate from period to period. As of year-end 2009 the Company’s unallocated reserve balance was approximately 16% of its calculated reserve based upon management’s assessment of the elevated risk factors mainly relating to uncertain and adverse economic conditions and the level and trend of delinquencies, nonaccrual loans and charge-offs and information made available from regulatory authorities.

The Bank’s ratio of reserve for credit losses to total loans was 3.83% at December 31, 2009 compared to 2.46% at December 31, 2008 and 1.81% at December 31, 2007. At this date, management believes that the Company’s reserve is at an appropriate level under current circumstances and prevailing economic conditions. The total amount of actual loan losses may vary significantly from the estimated amount. No assurance can be given that in any particular period, the reserve for credit losses will be sufficient, or that loan losses will not be sustained that are sizable in relation to the amount reserved, or that changing economic factors or other environmental conditions could cause increases in the loan loss provision.

The Company classifies reserves for unfunded commitments as a liability on the consolidated balance sheet. Such reserves are included as part of the overall reserve for credit losses. Reserves for unfunded commitments totaled approximately $704 and $1,039 at December 31, 2009 and 2008, respectively.

Allocation of Reserve for Credit Losses.

The higher reserve for loan losses in recent years is attributable to the affect the adverse economy has had on obligor’s ability to repay loans. The unallocated portion of the reserve reflects the level of uncertainty as to the future direction and severity of the economic environment. While a combination of evidence demonstrating greater clarity on construction/lot exposure and reduced exposure levels has lessened concern in this loan portfolio, risk in other asset categories continues. Typical factors leading to changes in reserve allocation include changes in debt service coverage ratios, guarantor and/or collateral valuation as well as economic conditions that may have a specific or generalized impact on the relative risks inherent in various loan portfolios. Although this allocation process may not accurately predict credit losses by loan type or in aggregate, the total reserve for loan losses is available to absorb losses that may arise from any loan type or category.

The following table allocates the reserve for credit losses among major loan types.

	2009			2008
(dollars in thousands)	Reserve for loan and commitment losses	Allocated reserve as a % of loan category	Loan category as a % of total loans	Reserve for loan and commitment losses	Allocated reserve as a % of loan category	Loan category as a % of total loans
	(Restated)
Commercial	$18,196	4.33%	27.14%	$11,614	1.99%	29.79%
Real Estate:
Construction/lot	14,486	4.70%	19.95%	18,722	3.62%	26.47%
Mortgage	3,092	3.31%	6.03%	1,696	1.76%	4.92%
Commercial	10,799	1.60%	43.58%	7,064	1.00%	35.95%
Consumer	2,807	5.62%	3.30%	1,893	3.37%	2.87%
Committed/unfunded	423	—	—	735	—	—
Unallocated	9,487	—	—	6,481	—	—
Total reserve for credit losses	$59,290	3.83%	100.00%	$48,205	2.46%	100.00%

	2007			2006
	Reserve for loan and commitment losses	Allocated reserve as a % of loan category	Loan category as a % of total loans	Reserve for loan and commitment losses	Allocated reserve as a % of loan category	Loan category as a % of total loans
Commercial	$10,388	1.71%	29.70%	$7,818	1.39%	29.71%
Real Estate:
Construction/lot	13,433	1.96%	33.64%	6,328	1.08%	31.17%
Mortgage	1,521	1.72%	4.34%	1,112	1.38%	4.28%
Commercial	3,901	0.64%	30.02%	3,986	0.66%	32.13%
Consumer	1,684	3.58%	2.30%	2,050	4.01%	2.71%
Committed/unfunded	2,414	—	—	3,213	—	—
Unallocated	3,697	—	—	2,291	—	—
Total reserve for credit losses	$37,038	1.81%	100.00%	$26,798	1.42%	100.00%

	2005
	Reserve for loan and commitment losses	Allocated reserve as a % of loan category	Loan category as a % of total loans
Commercial	$3,526	1.10%	30.51%
Real Estate:
Construction/lot	2,445	1.11%	21.01%
Mortgage	567	1.00%	5.39%
Commercial	821	0.68%	39.81%
Consumer	1,281	3.71%	3.28%
Committed/unfunded	2,753	—	—
Unallocated	1,295	—	—
Total reserve for credit losses	$12,688	1.40%	100.00%

The following table summarizes the Company’s reserve for credit losses and charge-off and recovery activity for each of the last five years:

	Year ended December 31,
(dollars in thousands)	2009	2008	2007	2006	2005
Loans outstanding at end of period	$1,547,676	$1,956,184	$2,041,478	$1,887,262	$1,049,705
Average loans outstanding during the period	$1,798,723	$2,054,199	$1,974,435	$1,590,315	$962,514
Reserve for loan losses, balance beginning of period	$47,166	$33,875	$23,585	$14,688	$12,412
Recoveries:
Commercial	1,033	800	378	122	241
Real Estate:
Construction	1,110	581	12	—	—
Mortgage	113	50	288	4	25
Commercial	949	62	—	37	—
Consumer	540	487	612	527	227
	3,745	1,980	1,290	690	493
Loans charged off:
Commercial	(18,403)	(10,411)	(4,634)	(529)	(405)
Real Estate:
Construction	(92,449)	(71,833)	(2,986)	—	—
Mortgage	(2,560)	(650)	(941)	(45)	—
Commercial	(7,875)	(2,139)	—	(7)	—
Consumer	(5,038)	(3,249)	(1,839)	(1,391)	(861)
	(126,325)	(88,282)	(10,400)	(1,972)	(1,266)
Net loans charged-off	(122,580)	(86,302)	(9,110)	(1,282)	(773)
Provision charged to operations	134,000	99,593	19,400	6,000	3,050
Reserve for unfunded commitments	—	—	—	—	—
reclassified to other liabilities	—	—	—	(3,213)	—
Reserves acquired from F&M	—	—	—	7,392	—
Reserve balance, end of period	$58,586	$47,166	$33,875	$23,585	$14,688
Ratio of net loans charged-off to average loans outstanding	6.81%	4.20%	.46%	.08%	.08%
Ratio of reserve for loan losses to loans at end of period	3.79%	2.41%	1.66%	1.25%	1.40%

The following table presents information with respect to non-performing assets (NPAs): As of December 31, 2009 residential land development and construction represented about 59% of NPAs; Commercial construction 7%; commercial real estate 15% and Commercial and Industrial loans & other 19%.

	December 31,
(dollars in thousands)	2009	2008	2007	2006	2005
	(Restated)
Loans on nonaccrual status	$132,110	$120,468	$45,865	$2,679	$40
Loans past due 90 days or more but not on nonaccrual status	—	5	51	—	—
OREO	28,860	52,727	9,765	326	—
Total non-performing assets	$160,970	$173,200	$55,681	$3,005	$40
Selected ratios:
NPLs to total gross loans	8.54%	6.16%	2.25%	0.14%	0.00%
NPAs to total gross loans and OREO	10.21%	8.85%	2.73%	0.16%	0.00%
NPAs to total assets	7.41%	7.60%	2.33%	0.13%	0.00%

The following table presents the composition of NPAs for the years presented:

	2009	2008	2007	2006	2005
	(Restated)
Commercial	$28,964	$16,877	$8,306	$645	$40
Real Estate:
Construction/lot	106,752	128,053	42,251	1,958	—
Commercial	24,749	25,799	4,135	389	—
Consumer/other	505	2,471	989	13	—
Total non-performing assets	$160,970	$173,200	$55,681	$3,005	$40

The increase in NPAs at year-end is a result of the nationwide downturn in real estate which has slowed lot and home sales within the Company’s markets. This has impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower liquidity and collateral values (for further discussion, see “Real Estate Loan Concentration Risk” above).

The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectibility of principal or interest is in doubt. Loans placed on nonaccrual status may or may not be contractually past due at the time of such determination, and may or may not be secured. When a loan is placed on nonaccrual status, it is the Bank’s policy to reverse, and charge against current income, interest previously accrued but uncollected. Interest subsequently collected on such loans is credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful. Interest income that was reversed and charged against income for 2009 was $2.4 million, $2.7 million in 2008 and $1.2 in 2007.

During our normal loan review procedures, a loan is considered to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are currently measured at lower of cost or fair value. Certain large groups of smaller balance homogeneous loans, collectively measured for impairment, are excluded. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts and collateral position that the borrower’s financial condition is such that collection of principal is not probable. In addition, net overdraft losses are included in the calculation of the allowance for loan losses per the guidance provided by regulatory authorities early in 2005, in “Joint Guidance on Overdraft Protection Programs.” At December 31, 2009, the Company’s

recorded investment in certain loans that were considered to be impaired was $147.6 million and specific valuation allowances were $0.1 million. Impaired loans were $120.5 million with specific valuation allowances of $2.7 at year-end 2008.

At December 31, 2009, the Company had three borrowers with loans accounted for as troubled debt restructurings (“TDRs”) totaling $27.3 million, or 1.24% of total assets. The Company had no TDRs at December 31, 2008. The TDRs at December 31, 2009 are classified as impaired loans and, in the opinion of management, are reserved appropriately. At December 31, 2009, the Company had remaining commitments to lend of $328 related to the TDRs.

Bank-Owned Life Insurance (BOLI)

The Company has purchased BOLI to protect itself against the loss of certain key employees and directors due to death and to offset the Bank’s future obligations to its employees under its retirement and benefit plans. See Note 1 of the Company’s Notes to Consolidated Financial Statements — December 31, 2009. During 2009 and 2008 the Bank did not purchase any new BOLI. The cash surrender value of the Bank’s total life insurance policies was $33.6 at December 31, 2009 and 2008. The Bank recorded income from the BOLI policies of $0.1 million in 2009, $0.3 million in 2008 and $1.6 million in 2007.

The Company owns both general account and separate account BOLI. The separate account BOLI was purchased the fourth quarter of 2006 as an investment expected to provide a long-term source of earnings to support existing employee benefit plans. The fair value of the general account BOLI is based on the insurance contract cash surrender value. The cash surrender value of the separate account BOLI is the quoted market price of the underlying securities, further supported by a stable value wrap, which mitigates, but may not fully insulate investment against changes in the fair market value depending on severity and duration of possible market price disruption.

Liabilities

Deposit Liabilities and Time Deposit Maturities.

At December 31, 2009, total deposits were $1.82 billion, up 1.2% from year-end 2008. Average deposits totaled $1.87 billion for the full year 2009, up 11.3% or $189.0 million on average from the prior year. Average non-interest-bearing demand deposits in 2009 were $407.3 million, basically unchanged from the 2008 average of $408.0 million. Consistent efforts to retain and serve customers have proven successful with the number of total customer relationships consistent in 2009. In order to augment aggregate deposits the Company utilized brokered, internet listing service deposits and Certificate of Deposit Registry Program (CDARSTM) deposits.

At December 31, 2009 wholesale brokered deposits totaled $116.5 million compared to $147.9 million at December 31, 2008. The internet listing service deposits at December 31, 2009 were approximately $195.1 million compared to a de minimus balance at year-end 2008. Such deposits are sourced by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account. In addition, local relationship based reciprocal CDARS deposits totaled $47.3 million at December 31, 2009 and $168.3 million at December 31, 2008. However, banks that fail to be “well-capitalized” are restricted from accessing wholesale brokered deposits. Further, the Order restricts the Bank’s ability to accept additional brokered deposits, including the Bank’s reciprocal CDAR’s program, for which it previously had a temporary waiver from the FDIC.

To provide customer assurances, the Bank is participating in the FDIC’s Transaction Account Guarantee (TAG) program which provides temporary 100% guarantee of non-interest bearing checking accounts, including NOW accounts paying up to 0.50%. The Company did not opt out of the six-month extension of the transaction account guarantee program which will continue through June 30, 2010. Additionally, under recent changes from the FDIC, all interest bearing deposit accounts are insured up to $250,000 through December 31, 2013.

The following table summarizes the average amount of, and the average rate paid on, each of the deposit categories for the periods shown:

	Years ended December 31,
	2009 Average		2008 Average		2007 Average
(dollars in thousands) Deposit Liabilities	Amount	Rate Paid	Amount	Rate Paid	Amount	Rate Paid
Demand	$407,344	N/A	$407,980	N/A	$469,015	N/A
Interest-bearing demand	735,677	0.99%	844,136	1.84%	889,069	3.46%
Savings	33,275	0.22%	36,761	0.37%	41,327	0.49%
Time	688,430	2.60%	386,990	3.32%	340,324	4.64%
Total Deposits	$1,864,726		$1,675,867		$1,739,735

As of December 31, 2009, the Company’s time deposit liabilities had the following times remaining to maturity:

(dollars in thousands) Remaining time to maturity	Time deposits of $100,000 or more(1)		All other Time deposits(2)
	Amount	Percent	Amount	Percent
3 months or less	$25,151	8.98%	$121,850	38.73%
Due after 3 months through 6 months	55,094	19.66%	72,246	22.97%
Due after 6 months through 12 months	77,539	27.68%	67,605	21.49%
Due after 12 months	122,383	43.68%	52,889	16.81%
Total	$280,167	100.00%	$314,590	100.00%

(1)	Time deposits of $100,000 or more represents 15.4% of total deposits as of December 31, 2009.
(2)	All other time deposits represent 17.3% of total deposits as of December 31, 2009.

Junior Subordinated Debentures.  The purpose of the Company’s $68.6 million of trust preferred securities was to fund the cash portion of the F&M Holding Company acquisition in 2006, to support general corporate purposes and to augment regulatory capital. Management believes that at December 31, 2009, the TPS meet applicable regulatory guidelines to qualify as Tier I capital in the amount of $14.5 million and Tier 2 capital in the amount of $32.3 million. At December 31, 2008, the TPS met applicable regulatory guidelines to qualify as Tier I capital and Tier 2 capital in the amounts of $43.5 million and $23.0 million, respectively. The Company’s obligations under the Junior Subordinated Debentures (the “Debentures”) and related agreements, taken together, constitute a full and irrevocable guarantee by the Company of the obligations of the trusts. The trust preferred securities are subject to mandatory redemption upon the maturity of the Debentures, or upon earlier redemption as provided in the Indenture related to the Debentures. The trust preferred securities may be called by the Company at par at varying times subsequent to September 15, 2011, and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the trust preferred securities. In October 2009, the Company entered into a binding letter agreement with Cohen & Company Financial Management, LLC for the restructuring of the Company’s TPS. The Exchange Agreements, pursuant to which, the Company will exchange the TPS for notes in the aggregate principal amount of $13.3 million representing 20% of the original balance of the TPS are discussed above. The exchange of the TPS for the Notes will have no effect on capital at the Bank and does not impact the amount of capital needed by the Bank to comply with the Order.

See Note 12 and Note 21 of the Consolidated Financial Statements — December 31, 2009 included below for additional details.

Other Borrowings.  At December 31, 2009 the Bank had a total of $195.0 million in long-term borrowings from FHLB of Seattle with maturities ranging from 2011 to 2017, bearing a weighted-average rate of 1.92% and short-term borrowings with FRB of approximately $0.2 million Also, the Bank had $41.0 million of senior unsecured debt issued in connection with the FDIC’s Temporary Liquidity Guarantee Program (TLGP) maturing February 12, 2012 bearing a weighted average rate of 2.00%, exclusive of net issuance costs and 1% per annum FDIC insurance assessment applicable to TLGP debt which are being amortized straight line over the term of the debt. At year-end 2008, the Bank had a total of $128.5 million in long-term borrowings from FHLB of Seattle with maturities from 2009 to 2025. In addition, at December 31, 2008, the Bank had short-term borrowings with FRB of approximately $120.5 million. The FHLB has also issued $138.0 million in letters of credit on behalf of the Company which are pledged to collateralize Oregon public deposits held at the Bank. (See the discussion under “Liquidity and Sources of Funds” below for further discussion).

Contractual Obligations.  As of December 31, 2009, the Company has entered into the contractual obligations to make future payments as listed below:

(dollars in thousands)	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Time deposits of $100,000 and over	$280,167	$157,784	$122,383	$—	$—
Federal Home Loan Bank advances	195,000	—	135,000	10,000	50,000
Junior subordinated debentures	68,558	—	—	—	68,558
Operating leases	13,734	1,813	3,301	2,534	6,086
Total contractual obligations	$557,459	$159,597	$260,684	$12,534	$124,644

Off-Balance Sheet Arrangements.  A schedule of significant off-balance sheet commitments at December 31, 2009 is included in the following table (dollars in thousands):

Commitments to extend credit	$253,362
Commitments under credit card lines of credit	28,455
Standby letters of credit	6,932
Total off-balance sheet commitments	$288,749

See Note 14 of the Notes to Consolidated Financial Statements — December 31, 2009 included below for a discussion of the nature, business purpose, and importance of off-balance sheet arrangements.

Stockholder’s Equity

The Company’s total stockholders’ equity at December 31, 2009 was $23.3 million, a decrease of $111.9 million from December 31, 2008. The decrease primarily resulted from the net loss for the year ended December 31, 2009 of $114.8 million, which was partially offset by an increase other comprehensive income of approximately $1.8 million.

Capital Resources

Bank level equity was approximately $77.8 million at September 30, 2010. This is mainly because regulatory calculations give different treatment to the $66.5 million in Trust Preferred debt. In that regard, among the corrective actions required under the Order, are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. As of September 30, 2010 and through the date of this proxy statement, the requirement relating to increasing the Bank’s Tier 1 leverage ratio has not been met. At September 30, 2010, the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 0.34%, 0.45% and 0.90%, respectively, and the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 3.91%, 5.24% and 6.53%, respectively, which do not meet regulatory benchmarks for “adequately-capitalized”. Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively. However, as mentioned above, pursuant to the Order, the Bank is required to maintain a Tier 1 leverage ratio of at least 10% to be considered “well-capitalized.” As discussed elsewhere in this proxy statement, as of September 30, 2010 and through the date of this proxy statement, the Bank has failed to meet this requirement of the Order.

From time to time the Company makes commitments to acquire banking properties or to make equipment or technology related investments of capital. At September 30, 2010, the Company had no material capital expenditure commitments apart from those incurred in the ordinary course of business.

Liquidity and Sources of Funds

The objective of the Bank’s liquidity management is to maintain ample cash flows to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations. To build contingent liquidity in response to challenging market conditions, the Bank has worked to stabilize and retain local deposits, accessed internet listing service deposits, and reduced its loan balances. At September 30, 2010, liquid assets of the Bank are mainly interest bearing balances held at FRB totaling $289.0 million compared to $314.6 million at December 31, 2009. Because of the economic downturn, the condition of the Bank and other uncertainties no assurance can be given as to the Company’s ability to maintain sufficient liquidity.

Core relationship deposits are the Bank’s primary source of funds. As such, the Bank focuses on deposit relationships with local business and consumer clients who maintain multiple accounts and services at the Bank. The Company views such deposits as the foundation of its long-term liquidity because it believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors compared to large time deposits or wholesale purchased funds. The Bank’s customer relationship strategy has resulted in a relatively higher percentage of its deposits being held in checking and money market accounts, and a lesser percentage in time deposits.

The Bank augments core deposits with wholesale funds. The Bank is currently restricted under the terms of the Order from accepting or renewing brokered deposits. At September 30, 2010 the Company did not have any brokered deposits compared to $116.5 million at December 31, 2009. Local relationship based reciprocal CDARS deposits which are also technically classified as brokered deposits totaled $7.9 million at September 30, 2010, down from $47.3 million at December 31, 2009. At September 30, 2010 internet sourced deposits were approximately $283.3 million compared to $195.1 million at year-end 2009. Such deposits are sourced by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account.

On April 19, 2010 the Bank received notification from the Oregon State Treasury that the Oregon Revised Statutes established a maximum aggregate balance of 100% of the Bank’s net worth for Oregon public fund deposits for banks whose regulatory capital ratios are less than that required to be categorized “adequately capitalized”. The statute does not require divestiture but restricts a bank in this circumstance from accepting additional public funds where such deposit would cause aggregate balances to exceed 100%. On September 29, 2010, the Bank received notification from the Oregon State Treasury that it had failed to comply with the statute within the 90-day period provided. Therefore, the Bank was required to reduce its aggregate Oregon Public Fund balances to a level below 100% of the Bank’s net worth by October 1, 2010. Accordingly, the Bank reduced its aggregate Oregon Public Fund balances to a level below 100% of the Bank’s net worth on October 1, 2010, achieving compliance with the statute. The Bank will continue to accept public deposits and operate in compliance with this statute.

The Bank also utilizes borrowings and lines of credit as sources of funds. At September 30, 2010, the FHLB had extended the Bank a secured line of credit of $325.8 million (17% of total assets) accessible for short or long-term borrowings given sufficient qualifying collateral. As of September 30, 2010, the Bank had qualifying collateral pledged for FHLB borrowings totaling $297.8 million which was largely utilized by approximately $195.0 million in secured borrowings and $98 million FHLB letter of credit used for collateralization of Oregon public deposits held by the Bank. At September 30, 2010, the Bank also had undrawn borrowing capacity at FRB of approximately $54.4 supported by specific qualifying collateral. Borrowing capacity from FHLB or FRB may fluctuate based upon the acceptability and risk rating of loan collateral, and counterparties could adjust discount rates applied to such collateral at their discretion. Also, FRB or FHLB could restrict or limit our access to secured borrowings. As with many community banks, correspondent banks have withdrawn unsecured lines of credit or now require collateralization for the purchase of fed funds on a short-term basis due to the present adverse economic environment.

In 2008, TLGP was established under which the FDIC would temporarily provide a guarantee of the senior debt of FDIC-insured institutions and their holding companies. On February 12, 2009 the Bank issued $41 million of notes under the TLGP. The issuance included $16 million floating rate and $25 million fixed rate notes maturing February 12, 2012.

Liquidity may be affected by the Bank’s routine commitments to extend credit. At September 30, 2010, the Bank had approximately $207.6 million in outstanding commitments to extend credit, compared to approximately $288.7 million at year-end 2009. At this time, management believes that the Bank’s available resources will be sufficient to fund its commitments in the normal course of business.

The investment portfolio also provides a secondary source of funds as investments may be pledged for borrowings or sold for cash. This liquidity is limited, however, by counterparties’ willingness to accept securities as collateral and the market value of securities at the time of sale could result in a loss to the Bank. As of September 30, 2010, unpledged investments totaled approximately $47.9 million.

Bancorp is a single bank holding company and its primary ongoing source of liquidity is dividends received from the Bank. Such dividends arise from the cash flow and earnings of the Bank. Banking regulations and authorities may limit the amount or require certain approvals of the dividend that the Bank may pay to Bancorp. Pursuant to the Order, the Bank is required to seek permission from its regulators prior to payment of cash dividends on its common stock. The Company cut its dividend to zero in the fourth quarter of 2008. We do not expect the Bank to pay dividends to Bancorp for the foreseeable future. Bancorp is unable to pay dividends on its common stock until it pays all accrued payments on its Trust Preferred Securities. Payment of dividends is also restricted by state and federal regulators (see Note 14 of accompanying Condensed Consolidated Financial Statements – September 30, 2010). As of September 30, 2010, Bancorp had $66.5 million of TPS outstanding with a weighted average interest rate of 2.04%. The Company elected to defer payments on its TPS beginning in the second quarter of 2009 and as of September 30, 2010, accrued dividends were $3.2 million. Bancorp does not expect to pay any dividend for the foreseeable future.

Inflation

The effect of changing prices on financial institutions is typically different than on non-banking companies since virtually all of a bank’s assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes are directly related to price level indices; therefore, the Company can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expenses.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The disclosures in this item are qualified by the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2009, as well as the Section entitled “Cautionary Information Concerning Forward-Looking Statements” included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement and any other cautionary statements contained herein.

Interest Rate Risk and Asset and Liability Management

The goal of the Company’s asset and liability management policy is to maximize long-term profitability under the range of likely interest rate scenarios. Interest rate risk management requires estimating the probability and impact of changes in interest rates on assets and liabilities. The Board of Directors oversees implementation of strategies to control interest rate risk. Management hires and engages a qualified independent service provider to assist in modeling, monthly reporting and assessing interest rate risk. The Company’s methodology for analyzing interest rate risk includes simulation modeling as well as traditional interest rate gap analysis. While both methods provide an indication of risk for a given change in interest rates, it is management’s opinion that simulation is the more effective tool for asset and liability management. The Bank has historically adjusted its sensitivity to changing interest rates by strategically managing its loan and deposit portfolios with respect to pricing, maturity or contractual characteristics. The Bank may also target the expansion or contraction of specific investment portfolio or borrowing structures to further affect its risk profile. In addition, the Bank is authorized to enter into interest rate swap or other hedging contracts with re-pricing characteristics that tend to moderate interest rate risk. However, there are no material structured hedging instruments in use at this time. Because of the volatility of market rates, event risk and other uncertainties described below, there can be no assurance of the effectiveness of management programs to achieve its interest rate risk objectives.

To assess and estimate the degree of interest rate risk, the Company utilizes a sophisticated simulation model that estimates the possible volatility of Company earnings resulting from changes in interest rates. Management first establishes a wide range of possible interest rate scenarios over a two-year forecast period. Such scenarios routinely include a “stable” or unchanged scenario and an “estimated” or most likely scenario given current and forecast economic conditions. In addition, scenarios titled “rising rates”, “declining rates”, and “alternate rising rates” are established to stress-test the impact of more dramatic rate movements that are perceived as less likely, but may still possibly occur. Next, net interest income and net income are simulated in each scenario. Note that earnings projections include the effect of estimated loan and deposit growth that management deems reasonable; however, such volume projections are not varied by rate scenario. Note also that the downturn in real estate has caused elevated levels of non-performing loans which lower reported NIM depending on the absolute volume of such assets. Simulated earnings are compared over a two-year time horizon. The following table defines the market interest rates projected in various interest rate scenarios. Generally, projected market rates are reached gradually over the 2-year simulation horizon.

	Actual Market Rates at December 2009	Estimated Rates at December 2010	Declining Rates at December 2010	Alt. Rising Rates at December 2010	Rising Rates at December 2010
Federal Funds Rate	0.25%	0.75%	.063%	1.50%	3.25%
Prime Rate	3.25%	3.75%	3.063%	4.50%	6.50%
Yield Curve Spread Fed Funds to 10-year Treas	3.78%	1.90%	1.94%	1.25%	0.55%

The following table presents percentage changes in simulated future earnings under the above-described scenarios as compared to earnings under the “Estimated” rate scenario calculated as of this year end. The effect on earnings assumes no changes in non-interest income or expense between scenarios.

Estimated Rate Scenario compared to: v	First Twelve Month Average % Change in Pro-forma Net Interest Income	Second Twelve Month Average % Change in Pro-forma Net Interest Income	24th Month annualized % Change in Pro-forma Net Interest Income
Declining Rate Scenario	(2.83%)	(8.04%)	(10.44%)
Alternate Rising Rate Scenario	0.00%	(0.01%)	0.00%
Rising Rate Scenario	0.00%	(0.00%)	2.53%

Management’s assessment of interest rate risk and scenario analysis must be considered in the context of market interest rates and overall economic conditions. The Federal Reserve is holding short term rates low in an effort to stimulate economic growth. The yield curve is unusually steep as a result.

In management’s judgment and at this date, the interest rate risk profile of the Bank is reasonably balanced within the most likely range of possible outcomes. The model indicates that should future interest rates actually follow the path indicated in the “estimated” rate scenario, the net interest margin would range between 3.40% and 3.66% all else being equal. However, with the more dramatic changes reflected in the “rising” or “declining” scenarios, the model suggests the margin would likely fall outside of this range should such interest rates actually occur. This is mainly because the Bank has a large portion of non-interest bearing funds (approximately 21% of total deposits) that are assumed to be relatively insensitive to changes in interest rates. Thus in the event of rising rates, yields on earning assets would tend to increase at a faster pace than overall cost of funds, leading to an improving margin. Conversely, should rates fall to the low levels assumed in the declining scenario, yields on loans and securities would compress against an already low cost of funds. Also in this declining rate scenario, the model assumes an annualized 35% prepayment rate on loans currently outstanding that would refinance to lower rates, contributing to margin compression. Thus in the declining rate scenario where the federal fund rates fall to just 0.063%, the model indicates that the net interest margin could be 3.48% or less during the first 12 months of the forecast horizon, and 3.22% below during the second twelve months. Management has concluded that the degree of margin and earnings volatility under the above scenarios is acceptable because of the cost of mitigating such risk and because the model suggests that the Bank would still generate satisfactory returns under such circumstances.

Please carefully review and consider the following information regarding the risk of placing undue reliance on simulation models, interest rate projections and scenario results. In all scenarios discussed above, results are modeled using management’s estimates as to growth in loans, deposits and other balance sheet items, as well as the expected mix and pricing thereof. These volume estimates are static in the various scenarios. Such estimates may be inaccurate as to future periods. Model results are only indicative of interest rate risk exposure under various scenarios. The results do not encompass all possible paths of future market rates, in terms of absolute change or rate of change, or changes in the shape of the yield curve. Nor does the simulation anticipate changes in credit conditions that could affect results. Likewise, scenarios do not include possible changes in volumes, pricing or portfolio management tactics that may enable management to moderate the effect of such interest rate changes.

Simulations are dependent on assumptions and estimations that management believes are reasonable, although the actual results may vary substantially, and there can be no assurance that simulation results are reliable indicators of future earnings under such conditions. This is, in part, because of the nature and uncertainties inherent in simulating future events including: (1) no presumption of changes in asset and liability strategies in response to changing circumstances; (2) model assumptions may differ from actual outcomes; (3) uncertainties as to customer behavior in response to changing circumstances; (4) unexpected absolute and relative loan and deposit volume changes; (5) unexpected absolute and relative loan and deposit pricing levels; (6) unexpected behavior by competitors; and (7) other unanticipated credit conditions or other events impacting volatility in market conditions and interest rates.

Interest Rate Gap Table

In the opinion of management, the use of interest rate gap analysis is less valuable than the simulation method discussed above as a means to measure and manage interest rate risk. This is because it is a static measure of rate sensitivity and does not capture the possible magnitude or pace of rate changes. At year-end 2009, the Company’s one-year cumulative interest rate gap analysis indicates that rate sensitive liabilities maturing or available for re-pricing within one-year exceeded rate sensitive assets by approximately $277.7 million.

The Company considers its rate-sensitive assets to be those that either contains a provision to adjust the interest rate periodically or matures within one year. These assets include certain loans and leases and investment securities and interest bearing balances with FHLB. Rate-sensitive liabilities are those liabilities that are considered sensitive to periodic interest rate changes within one year, including maturing time certificates, savings deposits, interest-bearing demand deposits and junior subordinated debentures.

Set forth below is a table showing the interest rate sensitivity gap of the Company’s assets and liabilities over various re-pricing periods and maturities, as of December 31, 2009:

(Dollars in thousands)	Within 90 Days	After 90 days within one year	After one year within five years	After five years	Total
INTEREST EARNING ASSETS:
Investments & fed funds sold	$24,190	$13,682	$42,201	$56,626	$136,699
Interest bearing balances with FRB	319,627	—	—	—	319,627
Loans	646,932	148,440	646,901	105,403	1,547,676
Total interest earning assets	$990,749	$162,122	$689,102	$162,029	$2,004,002
INTEREST BEARING LIABILITIES:
Interest-bearing demand deposits	$796,628	$—	$—	$—	$796,628
Savings deposits	29,380	—	—	—	29,380
Time deposits	147,019	272,484	160,173	15,081	594,757
Total interest bearing deposits	973,027	272,484	160,173	15,081	1,420,765
Junior subordinated debentures	54,898	—	—	13,660	68,558
Other borrowings	130,207	—	66,000	40,000	236,207
Total interest bearing liabilities	$1,158,132	$272,484	$226,173	$68,741	$1,725,530
Interest rate sensitivity gap	$(167,383)	$(110,362)	$462,929	$93,288	$278,472
Cumulative interest rate sensitivity gap	$(167,383)	$(277,745)	$185,184	$278,472	$278,472
Interest rate gap as a percentage of total interest earning assets	-8.35%	-5.51%	23.10%	4.66%	13.90%
Cumulative interest rate gap as a percentage of total earning assets	-8.35%	-13.86%	9.24%	13.90%	13.90%

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following reports, consolidated financial statements and the notes thereto are set forth in this Proxy Statement on the pages indicated:

Cascade Bancorp & Subsidiary

Condensed Consolidated Balance Sheets
September 30, 2010 and December 31, 2009
(Dollars in thousands)
(unaudited)

	September 30, 2010	December 31, 2009
		(Restated)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$28,242	$38,759
Interest bearing deposits	302,760	319,627
Federal funds sold	681	936
Total cash and cash equivalents	331,683	359,322
Investment securities available-for-sale	120,459	133,755
Investment securities held-to-maturity	1,807	2,008
Federal Home Loan Bank (FHLB) stock	10,472	10,472
Loans, net	1,225,154	1,489,090
Premises and equipment, net	35,779	37,367
Core deposit intangibles	5,281	6,388
Bank-owned life insurance (BOLI)	33,638	33,635
Other real estate owned (OREO), net	47,969	28,860
Income taxes receivable	—	43,256
Accrued interest and other assets	17,191	27,975
Total assets	$1,829,433	$2,172,128
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$313,400	$394,583
Interest bearing demand	616,287	796,628
Savings	31,301	29,380
Time	527,860	594,757
Total deposits	1,488,848	1,815,348
Junior subordinated debentures	68,558	68,558
Other borrowings	195,000	195,207
Temporary Liquidity Guarantee Program (TLGP) senior unsecured debt	41,000	41,000
Accrued interest and other liabilities	27,178	28,697
Total liabilities	1,820,584	2,148,810
Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value;
45,000,000 shares authorized;
28,544,899 issued and outstanding	160,105	159,617
Accumulated deficit	(153,004)	(137,953)
Accumulated other comprehensive income	1,748	1,654
Total stockholders’ equity	8,849	23,318
Total liabilities and stockholders’ equity	$1,829,433	$2,172,128

See accompanying notes.

Cascade Bancorp & Subsidiary
Condensed Consolidated Statements of Operations
Nine Months and Three Months ended September 30, 2010 and 2009
(Dollars in thousands, except per share amounts)
(unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$60,859	$77,984	$19,185	$24,608
Taxable interest on investments	4,286	3,712	1,288	1,229
Nontaxable interest on investments	62	104	17	34
Interest on federal funds sold	5	12	1	1
Interest on interest bearing deposits	394	277	139	219
Total interest income	65,606	82,089	20,630	26,091
Interest expense:
Deposits:
Interest bearing demand	3,978	5,585	1,101	1,891
Savings	59	56	22	18
Time	9,269	13,805	2,789	4,647
Federal funds purchased & other borrowings	5,288	6,794	1,827	2,261
Total interest expense	18,594	26,240	5,739	8,817
Net interest income	47,012	55,849	14,891	17,274
Loan loss provision	19,000	85,000	3,000	22,000
Net interest income (loss) after loan loss provision	28,012	(29,151)	11,891	(4,726)
Noninterest income:
Service charges on deposit accounts	4,902	6,541	1,473	2,227
Mortgage loan origination and processing fees	309	1,760	91	349
Gains on sales of mortgage loans, net	59	899	(2)	133
Gains on sales of investment securities available-for-sale	644	648	—	276
Card issuer and merchant services fees, net	1,960	2,455	634	822
Earnings on bank-owned life insurance	3	64	2	19
Gain on sale of business merchant services	—	3,247	—	3,247
Other income	2,067	2,476	758	1,004
Total noninterest income	9,944	18,090	2,956	8,077
Noninterest expense:
Salaries and employee benefits	21,995	25,008	7,044	8,190
Occupancy & equipment	4,824	5,271	1,560	1,662
Communications	1,361	1,494	411	473
FDIC insurance	6,424	5,423	1,792	1,766
OREO	8,178	16,562	3,694	9,836
Other expenses	9,743	11,176	2,693	3,812
Total noninterest expense	52,525	64,934	17,194	25,739
Loss before income taxes	(14,569)	(75,995)	(2,347)	(22,388)
Provision (credit) for income taxes	482	(31,367)	1,091	(9,744)
Net loss	$(15,051)	$(44,628)	$(3,438)	$(12,644)
Basic loss per common share	$(0.54)	$(1.59)	$(0.12)	$(0.45)
Diluted loss per common share	$(0.54)	$(1.59)	$(0.12)	$(0.45)

See accompanying notes.

Cascade Bancorp & Subsidiary
Condensed Consolidated Statements of Changes in Stockholders’ Equity
Nine Months Ended September 30, 2010 and 2009
(Dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2010	2009
Total stockholders’ equity at beginning of period (Restated as of December 31, 2009)	$23,318	$135,239
Comprehensive loss:
Net loss	(15,051)	(44,628)
Unrealized gains on investment securities available-for-sale	93	1,653
Comprehensive loss	(14,958)	(42,975)
Stock based compensation expense, net	489	853
Cancellation of shares for tax withholding	—	(30)
Total stockholders’ equity at end of period	$8,849	$93,087

See accompanying notes.

Cascade Bancorp & Subsidiary
Condensed Consolidated Statements of Cash Flows
Nine Months ended September 30, 2010 and 2009
(Dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2010	2009
Net cash provided by operating activities	$63,725	$52,165
Investing activities:
Proceeds from sales of investment securities available-for-sale	12,215	10,323
Proceeds from maturities, calls and prepayments of investment securities available-for-sale	23,973	18,750
Proceeds from maturities and calls of investment securities held-to-maturity	200	200
Purchases of investment securities available-for-sale	(22,465)	(19,336)
Net decrease in loans	210,728	185,358
Purchases of premises and equipment	(5)	(635)
Proceeds from sales of premises and equipment	—	326
Proceeds from sales of OREO	10,697	9,947
Net cash provided by investing activities	235,343	204,933
Financing activities:
Net increase (decrease) in deposits	(326,500)	48,354
Increase in TLGP senior unsecured debt	—	41,000
Net decrease in other borrowings	(207)	(54,891)
Net cash provided (used) by financing activities	(326,707)	34,463
Net increase (decrease) in cash and cash equivalents	(27,639)	291,561
Cash and cash equivalents at beginning of period	359,322	48,946
Cash and cash equivalents at end of period	$331,683	$340,507
Supplemental Disclosures of Cash Flow Information:
Interest paid	$18,525	$25,041
Income tax refund received	$43,613	$19,841
Loans transferred to OREO	$34,267	$16,942

See accompanying notes.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

1.   Basis of Presentation

The accompanying interim condensed consolidated financial statements include the accounts of Cascade Bancorp (“Bancorp”), a one bank holding company, and its wholly-owned subsidiary, Bank of the Cascades (the “Bank”) (collectively, “the Company” or “Cascade”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The interim condensed consolidated financial statements have been prepared by the Company without audit and in conformity with accounting principles generally accepted in the United States (GAAP) for interim financial information. Accordingly, certain financial information and footnotes have been omitted or condensed. In the opinion of management, the condensed consolidated financial statements include all necessary adjustments (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. In preparing the condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and income and expenses for the periods. Actual results could differ from those estimates. Operating results for the interim periods disclosed herein are not necessarily indicative of the results that may be expected for a full year or any future period.

The condensed consolidated financial statements as of and for the year ended December 31, 2009 were derived from audited consolidated financial statements, but do not include all disclosures contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009. The interim condensed consolidated financial statements should be read in conjunction with the December 31, 2009 consolidated financial statements, including the notes thereto, included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

Certain amounts for 2009 have been reclassified to conform with the 2010 presentation.

2.   Investment Securities

Investment securities at September 30, 2010 and December 31, 2009 consisted of the following (dollars in thousands):

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
9/30/2010
Available-for-sale
U.S. Agency and non-agency mortgage-backed securities (MBS)	$103,838	$2,931	$301	$106,468
U.S. Agency asset-backed securities	13,350	457	294	13,513
Mutual fund	452	26	—	478
	$117,640	$3,414	$595	$120,459
Held-to-maturity
Obligations of state and political subdivisions	$1,807	$124	$—	$1,931
12/31/2009
Available-for-sale
U.S. Agency and non-agency MBS	$114,560	$2,793	$714	$116,639
U.S. Government and agency securities	7,500	—	19	7,481
Obligations of state and political subdivisions	1,478	120	—	1,598
U.S. Agency asset-backed securities	7,108	478	—	7,586
Mutual fund	440	11	—	451
	$131,086	$3,402	$733	$133,755
Held-to-maturity
Obligations of state and political subdivisions	$2,008	$135	$—	$2,143

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

2.   Investment Securities  – (continued)

The following table presents the fair value and gross unrealized losses of the Bank’s investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2010 and December 31, 2009 (dollars in thousands):

	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
9/30/2010
U.S. Agency and non-agency MBS	$8,666	$198	$6,223	$103	$14,889	$301
U.S. Agency asset-backed securities	4,566	294	—	—	4,566	294
	$13,232	$492	$6,223	$103	$19,455	$595
12/31/2009
U.S. Agency and non-agency MBS	$22,931	$690	$2,581	$24	$25,512	$714
U.S. Government and agency securities	7,481	19	—	—	7,481	19
	$30,412	$709	$2,581	$24	$32,993	$733

The unrealized losses on investments in U.S. Agency and non-agency MBS and U.S Agency asset-backed securities are primarily due to elevated yield/rate spreads at September 30, 2010 and December 31, 2009 as compared to yield/spread relationships prevailing at the time specific investment securities were purchased. Management expects the fair value of these investment securities to recover as market volatility lessens, and/or as securities approach their maturity dates. Accordingly, management does not believe that the above gross unrealized losses on investment securities are other-than-temporary. Accordingly, no impairment adjustments have been recorded.

Management intends to hold the investment securities classified as held-to-maturity until they mature, at which time the Company will receive full amortized cost value for such investment securities. Furthermore, as of September 30, 2010, management did not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.

3.   Federal Home Loan Bank of Seattle (“FHLB”) Stock

As of September 30, 2010, the carrying value of the Bank’s investment in FHLB stock was $10.5 million and is a condition of membership in the FHLB system and, as such, is required to obtain credit and other services from the FHLB. As of June 30, 2010, the FHLB met all of its regulatory capital requirements, but remained classified as “undercapitalized” by its primary regulator, the Federal Housing Finance Agency (FHFA), due to several factors including the possibility that further declines in the value of its private-label mortgage-backed securities could cause it to fall below its risk-based capital requirements. On October 26, 2010, the FHLB announced that FHLB entered into a Consent Agreement with the FHFA, which requires the FHLB to take certain specified actions related to its business and operations. The FHFA continues to deem the FHLB “undercapitalized” under the FHFA’s Prompt Corrective Action rule. Management considers several factors in evaluating impairment including the commitment of the issuer to perform its obligations and to provide services to the Bank. Based upon the foregoing, management has not recorded an impairment of the carrying value of our FHLB stock as of September 30, 2010.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

4.   Loans and Reserve for Credit Losses

The composition of the loan portfolio at September 30, 2010 and December 31, 2009 was as follows (dollars in thousands):

Loan portfolio	September 30, 2010	% of gross loans	December 31, 2009	% of gross loans	% Change Sep/Dec
	(Restated)
Commercial	$306,696	24%	$420,155	27%	-27.0%
Real Estate:
Construction/lot/land development	167,103	13%	308,346	20%	-45.8%
Mortgage	86,782	7%	93,465	6%	-7.2%
Commercial	670,461	52%	675,728	44%	-0.8%
Consumer	45,645	4%	49,982	3%	-8.7%
Total loans	1,276,687	100%	1,547,676	100%	-17.5%
Less reserve for loan losses	51,533	4.0%	58,586	3.8%	-12.0%
Total loans, net	$1,225,154		$1,489,090		-17.7%

Total loans continue to be strategically reduced as a result of paydowns, select loan sales or participations, non-renewal of mainly transaction-only loans where the deposit relationship with the related customer was de minimus, as well as net charge-offs (particularly in the residential land development portfolio).

The above loans are net of deferred loan fees of approximately $2.7 million at September 30, 2010 and $3.3 million at December 31, 2009.

Transactions in the reserve for loan losses and unfunded commitments for the nine months ended September 30, 2010 and 2009 were as follows (dollars in thousands):

	Nine months ended September 30,
	2010	2009
Reserve for loan losses
Balance at beginning of period (Restated as of December 31, 2009)	$58,586	$47,166
Loan loss provision	19,000	85,000
Recoveries	7,861	1,946
Loans charged off	(33,914)	(80,989)
Balance at end of period	$51,533	$53,123
Reserve for unfunded commitments
Balance at beginning of period	$704	$1,039
Provision (credit) for unfunded commitments	237	(335)
Balance at end of period	$941	$704
Reserve for credit losses
Reserve for loan losses	$51,533	$53,123
Reserve for unfunded commitments	941	704
Total reserve for credit losses	$52,474	$53,827

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

4.   Loans and Reserve for Credit Losses  – (continued)

At September 30, 2010, the Bank had approximately $207.6 million in outstanding commitments to extend credit, compared to approximately $288.7 million at year-end 2009. The reduction is a function of completion of prior period construction draws as well as management’s efforts to reduce commitments to a lower level. Reserves for unfunded commitments are classified as other liabilities in the accompanying condensed consolidated balance sheets.

5.   Non-Performing Assets (“NPA’s”)

Risk of nonpayment exists with respect to all loans, which could result in the classification of such loans as non-performing. NPA balances have declined during 2010 compared to the rapid growth experienced in the first half of 2009. While this is a positive development no assurance can be given that NPA’s will not increase in the future. During the three months ended September 30, 2010 certain non performing loans were foreclosed upon resulting in a reduction in non performing loans (NPL’s).

At September 30, 2010, the Company had 22 troubled debt restructurings (“TDRs”) totaling $41.4 million, of which $11.7 million is reported as non-accrual loans. At December 31, 2009, the Company’s TDR’s totaled $27.3 million, of which $11.8 million was reported as non-accrual loans. The TDRs at September 30, 2010 and December 31, 2009 are classified as impaired loans and, in the opinion of management, are reserved appropriately.

The following table presents information with respect to NPA’s at September 30, 2010 and December 31, 2009 (dollars in thousands):

	September 30, 2010	December 31, 2009
		(Restated)
Loans on non-accrual status	$81,509	$132,110
Loans past due 90 days or more but not on non-accrual status	57	—
OREO	47,969	28,860
Total NPA’s	$129,535	$160,970
Selected ratios:
NPLs to total gross loans	6.39%	8.54%
NPAs to total gross loans and OREO	9.78%	10.21%
NPAs to total assets	7.08%	7.41%

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

5.   Non-Performing Assets (“NPA’s”)  – (continued)

The composition of NPA’s as of September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009 was as follows (dollars in thousands):

	September 30, 2010	% of total	June 30, 2010	% of total	March 31, 2010	% of total	December 31, 2009	% of total
							(Restated)	(Restated)
Commercial	$23,953	19%	$23,320	17%	$35,906	22%	$28,964	18%
Real Estate:
Development/Construction/lot	82,248	63%	91,822	65%	100,797	63%	106,752	66%
Commercial	22,535	17%	24,164	17%	23,411	15%	24,749	16%
Consumer/other	799	1%	819	1%	595	0%	505	0%
Total NPA’s	$129,535	100%	$140,125	100%	$160,710	100%	$160,970	100%

The following table presents non-performing assets as of September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009 by region (dollars in thousands):

Region	September 30, 2010	% of total NPA’s	June 30, 2010	% of total NPA’s	March 31, 2010	% of total NPA’s	December 31, 2009	% of total NPA’s
							(Restated)	(Restated)
Central Oregon	$32,885	25%	$38,080	27%	$47,939	30%	$49,167	31%
Northwest Oregon	24,537	19%	24,114	17%	25,659	16%	27,042	17%
Southern Oregon	17,386	14%	17,730	13%	17,067	11%	17,758	11%
Total Oregon	74,808	58%	79,924	57%	90,665	56%	93,967	58%
Idaho	54,727	42%	60,201	43%	70,045	44%	67,003	42%
Grand total	$129,535	100%	$140,125	100%	$160,710	100%	$160,970	100%

A loan is considered to be impaired (non-performing) when it is determined probable that the principal and/or interest amounts due will not be collected according to the contractual terms of the loan agreement. Impaired loans are generally carried at the lower of cost or fair value, which may be determined based upon recent independent appraisals which are further reduced for estimated selling costs or as a practical expedient basis by estimating the present value of expected future cash flows, discounted at the loan’s effective interest rate. Certain large groups of smaller balance homogeneous loans, collectively measured for impairment, are excluded. Impaired loans are charged to the reserve for loan losses when management believes after considering economic and business conditions, collection efforts and collateral position that the borrower’s financial condition is such that collection of principal is not probable. See “Footnote 13 — Fair Value Measurements” for additional information related to fair value measurement.

At September 30, 2010, impaired loans carried at fair value totaled approximately $111.3 million and related specific valuation allowances were approximately $6.6 million. At December 31, 2009, impaired loans were approximately $147.6 million and related specific valuation allowances were approximately $0.1 million. Interest income recognized for cash payments received on impaired loans for the periods presented was insignificant. The average recorded investment in impaired loans was approximately $149.3 million and $159.3 million for the nine months ended September 30, 2010 and 2009, respectively.

The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination, and may or may not be secured. When a loan is placed on non-accrual status, it is the Bank’s policy to reverse, and charge against current operations, interest previously accrued on the loan but uncollected. Interest subsequently collected on such loans is credited to

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

5.   Non-Performing Assets (“NPA’s”)  – (continued)

loan principal if, in the opinion of management, full collectability of principal is doubtful. Interest income that was reversed and charged against income for the nine months ended September 30, 2010 and 2009, was approximately $0.9 million and $1.6 million, respectively.

Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment of such loans based on the estimated fair value of’ the underlying real estate collateral. OREO is carried at the lower of cost or estimated net realizable value, which is also based on the estimated fair value of the related real estate property. The valuation of real estate collateral and OREO is subjective in nature and may be adjusted in the future because of changes in economic conditions. The valuation of real estate collateral and OREO is also subject to review by Federal and State bank regulatory authorities who may require increases or decreases to carrying amounts based on their evaluation of the information available to them at the time of their examinations of the Bank, in addition to State banking regulations which require periodic mandatory write-downs of OREO. Management considers third-party appraisals, as well as independent fair market value assessments from realtors or persons involved in selling real estate and OREO, in determining the estimated fair value of particular properties. In addition, as certain of these third-party appraisals and independent fair market value assessments are only updated on an annual basis, changes in the values of specific properties may have occurred subsequent to the most recent appraisals. Accordingly, the amounts of any such potential changes — and any related adjustments — are generally recorded at the time such information is received.

6.   Other Real Estate Owned (“OREO”), Net

The following table presents activity related to OREO for the periods shown (dollars in thousands):

	Nine months ended September 30,
	2010	2009
Balance at beginning of period (Restated as of December 31, 2009)	$28,860	$52,727
Additions to OREO	34,267	16,942
Dispositions of OREO	(10,697)	(25,674)
Valuation adjustments in the period	(4,461)	(6,341)
Balance at end of period	$47,969	$37,654

7.   Mortgage Servicing Rights (“MSRs”)

Effective April 30, 2010, the Bank executed an agreement to sell its mortgage servicing assets as previously discussed in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2010. Going forward, the Bank will not directly service mortgage loans it originates, but rather sell originations “servicing released”. “Servicing released” means that whoever the Bank sells the loan to will service or arrange for servicing of the loan.

MSRs are included in other assets in the accompanying condensed consolidated balance sheet as of December 31, 2009. MSR’s were carried at the lower of origination value less accumulated amortization, or current fair value. The net carrying value of MSRs was approximately $3.9 million at December 31, 2009.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

7.   Mortgage Servicing Rights (“MSRs”)  – (continued)

Activity in MSRs for the nine months ended September 30, 2010 and 2009 was as follows (dollars in thousands):

	Nine months ended September 30,
	2010	2009
Balance at beginning of period	$3,947	$3,605
Additions	25	1,687
Amortization	(378)	(1,204)
Sale of MSR’s	(3,594)	—
Balance at end of period	$—	$4,088

For further discussion of activity in MSRs for the nine months ended September 30, 2010 and 2009, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-Interest Income” elsewhere in this Form 10-Q.

8.   Junior Subordinated Debentures

At September 30, 2010, the Company had four subsidiary grantor trusts for the purpose of issuing Trust Preferred Securities (TPS) and common securities. The common securities were purchased by the Company, and the Company’s investment in the common securities of $2.1 million is included in accrued interest and other assets in the accompanying condensed consolidated balance sheets. The weighted average interest rate of all TPS was 2.82% at September 30, 2010 and 2.79% at December 31, 2009.

During 2009, the Company exercised its right to defer regularly scheduled interest payments on outstanding junior subordinated debentures related to its TPS. At September 30, 2010, the Company had a balance in other liabilities of $3.2 million in accrued and unpaid interest expense related to these junior subordinated debentures, and it may not pay dividends on its common stock until all accrued but unpaid interest has been paid in full. Payment of dividends is also restricted by state and federal regulators (see Note 14). The Company has recorded and continues to record junior subordinated debenture interest expense in its statement of operations.

9.   Other Borrowings

At September 30, 2010 the Bank had a total of $195.0 million in long-term borrowings from FHLB with maturities ranging from 2011 to 2017, bearing a weighted-average rate of 1.83% with $50 million maturing in 2011. In addition, the Bank had $98.0million in off-balance sheet FHLB letters of credit used for collateralization of public deposits held by the Bank. The available line of credit with the FHLB is reduced by the amount of these letters of credit. Also, the Bank had $41.0 million of senior unsecured debt issued in connection with the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”) maturing February 12, 2012 bearing a weighted average rate of 2.04%, exclusive of net issuance costs and 1% per annum FDIC insurance assessment applicable to TLGP debt which are being amortized straight line over the term of the debt. (See Management’s Discussion and Analysis of Financial Results of Operation — “Liquidity and Sources of Funds” for further discussion).

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

10.  Basic and Diluted loss per Common Share

The Company’s basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company’s diluted loss per common share is the same as the basic loss per common share due to the anti-dilutive effect of common stock equivalents.

The numerators and denominators used in computing basic and diluted loss per common share for the nine months and three months ended September 30, 2010 and 2009 can be reconciled as follows (dollars in thousands, except per share data):

	Nine months ended September 30,		Three months ended September 30,
	2010	2009	2010	2009
Net loss	$(15,051)	$(44,628)	$(3,438)	$(12,644)
Weighted-average shares outstanding – basic	28,047,835	27,991,675	28,049,748	28,029,087
Basic and diluted loss per common share	$(0.54)	$(1.59)	$(0.12)	$(0.45)
Common stock equivalent shares excluded due to antidilutive effect	482,928	120,347	476,840	132,934

11.  Stock-Based Compensation

During the nine months ended September 30, 2010 the Company granted 770,750 stock options with a calculated fair value of $0.43 per option. The Company did not grant any equity grants for the nine month period ended September 30, 2009.

The Company used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted for the nine months ended September 30, 2010:

Dividend yield	0.0%
Expected volatility	78.1%
Risk-free interest rate	3.1%
Expected option lives	7.9 years

The dividend yield is based on historical dividend information. The expected volatility is based on historical volatility of the Company’s common stock price. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for periods corresponding with the expected lives of the options granted. The expected option lives represent the period of time that options are expected to be outstanding giving consideration to vesting schedules and historical exercise and forfeiture patterns.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of publicly-traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of publicly-traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in the opinion of the Company’s management, the Black-Scholes option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

11.  Stock-Based Compensation  – (continued)

The following table presents the activity related to stock options for the nine months ended September 30, 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000)
Options outstanding at January 1, 2010	990,618	$12.18	4.4	$—
Granted	770,750	0.57	N/A	N/A
Exercised	—	—	N/A	N/A
Cancelled	(179,743)	8.49	N/A	N/A
Options outstanding at September 30, 2010	1,580,367	$6.93	5.1	$—
Options exercisable at September 30, 2010	563,633	$13.48	3.2	$—

As of September 30, 2010, there was approximately $0.4 million of unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining vesting periods of the underlying stock options.

During the nine months ended September 30, 2010, the Company granted 378,000 shares of nonvested restricted stock at a weighted-average grant date fair value of $0.57 per share (approximately $215,000). The nonvested restricted stock is scheduled to cliff-vest three years from the grant date.

The following table presents the activity for nonvested restricted stock for the nine months ended September 30, 2010:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Vesting Term (years)
Nonvested as of January 1, 2010	131,734	$14.68	N/A
Granted	378,000	0.57	N/A
Vested	(19,130)	20.72	N/A
Cancelled	(13,764)	11.20	N/A
Nonvested as of September 30, 2010	476,840	$3.50	2.24

As of September 30, 2010, unrecognized compensation cost related to nonvested stock totaled approximately $0.4 million. The nonvested stock is scheduled to vest over periods of three to four years from the grant date. The unearned compensation on nonvested stock is being amortized to expense on a straight-line basis over the applicable vesting periods.

The Company has also granted awards of restricted stock units (RSUs). A RSU represents the unfunded, unsecured right to require the Company to deliver to the participant one share of common stock for each RSU. There was no unrecognized compensation cost related to RSUs at September 30, 2010 and 2009, as all RSUs were fully-vested.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

12.  Income Taxes

During the three months ended September 30, 2010 the IRS commenced a required examination of the Company’s 2009 tax year and December 31, 2009 income tax receivable of $43.3 million. In connection therewith, and in completion of the 2009 income tax examination, the Company settled with the IRS’ field examiner and recorded a provision for income taxes of $1.1 million for the three months ended September 30, 2010. The provision for income taxes of $0.5 million for the nine months ended September 30, 2010 also reflects adjustments to the 2009 income tax receivable. During the three month and nine month periods ended September 30, 2009, the Company recorded income tax benefits of $9.7 million and $31.4 million, respectively, as management believed at that time that it was more likely than not that such benefits would be received. Effective December 31, 2009, management determined that there should be a 100% valuation allowance against the Company’s net deferred tax assets.

As of September 30, 2010, the Company maintained a valuation allowance of $37.4 million against the deferred tax asset balance of $36.3 million, for a net deferred tax credit of $1.1 million. This amount represented a $0.1 million increase from year-end 2009 due to an increase in gross unrealized gains in the Company’s investment portfolio during the nine months ended September 30, 2010. The Company’s future net deferred tax asset or liability will continue to be impacted by changes in the gross unrealized gains/losses on the Company’s investment portfolio. For discussion of the Company’s deferred income tax assets see “Critical Accounting Policies — Deferred Income Taxes” included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

13.  Fair Value Measurements

GAAP establishes a hierarchy for determining fair value measurements, and includes three levels based upon the valuation techniques used to measure assets and liabilities. The three levels are as follow:

•	Quoted prices in active markets for identical assets (Level 1): Inputs that are quoted unadjusted prices in active markets for identical assets that the Company has the ability to access at the measurement date. An active market for the asset is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Significant other observable inputs (Level 2): Inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and inputs derived principally from, or corroborated by, observable market data by correlation or other means.
•	Significant unobservable inputs (Level 3): Inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally-developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

13.  Fair Value Measurements  – (continued)

value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes that the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the condensed consolidated balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to valuation hierarchy:

Investment securities:  Where quoted prices for identical assets are available in an active market, investment securities available-for-sale are classified within level 1 of the hierarchy. If quoted market prices for identical securities are not available then fair values are estimated by independent sources using pricing models and/or quoted prices of investment securities with similar characteristics or discounted cash flows. The Company has categorized its investment securities available-for-sale as level 2, since a majority of such securities are MBS which are mainly priced in this latter manner.

Impaired loans:  A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral. A significant portion of the Bank’s impaired loans are measured using the estimated fair market value of the collateral.

OREO:  Management obtains third party appraisals as well as independent fair market value assessments from realtors or persons involved in selling OREO in determining the estimated fair value of particular properties. Accordingly, the valuation of OREO is subject to significant external and internal judgment. Management periodically reviews OREO to determine whether the property continues to be carried at the lower of its recorded book value or estimated fair value.

At September 30, 2010 and December 31, 2009, the Company had no financial liabilities measured at fair value on a recurring basis. The Company’s financial assets measured at fair value on a recurring basis at September 30, 2010 and December 31, 2009 are as follows (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2010
Investment securities available-for-sale	$—	$120,459	$—
Total recurring assets measured at fair value	$—	$120,459	$—
December 31, 2009
Investment securities available-for-sale	$—	$133,755	$—
Total recurring assets measured at fair value	$—	$133,755	$—

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

13.  Fair Value Measurements  – (continued)

Certain non-financial assets are also measured at fair value on a non-recurring basis. These assets primarily consist of intangible assets and other non-financial long-lived assets which are measured at fair value for periodic impairment assessments.

Certain assets are measured at fair value on a nonrecurring basis (e.g., the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments when there is evidence of impairment). The following table represents the assets measured at fair value on a nonrecurring basis by the Company at September 30, 2010 and December 31, 2009 (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
			(Restated)
September 30, 2010
Impaired loans with specific valuation allowances	$—	$—	$105,916
Other real estate owned	—	—	47,969
	$—	$—	$153,885
December 31, 2009
Impaired loans with specific valuation allowances	$—	$—	$114,039
Other real estate owned	—	—	28,860
	$—	$—	$142,899

The Company did not change the methodology used to determine fair value for any financial instruments during the nine months ended September 30, 2010 or 2009. Accordingly, for any given class of financial instruments, the Company did not have any transfers between Level 1, Level 2, or Level 3 during the nine month periods ended September 30, 2010 or 2009.

The following disclosures are made in accordance with GAAP, which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Company primarily uses present value techniques to estimate the fair value of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which may have significant value. The Company does not believe that it would be practicable to estimate a representational fair value for these types of items as of September 30, 2010 and December 31, 2009.

Because GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

The Company uses the following methods and assumptions to estimate the fair value of its financial instruments:

Cash and cash equivalents:  The carrying amount approximates the estimated fair value of these instruments.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

13.  Fair Value Measurements  – (continued)

Investment securities:  See above description.

FHLB stock:  The carrying amount approximates the estimated fair value.

Loans:  The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using September 30, 2010 and December 31, 2009 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated. Fair values for impaired loans are estimated using a discounted cash flow analysis or the underlying collateral values.

BOLI:  The carrying amount approximates the estimated fair value of these instruments.

OREO:  See above description.

Deposits:  The estimated fair value of demand deposits, consisting of checking, interest bearing demand and savings deposit accounts, is represented by the amounts payable on demand. At the reporting date, the estimated fair value of time deposits is calculated by discounting the scheduled cash flows using the September 30, 2010 and December 31, 2009 rates offered on those instruments.

Junior subordinated debentures, other borrowings and TLGP senior unsecured debt:  The fair value of the Bank’s junior subordinated debentures, other borrowings (including federal funds purchased) and TLGP senior unsecured debt are estimated using discounted cash flow analyses based on the Bank’s September 30, 2010 and December 31, 2009 incremental borrowing rates for similar types of borrowing arrangements. However, as of September 30, 2010 and December 31, 2009, the estimated fair value of the Bank’s junior subordinated debentures has been adjusted to reflect the possible negotiated exchange of such debentures for cash.

Loan commitments and standby letters of credit:  The majority of the Bank’s commitments to extend credit have variable interest rates and are conditional on defined customer credit quality parameters. Standby Letters of Credit are similarly structured with conditional requirements and therefore the fair value of both items is not significant and not included in the following table.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

13.  Fair Value Measurements  – (continued)

The estimated fair values of the Company’s significant on-balance sheet financial instruments at September 30, 2010 and December 31, 2009 were approximately as follows (dollars in thousands):

	September 30, 2010		December 31, 2009
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Financial assets:
Cash and cash equivalents	$331,683	$331,683	$359,322	$359,322
Investment securities:
Available-for-sale	120,459	120,459	133,755	133,755
Held-to-maturity	1,807	1,931	2,008	2,143
FHLB stock	10,472	10,472	10,472	10,472
Loans, net (Restated as of December 31, 2009)	1,225,154	1,236,090	1,489,090	1,483,232
BOLI	33,638	33,638	33,635	33,635
OREO (Restated as of December 31, 2009)	47,969	47,969	28,860	28,860
Financial liabilities:
Deposits	1,488,848	1,493,472	1,815,348	1,819,103
Junior subordinated debentures, other borrowings, and TLGP senior unsecured debt	304,558	257,000	304,765	256,814

14.  Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of Tier 1 capital to average assets and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations).

Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. Such actions could potentially include a leverage capital limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. In addition, payment of dividends by the Company and the Bank are subject to restriction by state and federal regulators and availability of retained earnings. At September 30, 2010 and December 31, 2009, the Company and the Bank did not meet the regulatory benchmarks to be “adequately capitalized” under the applicable regulations.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

14.  Regulatory Matters  – (continued)

On August 27, 2009, the Bank entered into an agreement with the FDIC, its principal federal banking regulator, and the Oregon Division of Finance and Corporate Securities (“DFCS”) which requires the Bank to take certain measures to improve its safety and soundness (the “Order”).

In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of the Order based on certain findings from an examination of the Bank conducted in February 2009 based upon financial and lending data measured as of December 31, 2008 (the “ROE”). In entering into the stipulation and consenting to entry of the Order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the Order, the Bank is required to take certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and board supervision and to assure that its reserve for loan losses is maintained at an appropriate level. As of September 30, 2010, the Bank has failed to comply with certain requirements of the Order, particularly those requirements that are tied to or dependent upon execution of a capital raise as described below. Due to uncertain economic and banking conditions, no assurance can be given that such compliance will be attained in the future or that compliance with other terms of the Order will continue.

Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. As of September 30, 2010 and through the date of this report the requirement relating to increasing the Bank’s Tier 1 leverage ratio has not been met.

In addition, pursuant to the Order, the Bank must retain qualified management and must notify the FDIC and the DFCS in writing when it proposes to add any individual to its Board or to employ any new senior executive officer. Under the Order the Bank’s Board must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank’s activities.

The Order further requires the Bank to ensure the level of the reserve for loan losses is maintained at appropriate levels to safeguard the book value of the Bank’s loans and leases, and to reduce the amount of classified loans as of the ROE to no more than 75% of capital. As of September 30, 2010 and through the date of this report, the requirement that the amount of classified loans as of the ROE be reduced to no more than 75% of capital has not been met. However, as required by the Order, all assets classified as “Loss” in the ROE have been charged-off. The Bank has also developed and implemented a process for the review and approval of all applicable asset disposition plans.

The Order restricts the Bank from taking certain actions without the consent of the FDIC and the DFCS, including paying cash dividends, and from extending additional credit to certain types of borrowers.

The Order further requires the Bank to maintain a primary liquidity ratio (net cash, net short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15%. At September 30, 2010, the Bank’s primary liquidity ratio was 26.32%.

The Bank was required to implement these measures under various time frames, all of which have expired. While the Bank successfully completed several of the measures, it was unable to implement certain measures in the time frame provided, particularly those related to raising capital levels. In order for the Bank to meet the capital requirements of the Order, as of September 30, 2010 the Bank is targeting a minimum of approximately $150 million of additional equity capital at the Bank level. The economic environment in our market areas and the duration of the downturn in the real estate market will continue to have a significant impact on the implementation of the Bank’s business plans. While the Company plans to continue its efforts to

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

14.  Regulatory Matters  – (continued)

aggressively pursue and evaluate opportunities to raise capital, there can be no assurance that such efforts will be successful or that the Bank’s plans to achieve the objectives set forth in the Order will successfully improve the Bank’s results of operations or financial condition or result in the termination of the Order from the FDIC and the DFCS. In addition, failure to increase capital levels consistent with the requirements of the Order could result in further enforcement actions by the FDIC and/or DFCS or the placing of the Bank into conservatorship or receivership, and could affect the Company’s ability to continue as a going concern.

On October 26, 2009, the Company entered into a written agreement with the Federal Reserve Bank (the “FRB”) and DFCS (the “Written Agreement”), which requires the Bank to take certain measures to improve its safety and soundness. Under the Written Agreement, the Bank is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the date of the Written Agreement. The Company submitted a strategic plan on October 28, 2009 and as of September 30, 2010 and through the date of this report, management believes that the Company is in compliance with the terms of the Written Agreement with the exception of requirements tied to or dependent upon increasing capital.

As outlined in the table below, as of September 30, 2010 and December 31, 2009 the Company and the Bank failed to meet the minimum regulatory requirements for an “adequately capitalized” institution and had therefore not complied with terms of the Order and Written Agreement to bring its capital ratios to the targeted levels.

The Bank’s and Company’s actual and required capital amounts and ratios are presented in the following tables. Note that the Company’s ratios are substantially below those of the Bank because regulatory calculations disallow portions of TPS from inclusion of capital at the Company level, but it is included as Tier 1 capital at the Bank level.

The Bank’s actual and required capital amounts and ratios are presented in the following table (dollars in thousands):

	Actual		Regulatory minimum to be “adequately capitalized”		Regulatory minimum to be “well capitalized” under prompt corrective action provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
September 30, 2010:
Tier 1 leverage (to average assets)	$72,849	3.9%	$74,515	4.0%	$186,287	10.0	%(1)
Tier 1 capital (to risk-weighted assets)	72,849	5.2	55,557	4.0	83,335	6.0
Total capital (to risk-weighted assets)	90,656	6.5	111,114	8.0	138,892	10.0
December 31, 2009 (Restated):
Tier 1 leverage (to average assets)	$82,847	3.8%	$88,629	4.0%	$221,573	10.0	%(1)
Tier 1 capital (to risk-weighted assets)	82,847	5.0	66,664	4.0	99,996	6.0
Total capital (to risk-weighted assets)	104,159	6.3	133,328	8.0	166,660	10.0

(1)	Pursuant to the Order, in order to be deemed “well capitalized”, the Bank must maintain a Tier 1 leverage ratio of at least 10.00%.

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

14.  Regulatory Matters  – (continued)

The Company’s actual and required capital amounts and ratios are presented in the following table (dollars in thousands):

	Actual		Regulatory minimum to be “adequately capitalized”		Regulatory minimum to be “well capitalized” under prompt corrective action provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
September 30, 2010:
Tier 1 leverage (to average assets)	$6,280	0.3%	$74,640	4.0%	$93,300	5.0%
Tier 1 capital (to risk-weighted assets)	6,280	0.5	55,647	4.0	83,471	6.0
Total capital (to risk-weighted assets)	12,560	0.9	111,294	8.0	139,118	10.0
December 31, 2009 (Restated):
Tier 1 leverage (to average assets)	$24,637	1.1%	$88,563	4.0%	$110,704	5.0%
Tier 1 capital (to risk-weighted assets)	24,637	1.5	66,754	4.0	100,132	6.0
Total capital (to risk-weighted assets)	49,274	3.0	133,509	8.0	166,886	10.0

15.  New Authoritative Accounting Guidance

In June 2009, the Financial Accounting Standards Board (FASB) issued FASB Accounting Standards Update (ASU) No. 2009-16, “Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets” (ASU 2009-16). ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative guidance in ASU 2009-16 became effective January 1, 2010 and did not have a significant impact on the Company’s condensed consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (ASU 2009-17). ASU 2009-17 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASU 2009-17 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The provisions of ASU 2009-17 became effective on January 1, 2010 and did not have a significant impact on the Company’s condensed consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures About Fair Value Measurements” (ASU 2010-06). ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

15.  New Authoritative Accounting Guidance  – (continued)

transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) entities should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011, and management does not expect that the adoption of this disclosure requirement will have a significant effect on the Company’s future condensed consolidated financial statements. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010 and did not have a significant effect on the Company’s condensed consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (Topic 855) — Amendments to Certain Recognition and Disclosure Requirements” (ASU 2010-09), which amends certain subsequent events disclosure guidance. The amendments include a definition of an SEC filer, requires an SEC filer or conduit bond obligor to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance except for the use of the issued date for conduit debt obligors, and did not have a significant effect on the Company’s condensed consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-18, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset” (ASU 2010-18), regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 — Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality (Subtopic 310-30). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables — Troubled Debt Restructurings by Creditors. The amendments in ASU 2010-18 are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. The adoption of ASU 2010-18 did not have a significant effect on the Company’s condensed consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20 “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (ASU 2010-20) which requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 will be effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting

Cascade Bancorp & Subsidiary

Notes to Condensed Consolidated Financial Statements
September 30, 2010
(unaudited)

15.  New Authoritative Accounting Guidance  – (continued)

period. Disclosures that relate to activity during a reporting period will be required for the Company’s consolidated financial statements that include periods beginning on or after January 1, 2011. Management is currently evaluating the effect that ASU 2010-20 will have on the Company’s future condensed consolidated financial statements.

16.  Restatement of December 31, 2009 consolidated financial statements

Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2009, management made the decision to restate its previously reported results of operations and financial condition. This restatement was related to an examination by banking regulators of the Bank that commenced on March 15, 2010 and was primarily related to the reserve for loan losses and loan loss provision. In connection with the examination, the regulators provided additional information to the Company on July 29, 2010 which resulted in management refining and enhancing its model for calculating the reserve for loan losses by considering an expanded scope of information and augmenting the qualitative and judgmental factors used to estimate losses inherent in the loan portfolio. As a result of the findings of the regulatory examination, the regulators required the Bank to amend its Call Report of Condition as of and for the year ended December 31, 2009. On August 3, 2010, the Audit Committee of the Board concluded, based upon additional information received from banking regulators and the recommendation of management, that the Company’s previously issued audited consolidated financial statements as of and for the year ended December 31, 2009 as reported in the Company’s Annual Report on Form 10-K, could no longer be relied upon. Accordingly, all amounts as of December 31, 2009 in the accompanying condensed consolidated financial statements have been restated as applicable.

17.  Commitments and Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

On August 18, 2010, the Bank was sued in an asserted class action lawsuit in Idaho federal court. The lawsuit alleges that, in 2004, the Bank’s predecessor (Farmers and Merchants Bank), acting as trustee under three similar trust indentures, inappropriately disbursed the proceeds of three bond issuances, supposedly resulting years later in the bondholders’ loss of their collective investment of approximately $23.5 million. Recovery is sought on theories of breach of the indentures, breach of fiduciary duty, and conversion. The lawsuit is in its initial stages and the class has not been certified. While the outcome of this proceeding cannot be predicted with certainty, based on management’s review, management believes that the lawsuit is without merit and plans to vigorously pursue its defenses. Management also believes that if any liability were to result, it would not have a material adverse effect on the Company’s consolidated liquidity, financial condition or results of operations.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cascade Bancorp

We have audited the accompanying consolidated balance sheet of Cascade Bancorp and its subsidiary, Bank of the Cascades (collectively, “the Company”), as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements as of December 31, 2008, and for the years ended December 31, 2008 and 2007, were audited by Symonds, Evans & Company, P.C., who merged with Delap LLP as of June 1, 2009, and whose report dated March 10, 2009, expressed an unqualified opinion on those consolidated financial statements with an explanatory paragraph that emphasized the Company’s current operating environment and financial condition.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2009 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Bancorp and its subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred net losses in 2009 and 2008, has a significant level of nonperforming assets, and is currently operating under written agreements with its principal banking regulators which require management to take a number of actions, including, among other things, restoring and maintaining capital levels to amounts that are in excess of the Company’s current capital levels. These conditions raise substantial doubt about the Company’s ability to continue as a going concern as of December 31, 2009. Management’s plans to address these matters are described in Notes 2 and 21. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 23 to the consolidated financial statements, the accompanying 2009 consolidated financial statements have been restated to correct a material misstatement primarily related to the Company’s reserve for loan losses and loan loss provision.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2010, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is August 20, 2010, expressed an adverse opinion thereon.

/s/ Delap LLP

Lake Oswego, Oregon
March 12, 2010, except for Note 23 and the effects of the restatement described therein, as to which the date is August 20, 2010

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008
(Dollars in thousands)

	2009	2008
	(Restated)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$38,759	$46,554
Interest bearing deposits	319,627	162
Federal funds sold	936	2,230
Total cash and cash equivalents	359,322	48,946
Investment securities available-for-sale	133,755	107,480
Investment securities held-to-maturity, estimated fair value of $2,143 ($2,247 in 2008)	2,008	2,211
Federal Home Loan Bank (FHLB) stock	10,472	10,472
Loans, net	1,489,090	1,909,018
Premises and equipment, net	37,367	39,763
Core deposit intangibles	6,388	7,921
Bank-owned life insurance (BOLI)	33,635	33,568
Other real estate owned (OREO), net	28,860	52,727
Income taxes receivable	43,256	21,230
Accrued interest and other assets	27,975	44,971
Total assets	$2,172,128	$2,278,307
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$394,583	$364,146
Interest bearing demand	796,628	816,693
Savings	29,380	33,203
Time	594,757	580,569
Total deposits	1,815,348	1,794,611
Junior subordinated debentures	68,558	68,558
Other borrowings	195,207	248,975
Temporary Liquidity Guarantee Program (TLGP) senior unsecured debt	41,000	—
Customer repurchase agreements	—	9,871
Accrued interest and other liabilities	28,697	21,053
Total liabilities	2,148,810	2,143,068
Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value; 45,000,000 shares authorized; 28,174,163 shares issued and outstanding (28,088,110 in 2008)	159,617	158,489
Accumulated deficit	(137,953)	(23,124)
Accumulated other comprehensive income (loss)	1,654	(126)
Total stockholders’ equity	23,318	135,239
Total liabilities and stockholders’ equity	$2,172,128	$2,278,307

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Dollars in thousands, except per share amounts)

	2009	2008	2007
	(Restated)
Interest and dividend income:
Interest and fees on loans	$101,081	$132,979	$165,361
Taxable interest on investment securities	5,089	4,451	5,160
Nontaxable interest on investment securities	138	189	283
Interest on interest bearing deposits	486	11	195
Interest on federal funds sold	17	31	187
Dividends on FHLB stock	—	111	42
Total interest and dividend income	106,811	137,772	171,228
Interest expense:
Deposits:
Interest bearing demand	7,267	15,541	30,727
Savings	73	135	202
Time	17,915	12,850	15,804
Junior subordinated debentures, other borrowings, and TLGP senior unsecured debt	8,880	13,845	15,991
Total interest expense	34,135	42,371	62,724
Net interest income	72,676	95,401	108,504
Loan loss provision	134,000	99,593	19,400
Net interest income (loss) after loan loss provision	(61,324)	(4,192)	89,104
Noninterest income:
Service charges on deposit accounts, net	8,582	9,894	9,710
Mortgage banking income, net	2,827	2,100	2,730
Card issuer and merchant service fees, net	3,027	3,705	3,930
Earnings on BOLI	68	264	1,574
Gains on sales of investment securities available-for sale	648	436	260
Gain on sale of merchant card processing business	3,247	—	—
Other income	3,227	3,592	3,021
Total noninterest income	21,626	19,991	21,225
Noninterest expenses:
Salaries and employee benefits	33,149	33,708	36,344
Equipment	2,153	2,156	2,250
Occupancy	4,682	4,767	4,438
Communications	1,982	2,038	1,988
FDIC insurance	6,933	1,709	777
OREO	23,140	8,442	123
Professional services	7,362	2,896	2,296
Prepayment penalties on FHLB borrowings	2,081	—	—
Reduction in reserve for unfunded loan commitments	(335)	(2,124)	(50)
Goodwill impairment	—	105,047	—
Other expenses	13,569	15,032	14,428
Total noninterest expenses	94,716	173,671	62,594
Income (loss) before income taxes	(134,414)	(157,872)	47,735
Provision (credit) for income taxes	(19,585)	(23,306)	17,756
Net income (loss)	$(114,829)	$(134,566)	$29,979
Basic earnings (loss) per common share	$(4.10)	$(4.82)	$1.06
Diluted earnings (loss) per common share	$(4.10)	$(4.82)	$1.05

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Dollars in thousands, except per share amounts)

	Number of shares	Comprehensive income (loss)	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balances at December 31, 2006	28,330,259	$—	$162,199	$98,112	$765	$261,076
Comprehensive income:
Net income	—	29,979	—	29,979	—	29,979
Other comprehensive loss – unrealized losses on investment securities available-for-sale of approximately $70 (net of income taxes of approximately $43), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net income of approximately $162 (net of income taxes of approximately $98)	—	(232)	—	—	(232)	(232)
Total comprehensive income, net	—	$29,747	—	—	—	—
Nonvested restricted stock grants, net	40,904		—	—	—	—
Stock-based compensation expense	—		1,632	—	—	1,632
Cash dividends paid (aggregating $.37 per share)	—		—	(10,491)	—	(10,491)
Stock options exercised	146,109		1,979	—	—	1,979
Tax effect from non-qualified stock options exercised	—		548	—	—	548
Repurchases of common stock	(483,100)		(9,205)	—	—	(9,205)
Balances at December 31, 2007	28,034,172		157,153	117,600	533	275,286

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Dollars in thousands, except per share amounts)

	Number of shares	Comprehensive income (loss)	Common stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balances at December 31, 2007	28,034,172	$—	$157,153	$117,600	$533	$275,286
Comprehensive loss:
Net loss	—	(134,566)	—	(134,566)	—	(134,566)
Other comprehensive loss – unrealized losses on investment securities available-for-sale of approximately $385 (net of income taxes of approximately $242), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net loss of approximately $274 (net of income taxes of approximately $162)	—	(659)	—	—	(659)	(659)
Total comprehensive loss	—	$(135,225)	—	—	—	—
Nonvested restricted stock grants, net	42,433		—	—	—	—
Stock-based compensation expense	—		1,566	—	—	1,566
Cash dividends paid (aggregating $0.22 per share)	—		—	(6,158)	—	(6,158)
Stock options exercised	11,505		67	—	—	67
Tax effect from non-qualified stock options exercised	—		(297)	—	—	(297)
Balances at December 31, 2008	28,088,110		158,489	(23,124)	(126)	135,239

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Dollars in thousands, except per share amounts)

	Number of shares	Comprehensive income (loss)	Common stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total stockholders’ equity
		(Restated)		(Restated)		(Restated)
Balances at December 31, 2008	28,088,110	$—	$158,489	$(23,124)	$(126)	$135,239
Comprehensive loss:
Net loss	—	(114,829)	—	(114,829)	—	(114,829)
Other comprehensive income – unrealized gains on investment securities available-for-sale of approximately $2,183 (net of income taxes of approximately $1,337), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net loss of approximately $402 (net of income taxes of approximately $246)	—	1,780	—	—	1,780	1,780
Total comprehensive loss, net	—	$(113,049)	—	—	—	—
Nonvested restricted stock grants, net	86,053		—	—	—	—
Stock-based compensation expense	—		1,258	—	—	1,258
Income taxes withheld on vested restricted stock	—		(130)	—	—	(130)
Balances at December 31, 2009	28,174,163		$159,617	$(137,953)	$1,654	$23,318

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Dollars in thousands)

	2009	2008	2007
	(Restated)
Cash flows from operating activities:
Net income (loss)	$(114,829)	$(134,566)	$29,979
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,185	5,443	4,541
Goodwill impairment	—	105,047	—
Loan loss provision	134,000	99,593	19,400
Writedown of OREO	17,981	5,460	—
Provision (credit) for deferred income taxes	22,168	(11,870)	(6,841)
Discounts (gains) on sales of mortgage loans, net	(737)	367	(102)
Gains on sales of investment securities available-for-sale	(648)	(436)	(260)
Deferred benefit plan expenses	1,744	1,762	2,690
Stock-based compensation expense	1,258	1,566	1,632
Gains on sales of premises and equipment, net	(270)	(574)	(342)
Losses on sales of OREO	3,504	662	—
Increase in accrued interest and other assets	(29,099)	(21,625)	(2,569)
Increase (decrease) in accrued interest and other liabilities	4,809	(2,796)	(7,900)
Originations of mortgage loans	(177,206)	(121,663)	(170,095)
Proceeds from sales of mortgage loans	178,948	124,186	168,917
Net cash provided by operating activities	47,808	50,556	39,050
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(54,956)	(48,100)	(14,859)
Proceeds from maturities, calls and prepayments of investment securities available-for-sale	21,670	23,329	34,137
Proceeds from sales of investment securities available-for-sale	10,137	425	525
Proceeds from maturities and calls of investment securities held-to-maturity	200	965	505
Purchases of FHLB stock	—	(3,481)	—
Loan reductions (originations), net	258,864	(59,658)	(173,712)
Purchases of premises and equipment, net	244	(3,555)	458
Proceeds from sales of OREO	28,441	6,676	2,227
Net cash provided by (used in) investing activities	264,600	(83,399)	(150,719)
Cash flows from financing activities:
Net increase in deposits	20,737	127,473	5,522
Increase in TLGP senior unsecured debt	41,000	—	—
Net decrease in customer repurchase agreements	(9,871)	(8,743)	(25,404)
Net decrease in federal funds purchased	—	(14,802)	(375)
Proceeds from FHLB advances	140,000	1,353,477	505,000
Repayment of FHLB advances	(73,457)	(1,412,449)	(437,947)
Net increase (decrease) in other borrowings	(120,311)	(19,920)	89,524
Cash dividends paid	—	(6,158)	(10,491)
Proceeds from stock options exercised	—	67	1,979
Repurchases of common stock	—	—	(9,205)
Tax benefit (cost) from non-qualified stock options exercised	—	(297)	548
Income taxes withheld on vested restricted stock	(130)	—	—
Net cash provided by financing activities	(2,032)	18,648	119,151
Net increase (decrease) in cash and cash equivalents	310,376	(14,195)	7,482
Cash and cash equivalents at beginning of year	48,946	63,141	55,659
Cash and cash equivalents at end of year	$359,322	$48,946	$63,141

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements include the accounts of Cascade Bancorp (Bancorp), an Oregon chartered single bank holding company, and its wholly-owned subsidiary, Bank of the Cascades (the Bank) (collectively, “the Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Bancorp has also established four subsidiary grantor trusts in connection with the issuance of trust preferred securities (see Note 12). In accordance with accounting principles generally accepted in the United States (GAAP), the accounts and transactions of these trusts are not included in the accompanying consolidated financial statements.

Effective July 1, 2009, the Financial Accounting Standards Board’s (FASB’s) Accounting Standards Codification (the ASC) became the FASB’s single source of authoritative GAAP for all public and non-public non-governmental entities. While the ASC does not change GAAP, all existing FASB and American Institute of Certified Public Accountants (AICPA) accounting literature, with certain exceptions, was superseded by and incorporated into the ASC. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Accordingly, all references to specific GAAP literature in these consolidated financial statements have been modified to reflect this change. Subsequent changes to GAAP will be incorporated into the ASC through the issuance of Accounting Standards Updates (ASUs). The adoption of the ASC did not impact the Company’s consolidated financial condition, results of operations or cash flows.

Certain amounts in 2008 and 2007 have been reclassified to conform with the 2009 presentation.

Description of business

The Bank conducts a general banking business, operating branches in Central, Southern and Northwest Oregon, as well as the Boise, Idaho area. Its activities include the usual lending and deposit functions of a commercial bank: commercial, construction, real estate, installment, credit card and mortgage loans; checking, money market, time deposit and savings accounts; Internet banking and bill payment; automated teller machines and safe deposit facilities. Additionally, the Bank originates and sells mortgage loans into the secondary market and offers trust and investment services.

During 2009, the Company sold its merchant card processing business and certain miscellaneous assets utilized in connection with that business. Accordingly, the Company recognized a pre-tax net gain resulting from the sale of the merchant card processing business of approximately $3,247 during 2009.

Method of accounting

The Company prepares its consolidated financial statements in conformity with GAAP and prevailing practices within the banking industry. The Company utilizes the accrual method of accounting which recognizes income and gains when earned and expenses and losses when incurred. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income, gains, expenses and losses during the reporting periods. Actual results could differ from those estimates.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Segment reporting

The Company is managed by legal entity and not by lines of business. The Company has determined that its operations are solely in the community banking industry and consist of traditional community banking services, including lending activities; acceptance of demand, savings, and time deposits; business services; and trust services. These products and services have similar distribution methods, types of customers and regulatory responsibilities. The performance of the Company and the Bank is reviewed by the executive management team and the Company’s Board of Directors (the Board) on a monthly basis. All of the executive officers of the Company are members of the Bank’s executive management team, and operating decisions are made based on the performance of the Company as a whole. Accordingly, disaggregated segment information is not required to be presented in the accompanying consolidated financial statements, and the Company will continue to present one segment for financial reporting purposes.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of collection), interest bearing deposits with Federal Reserve Bank of San Francisco (FRB) and Federal Home Loan Bank of Seattle (FHLB), and federal funds sold. Generally, any interest bearing deposits are invested for a maximum of 90 days. Federal funds are generally sold for one-day periods.

The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. In addition, federal funds sold are essentially uncollateralized loans to other financial institutions. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks and counterparty financial institutions. The Bank has not experienced any losses in such accounts.

Supplemental disclosures of cash flow information

Noncash transactions resulted from unrealized gains and losses on investment securities available-for-sale, net of income taxes, issuance of nonvested restricted stock and stock-based compensation expense, all as disclosed in the accompanying consolidated statements of changes in stockholders’ equity; the net capitalization of originated mortgage-servicing rights, as disclosed in Note 7; the transfer of approximately $26,059, $55,760 and $11,651 of loans to other real estate owned (OREO) in 2009, 2008 and 2007, respectively, and a $105,047 impairment of goodwill in 2008.

During 2009, 2008 and 2007, the Company paid approximately $32,279, $42,521 and $62,902, respectively, in interest expense.

During 2009, the Company did not make any income tax payments, and received income tax refunds of approximately $19,951. During 2008 and 2007, the Company made income tax payments of approximately $7,338 and $24,940, respectively.

Investment securities

Investment securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investment securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in noninterest income. The Company had no trading securities during 2009, 2008 or 2007.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Investment securities that are not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes. Investment securities are valued utilizing a number of methods including quoted prices in active markets, quoted prices for similar assets, quoted prices for securities in inactive markets and inputs derived principally from — or corroborated by — observable market data by correlation or other means.

Management determines the appropriate classification of securities at the time of purchase.

Gains and losses on the sales of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on available-for-sale securities are recognized in interest income using the interest method generally over the period to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary impairment (OTTI) would result in write-downs of the individual securities to their fair value. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of fair value. The related write-downs would be included in earnings as realized losses. Management believes that all unrealized losses on investment securities at December 31, 2009 and 2008 are temporary (see Note 4).

FHLB stock

As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 2009 and 2008, the Bank met its minimum required investment. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment; however, stock redemptions are at the discretion of the FHLB.

The Bank’s investment in FHLB stock — which has limited marketability — is carried at cost, which approximates fair value. GAAP provides that, for impairment testing purposes, the value of long-term investments such as FHLB stock is based on the “ultimate recoverability” of the par value of the security without regard to temporary declines in value. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: 1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and length of time a decline has persisted; 2) the impact of legislative and regulatory changes on the FHLB and 3) the liquidity position of the FHLB. As of December 31, 2009, the FHLB reported that it had met all of its regulatory capital requirements, but remained classified as “undercapitalized” by its regulator. The FHLB will not repurchase capital stock or pay a dividend while it is classified as undercapitalized. The FHLB has noted that its primary concern with meeting its risk-based capital requirements relates to the potential impact of OTTI charges that they may be required to record on their private label mortgage-backed securities. While the FHLB was undercapitalized as of December 31, 2009, the Company does not believe that its investment in FHLB stock is impaired. However, this estimate could change if: 1) significant OTTI losses are incurred on the FHLB’s mortgage-backed securities causing a significant decline in its regulatory capital status; 2) the economic losses resulting from credit deterioration on the FHLB’s mortgage-backed securities increases significantly or 3) capital preservation strategies being utilized by the FHLB become ineffective.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Loans

Loans are stated at the amount of unpaid principal, reduced by the reserve for loan losses, the undisbursed portion of loans in process and deferred loan fees.

Interest income on loans is accrued daily based on the principal amounts outstanding. Allowances are established for uncollected interest on loans for which the interest is determined to be uncollectible. Generally, all loans past due (based on contractual terms) 90 days or more are placed on non-accrual status and internally classified as substandard. Any interest income accrued at that time is reversed. Subsequent collections are applied proportionately to past due principal and interest, unless collectibility of principal is in doubt, in which case all payments are applied to principal. Loans are removed from non-accrual status only when the loan is deemed current, and the collectibility of principal and interest is no longer doubtful, or, on one-to-four family loans, when the loan is less than 90 days delinquent.

The Bank charges fees for originating loans. These fees, net of certain loan origination costs, are deferred and amortized to interest income, on the level-yield basis, over the loan term. If the loan is repaid prior to maturity, the remaining unamortized deferred loan origination fee is recognized in interest income at the time of repayment.

Reserve for loan losses

The reserve for loan losses represents management’s recognition of the assumed risks of extending credit. The reserve is established to absorb management’s best estimate of known and inherent losses in the loan portfolio as of the consolidated balance sheet date. The reserve requires complex subjective judgments as a result of the need to make estimates about matters that are uncertain. The reserve is maintained at a level currently considered adequate to provide for potential loan losses based on management’s assessment of various factors affecting the portfolio.

The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Therefore, management cannot provide assurance that, in any particular period, the Company will not have significant losses in relation to the amount reserved. The level of reserve for loan losses is also subject to review by the bank regulatory authorities who may require increases or decreases to the reserve based on their evaluation of the information available to them at the time of their examinations of the Bank (see Note 23). The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries.

The following describes the Company’s methodology for assessing the appropriate level of the reserve for loan losses. For this purpose, loans and related commitments to loan are analyzed — and reserves are categorized — into the allocated reserve, specifically identified reserves for impaired loans, the unallocated reserve, or the reserve for unfunded loan commitments.

The allocated portions of the reserve and the reserve for unfunded loan commitments are calculated by applying loss factors to outstanding loan balances and commitments to loan, segregated by differing risk categories. Loss factors are based on historical loss experience, adjusted for current economic trends, loss severity factors arising from volatile market conditions and other conditions affecting the portfolio. In certain circumstances with respect to adversely risk rated loans, reserves may be allocated for individual or groupings of loans, whereby loss factors may utilize information as to estimated collateral values, secondary sources of repayment, guarantees and other relevant factors, including consideration of information that becomes available subsequent to year-end (see Note 23). The allocated portion of the consumer loan reserve is estimated based mainly upon a quarterly credit scoring analysis.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Impaired loans are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. The Bank considers loans to be impaired when management believes that it is probable that either principal and/or interest amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the loan’s underlying collateral or related guaranty. Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when a loan is determined to be adversely risk rated.

The unallocated portion of the reserve is based upon management’s evaluation of various factors that are not directly measured in the determination of the allocated and specific reserves. Such factors include uncertainties in economic conditions, uncertainties in identifying triggering events that directly correlate to subsequent loss rates, internal and external risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio. The unallocated reserve may also be affected by review by the bank regulatory authorities who may require increases or decreases to the unallocated reserve based on their evaluation of the information available to them at the time of their examinations. Also, loss data representing a complete economic cycle is not available for all sections of the loan portfolio. Accordingly, the unallocated reserve helps to minimize the risk related to the margin of imprecision inherent in the estimation of allocated loan losses. Due to the subjectivity involved in the determination of the unallocated portion of the reserve for loan losses, the relationship of the unallocated component to the total reserve for loan losses may fluctuate from period to period.

Reserve for unfunded loan commitments

The Company maintains a separate reserve for losses related to unfunded loan commitments. Management estimates the amount of probable losses related to unfunded loan commitments by applying the loss factors used in the reserve for loan loss methodology to an estimate of the expected amount of funding and applies this adjusted factor to the unused portion of unfunded loan commitments. The reserve for unfunded loan commitments totaled $704 and $1,039 at December 31, 2009 and 2008, respectively, and these amounts are included in accrued interest and other liabilities in the accompanying consolidated balance sheets. Increases (decreases) in the reserve for unfunded loan commitments are recorded in noninterest expenses in the accompanying consolidated statements of operations.

Mortgage servicing rights (MSRs)

MSRs are measured by allocating the carrying value of loans between the assets sold and interest retained, based upon the relative estimated fair value at date of sale. MSRs are capitalized at their allocated carrying value and amortized in proportion to, and over the period of, estimated future net servicing revenue. Impairment of MSRs is assessed based on the estimated fair value of servicing rights. Fair value is estimated using discounted cash flows of servicing revenue less servicing costs taking into consideration market estimates of prepayments as applied to underlying loan type, note rate and term (see also Note 7). Impairment adjustments, if any, are recorded through a valuation allowance.

Fees earned for servicing mortgage loans are reported as income when the related mortgage loan payments are received. The Company classifies MSRs as accrued interest and other assets in the accompanying consolidated balance sheets.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the estimated useful lives of the assets or terms of the leases. Amortization of leasehold improvements is included in depreciation and amortization expense in the accompanying consolidated financial statements.

Goodwill and other intangible assets

Goodwill and other intangible assets represent the excess of the purchase price and related costs over the fair value of net assets acquired in business combinations under the purchase method of accounting.

Based on the results of an interim goodwill impairment test performed at December 31, 2008, the Company concluded that the estimated fair value of the Company’s reporting unit was less than its book value and the carrying amount of the Company’s reporting unit goodwill exceeded its implied fair value. Accordingly, this resulted in a noncash after-tax impairment charge of $105,047 during 2008, eliminating all previously recorded goodwill. Goodwill impairment was a noncash accounting adjustment that did not affect the Company’s reported cash flows, and the Company’s Tier 1 and total regulatory capital ratios were unaffected by this adjustment. The Company did not experience any goodwill impairment during 2009 or 2007.

Other intangible assets include core deposit intangibles (CDI) and other identifiable finite-life intangible assets which are being amortized over their estimated useful lives primarily under the straight-line method. The CDI arose from the acquisitions of F&M Holding Company (F&M) and Community Bank of Grants Pass (CBGP), and totaled approximately $6,388 and $7,921 at December 31, 2009 and 2008, respectively. The CDI is included in accrued interest and other assets in the accompanying consolidated balance sheets and is being amortized over an eight-year period for F&M and over a seven-year period for CBGP. Other intangible assets, exclusive of CDI, are not significant at December 31, 2009 and 2008.

Bank-owned life insurance (BOLI)

The Company has purchased BOLI to protect itself against the loss of certain key employees and directors due to death and as a source of long-term earnings to support certain employee benefit plans. At December 31, 2009 and 2008, the Company had $26,105 and $26,315, respectively, of separate account BOLI and $7,530 and $7,253, respectively, of general account BOLI.

The cash surrender value of the separate account BOLI is the quoted market price of the underlying securities, further supported by a stable value wrap, which mitigates, but does not fully protect the investment against changes in the fair market value depending on the severity and duration of market price disruption. The fair value of the general account BOLI is based on the insurance contract cash surrender value. During 2009 and 2007, the fair value of the underlying investments plus the stable value wrap protection supported the cash surrender value of the separate account BOLI. During 2008, losses on the underlying investments in the separate account BOLI exceeded the support of the stable value wrap. As a result, the Company incurred losses of approximately $648 on the separate account BOLI in 2008, which is included in other noninterest expenses in the accompanying 2008 consolidated statement of operations. There can be no assurance that additional losses in excess of the stable value wrap protection will not occur on separate account BOLI in the future.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

OREO

OREO, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Holding costs; subsequent write-downs to net realizable value, if any; or any disposition gains or losses are included in noninterest expenses. The valuation of OREO is subjective in nature and may be adjusted in the future because of changes in economic conditions. The valuation of OREO is also subject to review by bank regulatory authorities who may require increases or decreases to carrying amounts based on their evaluation of the information available to them at the time of their examinations of the Bank (see Note 23). Management considers third-party appraisals, as well as independent fair market value assessments from realtors or persons involved in selling OREO, in determining the estimated fair value of particular properties. Net OREO was approximately $28,860 and $52,727 at December 31, 2009 and 2008, respectively, which is net of an allowance for losses in OREO of $6,230 and $5,340 as of December 31, 2009 and 2008.

Customer repurchase agreements

Prior to December 31, 2009, the Bank entered into repurchase agreements with customers who wished to deposit amounts in excess of the Federal Insurance Deposit Corporation (FDIC) insured limits. The Bank no longer offers this service and, therefore, there were no customer repurchase agreements outstanding as of December 31, 2009. At December 31, 2008, the Bank had $9,871 in customer repurchase agreements outstanding.

Advertising

Advertising costs are generally charged to expense during the year in which they are incurred.

Income taxes

The provision (credit) for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision (credit) for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the expected amount to be realized. At December 31, 2009 the Company established a valuation allowance against its deferred tax assets (see Note 15).

Trust assets

Assets of the Bank’s trust department, other than cash on deposit at the Bank, are not included in the accompanying consolidated financial statements, because they are not assets of the Bank. Assets (unaudited) totaling approximately $121,000 and $130,000 were held in trust as of December 31, 2009 and 2008, respectively.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Cash dividend restriction

Payment of dividends by the Company and the Bank is subject to restriction by state and federal regulators and the availability of retained earnings (see Note 21).

Preferred stock

Beginning in 2008, the Company may issue preferred stock in one or more series, up to a maximum of 5,000,000 shares. Each series shall include the number of shares issued, preferences, special rights and limitations, as determined by the Board. Preferred stock may be issued with or without voting rights, not to exceed one vote per share, and the shares of preferred stock will not vote as a separate class or series except as required by state law. At December 31, 2009 and 2008, there were no shares of preferred stock issued and outstanding.

Comprehensive income (loss)

Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. The Company’s comprehensive income (loss) consists of net income (loss) and the change in net unrealized appreciation or depreciation in the fair value of investment securities available-for-sale, net of taxes.

New authoritative accounting guidance

As previously discussed, on July 1, 2009, the ASC became FASB’s officially recognized source of authoritative GAAP applicable to all public and non-public non-governmental entities, superseding existing FASB, AICPA and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

In December 2007, the FASB issued new authoritative guidance under ASC Topic 805, “Business Combinations”. The new authoritative guidance under ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of the acquisition date. ASC Topic 805 also requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than require allocation of such costs to the assets acquired and liabilities assumed. The new authoritative guidance in ASC Topic 805 was effective for business combination reporting for fiscal years beginning on or after December 15, 2008. The adoption of the new authoritative guidance in ASC Topic 805 as of January 1, 2009 did not have a significant effect on the Company’s consolidated financial statements.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

In December 2007, the FASB issued new authoritative guidance under ASC Topic 810, “Consolidation”. ASC Topic 810 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC Topic 810 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC Topic 810 requires consolidated net income (loss) to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Under prior guidance in ASC Topic 810, net income (loss) attributable to the noncontrolling interest generally was reported as expense (income) in arriving at consolidated net income (loss). Additional disclosures are required as a result of the new authoritative guidance in ASC Topic 810 to clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The new authoritative guidance in ASC Topic 810 was effective for fiscal year’s beginning on or after December 15, 2008. The adoption of the new authoritative guidance in ASC Topic 810 as of January 1, 2009 did not have a significant effect on the Company’s consolidated financial statements.

Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued new authoritative guidance under ASC Topic 815, “Derivatives and Hedging”. ASC Topic 815 requires disclosure regarding an entity’s derivative instruments and hedging activities. Expanded qualitative disclosure that is required under ASC Topic 815 includes: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under ASC Topic 815, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The new authoritative guidance in ASC Topic 815 also requires several added quantitative disclosures in financial statements. The new authoritative guidance in ASC Topic 815 became effective for the Company on January 1, 2009 and did not have a significant effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued new authoritative guidance under the following three ASC’s intended to provide additional guidance and enhance disclosures regarding fair value measurements and impairment of securities:

ASC Topic 320, “Investments — Debt and Equity Securities”, includes new authoritative accounting guidance which (i) changes existing guidance for determining whether an impairment is other-than-temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert that it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not that it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income or loss. The Company adopted the provisions of the new authoritative accounting

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

1. Basis of presentation and summary of significant accounting policies  – (continued)

guidance under ASC Topic 320 during the interim period ended March 31, 2009. Adoption of the new guidance did not significantly impact the Company’s consolidated financial statements.

ASC Topic 820, “Fair Value Measurements and Disclosures,” provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have decreased significantly. ASC Topic 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The revised provisions of ASC Topic 820 were effective for the period ended March 31, 2009 and did not have a significant effect on the Company’s consolidated financial statements.

Further new authoritative accounting guidance (ASU No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 became effective for the Company’s financial statements for periods ending after October 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements.

ASC Topic 825, “Financial Instruments,” requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of the new authoritative guidance in ASC Topic 825 were effective for the Company’s interim period ended on June 30, 2009, and did not have a significant effect on the Company’s consolidated financial statements.

In May 2009, the FASB issued new authoritative guidance under ASC Topic 855 (formerly Statement No. 165) “Subsequent Events.” ASC Topic 855 was effective June 30, 2009 and established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This topic does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. This Topic applies to both interim financial statements and annual financial statements. The adoption of the new authoritative guidance in ASC Topic 855 as of June 30, 2009 did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under ASC Topic 860, “Transfers and Servicing,” to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASC Topic 860 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. ASC Topic 860 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative guidance in ASC Topic 860 became effective January 1, 2010 and is not expected to have a significant impact on the Company’s future consolidated financial statements.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

2. Going concern

The going concern assumption is a fundamental principle in the preparation of financial statements. It is the responsibility of management to assess the Company’s ability to continue as a going concern. In assessing this assumption, management has taken into account all available information about the future, which is at least, but is not limited to, twelve months from the balance sheet date of December 31, 2009. The consolidated financial statements have been prepared based upon management’s judgment that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the outcome of various uncertainties as discussed below.

The effects of the severe economic contraction caused the Company to incur net losses of $114,829 and $134,566, for the years ended December 31, 2009 and 2008, respectively. The 2008 net loss included a non-cash goodwill impairment charge of $105,047. The Company and the Bank do not currently meet the definition of an “adequately capitalized institution” and are thus operating under significant regulatory restrictions including a requirement to achieve certain capital requirements, enhance liquidity and improve the credit quality of the Bank’s assets (see Note 21). In response, the Company has implemented plans to meet the requirements of the August 27, 2009 agreement with the FDIC, its principal federal banking regulator, and the DFCS (the Order) which requires the Bank to take certain measures to improve its safety and soundness including an ongoing effort to raise capital. Additional plans and actions to preserve existing capital and to conserve liquidity include (1) improve asset quality and reduce non performing asset totals; (2) reduce loan portfolio totals and thereby reduce required capital; (3) retain core deposits while reducing brokered deposits; and (4) continued reduction of discretionary expenses.

With respect to its efforts to raise capital, in October 2009, the Company entered into agreements with private investors who committed to invest $65,000 into the Company on certain conditions. One condition was that the Company raise an additional $93,000 such that the net aggregate capital raised (after costs) would be at least $150,000. In early December 2009, the Company launched a public offering to meet this condition. However, the public offering was withdrawn in late December 2009 due to the inability to fill the minimums required in the offering. Despite the offering setback, the $65,000 million private equity commitments were extended through May 31, 2010 to allow the Company time to pursue additional private or public capital. The Company is presently in the process of discussions with several qualified private investors regarding the additional capital. Although management is aggressively pursuing additional capital, it is presently uncertain whether the Company will be successful in these efforts.

During 2009, the Company has reduced its level of nonperforming assets. This has been accomplished through sale, disposition, resolution and/or charge-off of such assets. Management believes it has taken appropriate action to charge-off or reserve estimated losses on loans on a timely basis, and expects that the 2010 level of loan loss provision and net charge-offs should be significantly lower as compared to 2009. The Company intends to continue the actions that have led to improved credit quality but it is presently uncertain whether the Company will be successful in these efforts.

Under the Order, the Bank may not generate or renew brokered deposits. Accordingly, it has focused on maintaining its core deposit base to help assure sufficient liquidity. Core deposits as of December 31, 2009 totaled $1,535 as compared to $1,446 as of December 31, 2008. This stabilization was achieved by attracting and retaining business, public and retail customers while minimizing uninsured deposit amounts. Brokered deposits have been decreasing as they mature in compliance with the Order. While the deposit environment remains challenging, the Company intends to continue actions to manage its core deposits but it is presently uncertain whether the Company will be successful in these efforts.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

2. Going concern  – (continued)

As discussed above, based upon its plans and expectations management believes the Company has sufficient capital and liquidity to achieve realization of assets and the discharge of liabilities in the normal course of business. However, uncertainties exist as to future economic conditions and regulatory actions, and the successful implementation of plans to improve the Company’s financial condition and meet the requirements of the Order. These uncertainties raise doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the lack of success in implementing the Company’s plans or the occurrence of other events that could adversely affect the Company’s condition or operations.

3. Cash and due from banks

By regulation, the Bank must meet reserve requirements as established by the FRB (approximately $5,066 and $9,993 at December 31, 2009 and 2008, respectively). Accordingly, the Bank complies with such requirements by holding cash and maintaining average reserve balances with the FRB in accordance with such regulations.

4. Investment securities

Investment securities at December 31, 2009 and 2008 consisted of the following:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
2009
Available-for-sale
U.S. Agency and non-agency mortgage-backed securities (MBS)	$114,560	$2,793	$714	$116,639
U.S. Government and agency securities	7,500	—	19	7,481
Obligations of state and political subdivisions	1,478	120	—	1,598
U.S. Agency asset-backed securities	7,108	478	—	7,586
Mutual fund	440	11	—	451
	$131,086	$3,402	$733	$133,755
Held-to-maturity
Obligations of state and political subdivisions	$2,008	$135	$—	$2,143

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
2008
Available-for-sale
U.S. Agency and non-agency MBS	$94,292	$607	$1,365	$93,534
U.S. Government and agency securities	8,273	453	—	8,726
Obligations of state and political subdivisions	1,503	32	5	1,530
U.S. Agency asset-backed securities	3,193	67	—	3,260
Mutual fund	423	7	—	430
	$107,684	$1,166	$1,370	$107,480
Held-to-maturity
Obligations of state and political subdivisions	$2,211	$36	$—	$2,247

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

4. Investment securities  – (continued)

The following table presents the fair value and gross unrealized losses of the Bank’s investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
2009
U.S. Agency and non-agency MBS	$22,931	$690	$2,581	$24	$25,512	$714
U.S. Government and agency securities	7,481	19	—	—	7,481	19
	$30,412	$709	$2,581	$24	$32,993	$733
2008
U.S. Agency and non-agency MBS	$56,029	$1,362	$183	$3	$56,212	$1,365
Obligations of state and political subdivisions	295	5	—	—	295	5
	$56,324	$1,367	$183	$3	$56,507	$1,370

The unrealized losses on U.S. Agency and non-agency MBS investments are primarily due to widening of interest rate spreads at December 31, 2009 and 2008 as compared to yields/spread relationships prevailing at the time specific investment securities were purchased. Management expects the fair value of these investment securities to recover as market volatility lessens, and/or as securities approach their maturity dates. Accordingly, management does not believe that the above gross unrealized losses on investment securities are other-than-temporary. Accordingly, no impairment adjustments have been recorded for the years ended December 31, 2009 and 2008.

Management of the Company has the intent and ability to hold the investment securities classified as held-to-maturity until they mature, at which time the Company will receive full amortized cost value for such investment securities. Furthermore, as of December 31, 2009, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

4. Investment securities  – (continued)

The amortized cost and estimated fair value of investment securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value
Available-for-sale
Due one year or less	$1,308	$1,336
Due after one year through five years	1,195	1,267
Due after five years through ten years	9,257	9,358
Due after ten years	118,886	121,343
Mutual fund	440	451
	$131,086	$133,755
Held-to-maturity
Due one year or less	$200	$202
Due after one year through five years	1,611	1,726
Due after five years through ten years	197	215
	$2,008	$2,143

Investment securities with a carrying value of approximately $85,457 and $109,293 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits, customer repurchase agreements (at December 31, 2008 only) and for other purposes as required or permitted by law.

The Company had no gross realized losses on sales of investment securities during the years ended December 31, 2009, 2008 and 2007. Gross realized gains on sales of investment securities during the years ended December 31, 2009, 2008 and 2007 are as disclosed in the accompanying consolidated statements of operations.

5. Loans

Loans at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	(Restated)
Commercial	$420,155	$582,831
Real Estate:
Construction/lot	308,346	517,721
Mortgage	93,465	96,248
Commercial	675,728	703,149
Consumer	49,982	56,235
Total loans	1,547,676	1,956,184
Less reserve for loan losses	58,586	47,166
Loans, net	$1,489,090	$1,909,018

Included in mortgage loans at December 31, 2009 and 2008 were approximately $411 and $1,416, respectively, in mortgage loans held for sale. In addition, the above loans are net of deferred loan fees of approximately $3,281 and $4,697 at December 31, 2009 and 2008, respectively.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

5. Loans  – (continued)

A substantial portion of the Bank’s loans are collateralized by real estate in four major markets (Central, Southern and Northwest Oregon, as well as the Boise, Idaho area), and, accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is susceptible to changes in the local economic conditions in such markets.

In the normal course of business, the Bank participates portions of loans to third-parties in order to extend the Bank’s lending capability or to mitigate risk. At December 31, 2009 and 2008, the portion of these loans participated to third-parties (which are not included in the accompanying consolidated financial statements) totaled approximately $61,327 and $46,432, respectively.

6. Reserve for credit losses

Transactions in the reserve for loan losses and unfunded loan commitments for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
	(Restated)
Reserve for loan losses
Balance at beginning of year	$47,166	$33,875	$23,585
Loan loss provision	134,000	99,593	19,400
Recoveries	3,745	1,980	1,290
Loans charged off	(126,325)	(88,282)	(10,400)
Balance at end of year	$58,586	$47,166	$33,875
Reserve for unfunded loan commitments
Balance at beginning of year	$1,039	$3,163	$3,213
Credit for unfunded loan commitments	(335)	(2,124)	(50)
Balance at end of year	$704	$1,039	$3,163
Reserve for credit losses
Reserve for loan losses	$58,586	$47,166	$33,875
Reserve for unfunded loan commitments	704	1,039	3,163
Total reserve for credit losses	$59,290	$48,205	$37,038

At December 31, 2009, the Bank had approximately $288,749 in outstanding commitments to extend credit, compared to approximately $514,605 at December 31, 2008. During 2009 and 2008, the Company reduced its estimated reserves for unfunded commitments by $335 and $2,124, respectively, as a result of declining outstanding commitments and lower estimated funding rates.

The Bank’s operations, like those of other financial institutions operating in the Bank’s market, are significantly influenced by various economic conditions including local economies, the strength of the real estate market and the fiscal and regulatory policies of the federal and state government and the regulatory authorities that govern financial institutions. Approximately 70% of the Bank’s loan portfolio at December 31, 2009 consisted of real estate-related loans, including construction and development loans, commercial real estate mortgage loans and commercial loans secured by commercial real estate. There has been a significant slow-down in the real estate markets due to negative economic trends and credit market disruption, the impacts of which are not yet completely known or quantified. Recently, there have been tighter credit underwriting and higher premiums on liquidity, both of which may continue to place downward pressure on real estate values. Any further downturn in the real estate markets could materially and adversely affect the Bank’s business because a significant portion of the Bank’s loans are secured by real estate. The Bank’s

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

6. Reserve for credit losses  – (continued)

ability to recover on defaulted loans by selling the real estate collateral would then be diminished and the Bank would be more likely to suffer losses on defaulted loans. Consequently, the Bank’s results of operations and financial condition are dependent upon the general trends in the economy, and in particular, the residential and commercial real estate markets. If there is a further decline in real estate values, the collateral for the Bank’s loans would provide less security. Real estate values could be affected by, among other things, a worsening of economic conditions, an increase in foreclosures, a decline in home sale volumes, and an increase in interest rates. Further, the Bank may experience an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to the Bank given a sustained weakness or a weakening in business and economic conditions generally or specifically in the principal markets in which the Bank does business. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and loan loss provision.

Loans on nonaccrual status at December 31, 2009 and 2008 were approximately $132,110 and $120,468, respectively. Interest income which would have been realized on such nonaccrual loans outstanding at year-end, if they had remained current, was approximately $9,177, $4,953, and $1,307 for the years ended December 31, 2009, 2008, and 2007, respectively.

Loans contractually past due 90 days or more on which the Company continued to accrue interest were insignificant at December 31, 2009 and 2008.

Total impaired loans as of December 31, 2009 and 2008 were as follows:

	2009	2008
Impaired loans with an associated allowance	$114,039	$120,468
Impaired loans without an associated allowance	33,543	—
Total recorded investment in impaired loans	$147,582	$120,468
Amount of the reserve for loan losses allocated to impaired loans	$106	$2,699

The average recorded investment in impaired loans was approximately $156,748 and $86,332 for the years ended December 31, 2009 and 2008, respectively. Interest income recognized for cash payments received on impaired loans for the years ended December 31, 2009, 2008, and 2007 was insignificant.

At December 31, 2009, the Company had remaining commitments to lend of $328 related to loans accounted for as troubled debt restructurings (TDRs). The Company had no TDRs at December 31, 2008.

The following tables present information with respect to non-performing assets at December 31, 2009 and 2008:

	2009	2008
Loans on nonaccrual status	$132,110	$120,468
Loans past due 90 days or more but not on nonaccrual status	—	5
OREO	29,609	52,727
Total non-performing assets	$161,719	$173,200

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

7. Mortgage banking activities

The Bank sells a predominant share of the mortgage loans it originates into the secondary market. However, it retained the right to service loans sold to the Federal National Mortgage Association (FNMA) with principal balances totaling approximately $543,000, $512,000 and $494,000 as of December 31, 2009, 2008 and 2007, respectively. These balances are not included in the accompanying consolidated balance sheets. The sales of these mortgage loans are subject to technical underwriting requirements and related repurchase risks. However, as of December 31, 2009 and 2008, management is not aware of any mortgage loans which will have to be repurchased.

Mortgage loans held for sale are carried at the lower of cost or estimated market value. Market value is determined on an aggregate loan basis. At December 31, 2009 and 2008, mortgage loans held for sale were carried at cost, which was less than the estimated market value.

On November 13, 2009, FNMA informed the Bank that — as a result of the Bank’s capital ratios falling below contractual requirements — the Bank no longer qualified as a FNMA designated mortgage loan seller or servicer and the Bank had until December 31, 2009 to improve its capital ratios to meet FNMA’s requirements. As of December 31, 2009, the Bank had not met such requirements, and, accordingly, FNMA has terminated the Bank’s rights to originate and sell mortgage loans directly to FNMA. In addition, FNMA now is in the process of terminating its mortgage servicing agreement with the Bank, upon which occurrence the Bank would no longer be allowed to service FNMA loans. Management is in the process of discussing such issues with FNMA and has been evaluating the prospective impact of this development. Possible outcomes include a reduction of the Company’s mortgage banking and mortgage servicing revenues in the future and sale or forced transfer of its mortgage servicing business to a third-party by FNMA. As a result of the actions by FNMA, the Company anticipates that the majority of mortgage loans originated in future periods will be sold to other third-parties and that the Bank will not retain servicing rights. The Company expects that this may result in a significant decrease to future net mortgage servicing income. Management believes that under the circumstances, FNMA will provide the Company with sufficient time to accomplish an orderly disposition of its MSRs. However, there can be no assurance that FNMA will provide for an orderly process nor that a reduction of mortgage banking revenues or possible impairment of MSRs will not occur. Because the estimated fair value of the Company’s MSRs exceeds book value at December 31, 2009, and because management believes it is unlikely FNMA will preemptively transfer the Company’s MSRs to a third-party, no impairment adjustment has been made in connection with this issue as of December 31, 2009. In addition, no valuation allowance for MSRs was recorded as of December 31, 2008 and 2007.

Transactions in the Company’s MSRs for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
Balance at beginning of year	$3,605	$3,756	$4,096
Additions	1,873	989	839
Amortization	(1,531)	(1,140)	(1,179)
Balance at end of year	$3,947	$3,605	$3,756

The Company analyzes its MSRs by underlying loan type and interest rate (primarily fixed and adjustable). The estimated fair values are obtained through a independent third-party valuations, utilizing future cash flows which incorporate numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds, default rates and other market-driven data. Additional adjustments may be made for other factors not directly related to the underlying cash flows of the mortgage servicing portfolio, as described below, Accordingly, changes in such assumptions could significantly affect the estimated fair values of the Company’s MSRs.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

7. Mortgage banking activities  – (continued)

At December 31, 2009 and 2008, the estimated fair value of the Company’s MSRs was approximately $4,229 and $4,572, respectively. As previously discussed, the Bank is in the process of attempting to sell its MSRs. Accordingly, at December 31, 2009, the fair value of MSRs was estimated using the average of two discounted cash flow analyses calculated by 3rd-party valuation experts, less estimated broker fees and other estimated costs of disposition. The key assumptions used in estimating the fair value of MSRs at December 31, 2008 included weighted-average mortgage prepayment rates of approximately 318% for the first year, 258% for the second year and 219% thereafter. A discount rate of 10% was applied in 2008.

Mortgage banking income, net, consisted of the following for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Origination and processing fees	$1,951	$1,363	$1,744
Gains on sales of mortgage loans, net	1,054	583	898
Servicing fees	1,353	1,294	1,267
Amortization	(1,531)	(1,140)	(1,179)
Mortgage banking income, net	$2,827	$2,100	$2,730

8. Premises and equipment

Premises and equipment at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Land	$9,148	$9,237
Buildings and leasehold improvements	30,420	30,796
Furniture and equipment	15,094	14,684
	54,662	54,717
Less accumulated depreciation and amortization	17,295	15,212
	37,367	39,505
Construction in progress	—	258
Premises and equipment, net	$37,367	$39,763

9. Core deposit intangibles (CDI)

Net unamortized CDI totaled $6,388 and $7,921 at December 31, 2009 and 2008, respectively. Amortization expense related to the CDI during the years ended December 31, 2009, 2008 and 2007 totaled $1,533, $1,581 and $1,580, respectively.

At December 31, 2009, the forecasted CDI annual amortization expense for each of the next five years is as follows:

2010	$1,476
2011	1,476
2012	1,476
2013	1,476
2014	484
$6,388

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

10. OREO

Transactions in the Company’s OREO for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
	(Restated)
Balance at beginning of year	$52,727	$9,765	$326
Additions	26,059	55,760	11,651
Dispositions	(49,036)	(7,458)	(2,212)
Change in valuation allowance	(890)	(5,340)	—
Balances at end of year	$28,860	$52,727	$9,765

OREO valuation adjustments have been recorded on certain OREO properties in 2009 and 2008. These expenses are included in OREO expense in the accompanying 2009 and 2008 consolidated statements of operations.

The following table summarizes activity in the OREO valuation allowance for the years ended December 31, 2009 and 2008:

	2009	2008
	(Restated)
Balance at beginning of year	$5,340	$—
Additions to the valuation allowance	17,981	5,460
Reductions due to sales of OREO	(17,091)	(120)
Balance at end of year	$6,230	$5,340

OREO expenses for the year ended December 31, 2009 consisted of $1,655 of OREO operating costs, $3,504 of losses on dispositions of OREO, and $17,981 of valuation allowances. OREO expenses for the year ended December 31, 2008 primarily consisted of $2,742 of OREO operating costs and $5,460 of valuation allowances. OREO expenses for the year ended December 31, 2007 were insignificant.

11. Time deposits

Time deposits in amounts of $100,000 or more aggregated approximately $280,000 and $349,000 at December 31, 2009 and 2008, respectively.

At December 31, 2009, the scheduled annual maturities of all time deposits were approximately as follows:

2010	$419,485
2011	91,950
2012	44,323
2013	22,318
2014	1,543
Thereafter	15,138
$594,757

Included in the total time deposits are national market brokered time deposits that were part of the Company’s wholesale funding strategies in 2008. Also, the Bank utilizes the Certificate of Deposit Registry Program (CDARSTM) to meet the needs of certain customers whose investment policies may necessitate or require FDIC insurance. At December 31, 2009 and 2008, brokered time deposits were $116,476 and $147,900, respectively, and CDARS deposits totaled $47,287 and $168,246, respectively. The Company is restricted from renewing any brokered deposits under terms of the Order (see Note 21).

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

11. Time deposits  – (continued)

In addition, the Bank’s internet listing service deposits at December 31, 2009 and 2008 totaled $195,077 and $740, respectively, and are included in the above total time deposits. Such deposits are generated by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account.

12. Junior subordinated debentures

The Company has established four subsidiary grantor trusts for the purpose of issuing trust preferred securities (TPS) and common securities. The common securities were purchased by the Company, and the Company’s investment in the common securities of $2,058 at both December 31, 2009 and 2008, is included in accrued interest and other assets in the accompanying consolidated balance sheets.

The interest on TPS may be deferred at the sole determination of the issuer. Under such circumstances, the Company would continue to accrue interest but not make payments on the TPS. On April 27, 2009, the Company’s Board of Directors (the Board) elected to defer payment of interest on TPS until such time as resumption is deemed appropriate. Accrued interest on the TPS at December 31, 2009 was $1,704, and is included in accrued interest and other liabilities in the accompanying 2009 consolidated balance sheet.

The TPS are subordinated to any other borrowings of the Company, and no principal payments are required until the related maturity dates (unless conditions are met as described below). The significant terms of each individual trust are as follows:

Issuance Trust	Issuance date	Maturity date	Junior subordinated debentures(A)	Interest rate	Effective rate at December 31, 2009
Cascade Bancorp Trust I(D)	12/31/2004	3/15/2035	$20,619	3-month LIBOR + 1.80%(C)	2.054%
Cascade Bancorp Statutory Trust II(E)	3/31/2006	6/15/2036	13,660	6.619%(B)	6.619%
Cascade Bancorp Statutory Trust III(E)	3/31/2006	6/15/2036	13,660	3-month LIBOR + 1.33%(C)	1.584%
Cascade Bancorp Statutory Trust IV(F)	6/29/2006	9/15/2036	20,619	3-month LIBOR + 1.54%(C)	1.794%
Totals			$68,558	Weighted-average rate	2.792%

(A)	The Junior Subordinated Debentures (Debentures) were issued with substantially the same terms as the TPS and are the sole assets of the related trusts. The Company’s obligations under the Debentures and related agreements, taken together, constitute a full and irrevocable guarantee by the Company of the obligations of the trusts.
(B)	The Debentures bear a fixed quarterly interest rate for 20 quarters, at which time the rate begins to float on a quarterly basis based on the three-month London Inter-Bank Offered Rate (LIBOR) plus 1.33% thereafter until maturity.
(C)	The three-month LIBOR in effect as of December 31, 2009 was 0.25363%.
(D)	The TPS may be called by the Company at par at any time subsequent to March 15, 2010 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

12. Junior subordinated debentures  – (continued)

(E)	The TPS may be called by the Company at par at any time subsequent to June 15, 2011 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.
(F)	The TPS may be called by the Company at par at any time subsequent to September 15, 2011 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.

In accordance with industry practice, the Company’s liability for the common securities has been included with the Debentures in the accompanying consolidated balance sheets. Management believes that at December 31, 2009, the TPS meet applicable regulatory guidelines to qualify as Tier I capital in the amount of $14.5 million and Tier 2 capital in the amount of $32.5 million. At December 31, 2008, the TPS met applicable regulatory guidelines to qualify as Tier I capital and Tier 2 capital in the amounts of $43.5 million and $23.0 million, respectively (see Note 21).

13. Other borrowings

The Bank is a member of the FHLB. As a member, the Bank has a committed line of credit up to 35% of total assets, subject to the Bank pledging sufficient collateral and maintaining the required investment in FHLB stock. At December 31, 2009, the Bank had outstanding borrowings under the committed lines of credit totaling $195,000 ($128,457 at December 31, 2008) of which $90,000 was at fixed interest at rates ranging from 2.29% to 3.71% and of which $105,000 was at variable interest rates ranging from 0.56% to 1.16%. In addition, at December 31, 2009, the Bank has a total of $138,000 in letters of credit issued by FHLB which are pledged to collateralize Oregon public deposits held by the Bank. All outstanding borrowings and letters of credit with the FHLB are collateralized by a blanket pledge agreement on the Bank’s FHLB stock, any funds on deposit with the FHLB, certain investment securities and loans. At December 31, 2009, the Bank had remaining available maximum borrowings from the FHLB of approximately $418,578, given availability and sufficiency of eligible collateral. At December 31, 2009, the Bank had $8,868 in available borrowings from the FHLB based on existing collateral that had been pledged to the FHLB, and had additional collateral with which to pledge for borrowings totaling approximately $341,868. There can be no assurance that future advances will be allowed by the FHLB based upon the condition of the Bank (see Notes 2 and 21).

At December 31, 2009, the contractual maturities of the Bank’s FHLB borrowings outstanding were approximately as follows:

2011	$50,000
2012	85,000
2013	—
2014	10,000
2015	25,000
Thereafter	25,000
$195,000

In December 2009, the Company elected to repay FHLB advances totaling approximately $48,500 (with maturities ranging from September 2010 to May 2025, and rates ranging from 1.87% to 6.62%) and receive two advances from the FHLB totaling $20,000 each. These advances mature in December 2011 and June 2012 at interest rates of one-month LIBOR plus a margin of 0.33% and prime minus a margin of 2.45%, respectively. In connection with the early repayment of the advances, the Company incurred prepayment penalties totaling $2,081.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

13. Other borrowings  – (continued)

At December 31, 2009, the Bank had approximately $83,383 in available short-term borrowings from the FRB, collateralized by certain of the Bank’s loans and securities. Such available borrowings include participation in the Treasury Tax and Loan (TT&L) program of the federal government, with access to this funding source limited to $300 and fully at the discretion of the U.S. Treasury. Of the total available FRB borrowings, at December 31, 2009, the Bank had approximately $207 ($120,518 at December 31, 2008) in total borrowings outstanding from the FRB. FRB borrowings at December 31, 2009 consisted of TT&L overnight borrowings at an interest rate of 0.25%.

At December 31, 2009, the Bank had $41,000 of senior unsecured debt issued in connection with the FDIC’s Temporary Liquidity Guarantee Program (TLGP) maturing February 12, 2012 bearing a weighted-average rate of 2.00%, exclusive of net issuance costs and 1% per annum FDIC insurance assessment applicable to TLGP debt which are being amortized on a straight line basis over the term of the debt.

14. Commitments, guarantees and contingencies

Off-balance sheet financial instruments

In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments under credit card lines of credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contractual amounts of these financial instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments. As of December 31, 2009 and 2008, the Bank had no material commitments to extend credit at below-market interest rates and held no significant derivative financial instruments.

The Bank’s exposure to credit loss for commitments to extend credit, commitments under credit card lines of credit and standby letters of credit is represented by the contractual amount of these instruments. The Company follows the same credit policies in underwriting and offering commitments and conditional obligations as it does for on-balance sheet financial instruments.

A summary of the Bank’s off-balance sheet financial instruments at December 31, 2009 and 2008 is approximately as follows:

	2009	2008
Commitments to extend credit	$253,362	$465,500
Commitments under credit card lines of credit	28,455	30,522
Standby letters of credit	6,932	18,583
Total off-balance sheet financial instruments	$288,749	$514,605

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank applies established credit related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by the Bank upon the extension of credit, is based on management’s credit evaluation of the counterparty.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

14. Commitments, guarantees and contingencies  – (continued)

The Bank typically does not obtain collateral related to credit card commitments. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements. In the event that the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the commitment. If the commitment was funded, the Bank would be entitled to seek recovery from the customer. The Bank’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those involved in extending loans to customers. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank considers the fees collected in connection with the issuance of standby letters of credit to be representative of the fair value of its obligations undertaken in issuing the guarantees. In accordance with GAAP related to guarantees, the Bank defers fees collected in connection with the issuance of standby letters of credit. The fees are then recognized in income proportionately over the life of the related standby letter of credit agreement. At December 31, 2009 and 2008, the Bank’s deferred standby letter of credit fees, which represent the fair value of the Bank’s potential obligations under the standby letter of credit guarantees, were insignificant to the accompanying consolidated financial statements. The Bank also has certain lending commitments for conforming residential mortgage loans to be sold into the secondary market which are considered derivative instruments under GAAP. However, in the opinion of management, such derivative amounts are not significant, and, therefore, no derivative assets or liabilities are recorded in the accompanying consolidated financial statements.

Lease commitments

The Bank leases certain land and facilities under operating leases, some of which include renewal options and escalation clauses. At December 31, 2009, the aggregate minimum rental commitments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year were approximately as follows:

2010	$1,813
2011	1,684
2012	1,617
2013	1,443
2014	1,091
Thereafter	6,086
$13,734

Total rental expense was approximately $2,395, $2,528 and $2,309 in 2009, 2008 and 2007, respectively.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

14. Commitments, guarantees and contingencies  – (continued)

Litigation

In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities, including numerous matters related to loan collections and foreclosures. In the opinion of management, the ultimate disposition of these legal actions will not have a material adverse effect on the Company’s consolidated financial statements as of and for the year ended December 31, 2009.

Other

The Bank is a public depository and, accordingly, accepts deposit funds belonging to, or held for the benefit of, the state of Oregon, political subdivisions thereof, municipal corporations, and other public funds. In accordance with applicable state law, in the event of default of one bank, all participating banks in the state collectively assure that no loss of funds is suffered by any public depositor. Generally, in the event of default by a public depository, the assessment attributable to all public depositories is allocated on a pro rata basis in proportion to the maximum liability of each public depository as it existed on the date of loss. The Bank has pledged a letter of credit issued by FHLB which collateralizes public deposits not otherwise insured by FDIC. At December 31, 2009 there was no liability associated with the Bank’s participation in this pool because all participating banks are presently required to fully collateralize uninsured Oregon public deposits, and there were no occurrences of an actual loss on Oregon public deposits at such participating banks. The maximum future contingent liability is dependent upon the occurrence of an actual loss, the amount of such loss, the failure of collateral to cover such a loss and the resulting share of loss to be assessed to the Company.

The Company has entered into employment contracts and benefit plans with certain executive officers and members of the Board that allow for payments (or accelerated payments) contingent upon a change in control of the Company.

15. Income taxes

The provision (credit) for income taxes for the years ended December 31, 2009, 2008 and 2007 was approximately as follows:

	2009	2008	2007
Current:
Federal	$(42,113)	$(11,915)	$20,682
State	360	479	3,915
	(41,753)	(11,436)	24,597
Deferred	22,168	(11,870)	(6,841)
Provision (credit) for income taxes	$(19,585)	$(23,306)	$17,756

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

15. Income taxes  – (continued)

The provision (credit) for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31, 2009, 2008, and 2007 were approximately as follows:

	2009	2008	2007
	(Restated)
Expected federal income tax provision (credit) at statutory rates	$(47,045)	$(55,255)	$16,707
State income taxes, net of federal effect	(7,090)	(2,860)	2,070
Effect of nontaxable income, net	(441)	(509)	(928)
Valuation allowance for deferred tax assets	35,517	—	—
Goodwill impairment	—	35,830	—
Other, net	(526)	(512)	(93)
Provision (credit) for income taxes	$(19,585)	$(23,306)	$17,756

The components of the net deferred tax assets and liabilities at December 31, 2009 and 2008 were approximately as follows:

	2009	2008
	(Restated)
Deferred tax assets:
Reserve for loan losses and unfunded loan commitments	$24,195	$19,171
Deferred benefit plan expenses, net	6,252	5,742
State net operating loss carryforwards	7,878	1,457
Tax credit carryforwards	1,493	—
Net unrealized losses on investment securities	—	78
Allowance for losses on OREO	3,305	2,124
Accrued interest on non-accrual loans	685	1,970
Other	641	797
Deferred tax assets	44,449	31,339
Valuation allowance for deferred tax assets	(35,517)	—
Deferred tax assets, net of valuation allowance	8,932	31,339
Deferred tax liabilities:
Accumulated depreciation and amortization	1,973	1,977
Deferred loan income	1,646	1,674
MSRs	1,590	1,434
Purchased intangibles related to F&M and CBGP	2,298	2,809
FHLB stock dividends	580	573
Net unrealized gains on investment securities	1,015	—
Other	845	626
Deferred tax liabilities	9,947	9,093
Net deferred tax assets (liabilities)	$(1,015)	$22,246

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

15. Income taxes  – (continued)

Due to recent tax law changes enacted in 2009, the Company can carry back its federal net operating losses from 2009 to offset federal taxes paid in the previous five years as opposed to the two-year carry back permitted under the prior tax laws. At December 31, 2009 and 2008, the Company has recorded income taxes receivable of approximately $43,256 and $21,230, respectively, which are recorded in other assets in the accompanying consolidated balance sheets.

State net operating losses may only be carried forward to future years. At December 31, 2009, the Company had state net operating loss carryforwards of approximately $171,070, which expire at various dates from 2014 to 2030.

The valuation allowance for deferred tax assets as of December 31, 2009 was $35,517. There was no valuation allowance as of December 31, 2008. Management determined that a valuation allowance was required at December 31, 2009 by evaluating the nature and amount of historical and projected future taxable income, the scheduled reversal of deferred tax assets and liabilities, and available tax planning strategies.

The Company has evaluated its income tax positions as of December 31, 2009 and 2008. Based on this evaluation, the Company has determined that it does not have any uncertain income tax positions for which an unrecognized tax liability should be recorded. The Company recognizes interest penalties related to income tax matters as interest expense and other noninterest expense, respectively, in the consolidated statements of operations. The Company had no significant interest or penalties related to income tax matters during the years ended December 31, 2009, 2008 or 2007.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

16. Basic and diluted earnings (loss) per common share

The Company’s basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company’s diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options and nonvested restricted stock. The Company’s diluted loss per common share is the same as the basic loss per common share due to the anti-dilutive effect of common stock equivalents.

The numerators and denominators used in computing basic and diluted earnings (loss) per common share for the years ended December 31, 2009, 2008 and 2007 can be reconciled as follows:

	Net income (loss) (numerator)	Weighted- average shares (denominator)	Per-share amount
	(Restated)		(Restated)
2009
Basic loss per common share –
Net loss	$(114,829)	28,001,110	$(4.10)
Effect of stock options and nonvested restricted stock	—	—
Diluted loss per common share	$(114,829)	28,001,110	$(4.10)
Common stock equivalent shares excluded due to antidilutive effect		123,194
2008
Basic loss per common share –
Net loss	$(134,566)	27,935,736	$(4.82)
Effect of stock options and nonvested restricted stock	—	—
Diluted loss per common share	$(134,566)	27,935,736	$(4.82)
Common stock equivalent shares excluded due to antidilutive effect		236,129
2007
Basic earnings per common share –
Net income	$29,979	28,242,684	$1.06
Effect of stock options and nonvested restricted stock	—	334,720
Diluted earnings per common share	$29,979	28,577,404	$1.05

17. Transactions with related parties

Certain officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank’s business. In addition, the Bank expects to continue to have such banking transactions in the future. All loans, and commitments to loan, to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

17. Transactions with related parties  – (continued)

An analysis of activity with respect to loans to officers and directors of the Bank for the years ended December 31, 2009 and 2008 was approximately as follows:

	2009	2008
Balance at beginning of year	$1,161	$1,007
Additions	443	2,139
Repayments	(526)	(1,985)
Balance at end of year	$1,078	$1,161

In addition, during the years ended December 31, 2009, 2008 and 2007, the Company incurred legal fees of approximately $446, $47 and $243 to firms in which certain directors were partners.

18. Benefit plans

401(k) profit sharing plan

The Company maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time employees. Employees may make voluntary tax-deferred contributions to the Plan, and the Company’s contributions related to the Plan are at the discretion of the Board, not to exceed the amount deductible for federal income tax purposes.

Employees vest in the Company’s contributions to the Plan over a period of five years. The total amounts charged to operations under the Plan were approximately $197, $1,078 and $1,977 for the years ended December 31, 2009, 2008 and 2007, respectively. In 2009 and 2008 the Company’s contributions to the Plan consisted solely of employer matching contributions. The Company’s contributions to the Plan for the year ended December 31, 2007 consisted of employer matching contributions of $1,120 and profit sharing contributions of $857.

Other benefit plans

The Bank has deferred compensation plans for the Board and certain key executives and managers, and a salary continuation plan and a supplemental executive retirement (SERP) plan for certain key executives. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump-sum or monthly installments.

The salary continuation and SERP plans for certain key executives provide specified benefits to the participants upon termination or change of control. The benefits are subject to certain vesting requirements, and vested amounts are generally payable upon termination or change of control in either a lump-sum or monthly installments. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. These plans also include death benefit provisions for certain participants.

To assist in the funding of these plans, the Bank has purchased BOLI policies on the majority of the participants. The cash surrender value of the general account policies at December 31, 2009 and 2008 was approximately $7,530 and $7,253, respectively. The cash surrender value of the separate account policies, including the value of the stable value wraps, was approximately $26,105 and $26,315 at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the liabilities related to the deferred compensation plans included in accrued interest and other liabilities in the accompanying consolidated balance sheets totaled approximately $4,481 and $4,744, respectively. During 2009, two Board members received withdrawals from their deferred compensation accounts aggregating a total of approximately $400. In addition, during

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

18. Benefit plans  – (continued)

January 2010, the same two Board members withdrew an aggregate of approximately $386 from their deferred compensation accounts. All such withdrawals were pre-approved by the FDIC. The amount of expense charged to operations in 2009, 2008 and 2007 related to the deferred compensation plans was approximately $1,385, $1,495 and $1,744, respectively. As of December 31, 2009 and 2008, the liabilities related to the salary continuation and SERP plans included in accrued interest and other liabilities in the accompanying consolidated balance sheets totaled approximately $8,827 and $7,760, respectively. The amount of expense charged to operations in 2009, 2008 and 2007 for the salary continuation, SERP and fee continuation plans was approximately $1,257, $1,356 and $1,560, respectively. For financial reporting purposes, such expense amounts have not been adjusted for income earned on the BOLI policies.

19. Stock-based compensation plans

The Company has historically maintained certain stock-based compensation plans, approved by the Company’s shareholders that are administered by the Board or the Compensation Committee of the Board (the Compensation Committee). In addition, on April 28, 2008, the shareholders of the Company approved the 2008 Cascade Bancorp Performance Incentive Plan (the 2008 Plan). The 2008 Plan authorized the Board to issue up to an additional one million shares of common stock related to the grant or settlement of stock-based compensation awards, expanded the types of stock-based compensation awards that may be granted, and expanded the parties eligible to receive such awards. Under the Company’s stock-based compensation plans, the Board (or the Compensation Committee) may grant stock options (including incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code and non-qualified stock options (NSOs)), restricted stock, restricted stock units, stock appreciation rights and other similar types of equity awards intended to qualify as “performance-based” compensation under applicable tax rules. The stock-based compensation plans were established to allow for the granting of compensation awards to attract, motivate and retain employees, executive officers, non-employee directors and other service providers who contribute to the success and profitability of the Company and to give such persons a proprietary interest in the Company, thereby enhancing their personal interest in the Company’s success.

The Board or Compensation Committee may establish and prescribe grant guidelines including various terms and conditions for the granting of stock-based compensation and the total number of shares authorized for this purpose. Under the 2008 Plan, for ISOs and NSOs, the option strike price must be no less than 100% of the stock price at the grant date. Prior to the approval of the 2008 Plan, the option strike price for NSOs could be no less than 85% of the stock price at the grant date. Generally, options become exercisable in varying amounts based on years of employee service and vesting schedules. All options expire after a period of ten years from the date of grant. Other permissible stock awards include restricted stock grants, restricted stock units, stock appreciation rights or other similar stock awards (including awards that do not require the grantee to pay any amount in connection with receiving the shares or that have a purchase price that is less than the grant date fair market value of the Company’s stock.)

At December 31, 2009, 1,353,217 shares reserved under the stock-based compensation plans were available for future grants.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

19. Stock-based compensation plans  – (continued)

During 2009, the Company did not grant any stock options. During 2008 and 2007, the Company granted 400,130 and 139,962 stock options with a weighted-average fair value of $2.36 and $9.14 per option, respectively. The Company used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted in 2008 and 2007:

	2008	2007
Dividend yield	3.9%	1.3%
Expected volatility	32.0%	29.9%
Risk-free interest rate	3.0%	4.8%
Expected option lives	7 years	6 years

The dividend yield was based on historical dividend information. The expected volatility was based on historical volatility of the Company’s common stock price. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the date of grant for periods corresponding with the expected lives of the options granted. The expected option lives represent the period of time that options are expected to be outstanding giving consideration to vesting schedules and historical exercise and forfeiture patterns.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of publicly-traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of publicly-traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in the opinion of the Company’s management, the Black-Scholes option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The following table presents the activity related to options under all plans for the years ended December 31, 2009, 2008, and 2007.

	2009		2008		2007
	Options outstanding	Weighted- average exercise price	Options outstanding	Weighted- average exercise price	Options outstanding	Weighted- average exercise price
Balance at beginning of year	1,089,091	$12.05	751,088	$13.34	770,095	$9.79
Granted	—	—	400,130	10.06	139,962	27.09
Exercised	—	—	(11,505)	5.67	(146,109)	6.86
Cancelled	(98,473)	11.54	(50,622)	15.39	(12,860)	21.06
Balance at end of year	990,618	$12.18	1,089,091	$12.05	751,088	$13.34
Exercisable at end of year	526,656		520,645		488,203

Stock-based compensation expense related to stock options for the years ended December 31, 2009, 2008 and 2007 was approximately $593, $676 and $769, respectively. As of December 31, 2009 and 2008, unrecognized compensation cost related to nonvested stock options totaled $336 and $1,159, respectively, which is expected to be recognized over a weighted-average life of less than two years.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

19. Stock-based compensation plans  – (continued)

Information regarding the number, weighted-average exercise price and weighted-average remaining contractual life of options by range of exercise price at December 31, 2009 is as follows:

	Options outstanding			Exercisable options
Exercise price range	Number of options	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Number of options	Weighted- average exercise price
Under $5.00	115,672	$4.64	0.6	115,672	$4.64
$5.01 – $8.00	84,416	6.73	2.0	82,416	6.89
$8.01 – $12.00	466,252	9.81	6.6	140,737	9.07
$12.01 – $16.00	154,174	13.64	4.4	147,485	13.57
$16.01 – $22.00	50,532	20.35	6.0	38,471	20.23
$22.01 – $30.12	119,572	27.22	7.1	1,875	24.48
	990,618	$12.18	4.4	526,656	$9.89

As of December 31, 2009, unrecognized compensation cost related to nonvested restricted stock totaled approximately $388, which is expected to be recognized over a weighted-average life of two years. Total expense recognized by the Company for nonvested restricted stock for the years ended December 31, 2009, 2008 and 2007 was $665, $890 and $904, respectively. The following table presents the activity for nonvested restricted stock for the year ended December 31, 2009:

	Number of shares	Weighted- average grant date fair value per share
Nonvested as of December 31, 2008	131,593	$17.70
Granted	86,880	2.13
Vested	(86,739)	2.72
Nonvested as of December 31, 2009	131,734	$14.68

Nonvested restricted stock is scheduled to vest over periods ranging from one to five years from the grant dates, with a weighted-average remaining vesting term of 1.9 years. The unearned compensation on restricted stock is being amortized to expense on a straight-line basis over the applicable vesting periods.

The Company has also granted awards of restricted stock units (RSUs). A RSU represents the unfunded, unsecured right to require the Company to deliver to the participant one share of common stock for each RSU. Total expense recognized by the Company related to RSUs was insignificant for the years ended December 31, 2009, 2008 and 2007. There was no unrecognized compensation cost related to RSUs at December 31, 2009 and 2008, as all RSUs were fully-vested. The following table presents the activity for RSUs for the year ended December 31, 2009:

	Number of shares	Weighted- average grant date fair value per share
Vested as of December 31, 2008	2,971	$8.75
Vested shares granted	8,840	2.50
Vested as of December 31, 2009	11,811	$4.07

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

20. Fair value measurements

ASC Topic 820 establishes a hierarchy for determining fair value measurements, includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follow:

•	Quoted prices in active markets for identical assets (Level 1): Inputs that are quoted unadjusted prices in active markets for identical assets that the Company has the ability to access at the measurement date. An active market for the asset is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Significant other observable inputs (Level 2): Inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and inputs derived principally from, or corroborated by, observable market data by correlation or other means.
•	Significant unobservable inputs (Level 3): Inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally-developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes that the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the consolidated balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to valuation hierarchy:

Investment securities:  Where quoted prices for identical assets are available in an active market, investment securities available-for-sale are classified within level 1 of the hierarchy. If quoted market prices for identical securities are not available then fair values are estimated by independent sources using pricing models and/or quoted prices of investment securities with similar characteristics or discounted cash flows. The Company has categorized its investment securities available-for-sale as level 2, since a majority of such securities are MBS which are mainly priced in this latter manner.

Impaired loans:  In accordance with GAAP, loans measured for impairment are reported at estimated fair value, including impaired loans measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Estimated fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

20. Fair value measurements  – (continued)

liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Bank’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. During 2009, impaired loans with a carrying value of $197,283 were reduced by specific valuation allowance allocations totaling $49,701 to a total reported value of $147,582 based on collateral valuations utilizing level 3 valuation inputs. During 2008, impaired loans with a carrying value of $169,729 were reduced by specific valuation allowance allocations totaling $49,261 to a total reported value of $120,468 based on collateral valuations utilizing level 3 inputs.

OREO:  The Company’s OREO is measured at estimated fair value less estimated costs to sell. Fair value was generally determined based on third-party appraisals of fair value in an orderly sale. Historically, appraisals have considered comparable sales of like assets in reaching a conclusion as to fair value. Since many recent real estate sales could be termed “distressed sales”, since a preponderance have been short-sale or foreclosure related, this has directly impacted appraisal valuation estimates. Estimated costs to sell OREO were based on standard market factors. The valuation of OREO is subject to significant external and internal judgment. Management periodically reviews OREO to determine whether the property continues to be carried at the lower of its recorded book value or estimated fair value, net of estimated costs to sell. During 2009, OREO with a carrying value of $35,090 was reduced by specific valuation allowance allocations totaling $6,230 to a total reported value of $28,860 based on collateral valuations utilizing level 3 valuation inputs. During 2008, OREO with a carrying value of $58,067 was reduced by specific valuation allowance allocations totaling $5,340 to a total reported value of $52,727 based on collateral valuations utilizing level 3 inputs.

At December 31, 2009 and 2008, the Company had no financial liabilities measured at fair value on a recurring basis. The Company’s financial assets measured at fair value on a recurring basis at December 31, 2009 and 2008 are as follows:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2009
Investment securities available-for-sale	$—	$133,755	$—
Total recurring assets measured at fair value	$—	$133,755	$—
2008
Investment securities available-for-sale	$—	$107,480	$—
Total recurring assets measured at fair value	$—	$107,480	$—

Certain non-financial assets are also measured at fair value on a non-recurring basis. These assets primarily consist of intangible assets and other non-financial long-lived assets which are measured at fair value for periodic impairment assessments. The Company has no non-financial liabilities measured at fair value on a non-recurring basis.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

20. Fair value measurements  – (continued)

Certain assets are measured at fair value on a nonrecurring basis (e.g., the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments when there is evidence of impairment). The following table represents the assets measured at fair value on a nonrecurring basis by the Company at December 31, 2009 and 2008:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
			(Restated)
2009
Impaired loans with specific valuation allowances	$—	$—	$114,039
Other real estate owned		—	28,860
	$—	$—	$142,899
2008
Impaired loans with specific valuation allowances	$—	$—	$120,468
Other real estate owned		—	52,727
	$—	$—	$173,195

The Company did not change the methodology used to determine fair value for any financial instruments during the years ended December 31, 2009 and 2008. Accordingly, for any given class of financial instruments, the Company did not have any transfers between level 1, level 2, or level 3 during these periods.

The following disclosures are made in accordance with the provisions of FASB ASC Topic 825, “Financial Instruments,” which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Company primarily uses present value techniques to estimate the fair value of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

In addition, as the Company normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which may have significant value. The Company does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 2009 and 2008.

Because ASC Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

The Company uses the following methods and assumptions to estimate the fair value of its financial instruments:

Cash and cash equivalents:  The carrying amount approximates the estimated fair value of these instruments.

Investment securities:  See above description.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

20. Fair value measurements  – (continued)

FHLB stock:  The carrying amount approximates the estimated fair value.

Loans:  The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using December 31, 2009 and 2008 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated. Fair values for impaired loans are estimated using a discounted cash flow analysis or the underlying collateral values.

BOLI:  The carrying amount approximates the estimated fair value of these instruments.

OREO:  See above description.

Deposits:  The estimated fair value of demand deposits, consisting of checking, interest bearing demand and savings deposit accounts, is represented by the amounts payable on demand. At the reporting date, the estimated fair value of time deposits is calculated by discounting the scheduled cash flows using the December 31, 2009 and 2008 rates offered on those instruments.

Junior subordinated debentures, other borrowings and TLGP senior unsecured debt:  The fair value of the Bank’s junior subordinated debentures, other borrowings (including federal funds purchased) and TLGP senior unsecured debt are estimated using discounted cash flow analyses based on the Bank’s December 31, 2009 and 2008 incremental borrowing rates for similar types of borrowing arrangements. However, as of December 31, 2009, the estimated fair value of the Bank’s junior subordinated debentures has been adjusted to reflect the possible negotiated exchange of such debentures for cash.

Customer repurchase agreements:  The carrying value approximates the estimated fair value.

Loan commitments and standby letters of credit:  The majority of the Bank’s commitments to extend credit have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the following table.

The estimated fair values of the Company’s significant on-balance sheet financial instruments at December 31, 2009 and 2008 were approximately as follows:

	December 31, 2009		December 31, 2008
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(Restated)	(Restated)
Financial assets:
Cash and cash equivalents	$359,322	$359,322	$48,946	$48,946
Investment securities:
Available-for-sale	133,755	133,755	107,480	107,480
Held-to-maturity	2,008	2,143	2,211	2,247
FHLB stock	10,472	10,472	10,472	10,472
Loans, net	1,489,090	1,483,232	1,909,018	1,950,602
BOLI	33,635	33,635	33,568	33,568
OREO	28,860	28,860	52,727	52,727
Financial liabilities:
Deposits	1,815,348	1,819,103	1,794,611	1,795,004
Junior subordinated debentures, other borrowings, and TLGP senior unsecured debt	304,765	256,814	317,533	320,796
Customer repurchase agreements	—	—	9,871	9,867

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

21. Regulatory matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of Tier 1 capital to average assets and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations).

Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. Such actions could potentially include a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. In addition, payment of dividends by the Company and the Bank are subject to restriction by state and federal regulators and availability of retained earnings. At December 31, 2009, the Company and the Bank do not meet the regulatory benchmarks to be “adequately capitalized” under the applicable regulations.

On August 27, 2009, the Bank entered into an agreement with the FDIC, its principal federal banking regulator, and the DFCS which requires the Bank to take certain measures to improve its safety and soundness.

In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of the Order based on certain findings from an examination of the Bank conducted in February 2009 based upon financial and lending data measured as of December 31, 2008 (the “ROE”). In entering into the stipulation and consenting to entry of the Order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the Order, the Bank is required to take certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and board supervision and to assure that its reserve for loan losses is maintained at an appropriate level. Management generally believes that at December 31, 2009 the Company is in substantial compliance with the requirements of the Order with the exception of requirements tied to or dependent upon execution of a capital raise as described below.

Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. As of December 31, 2009 and through the date of this report the requirement relating to increasing the Bank’s Tier 1 leverage ratio has not been met.

In addition, pursuant to the Order, the Bank must retain qualified management and must notify the FDIC and the DFCS in writing when it proposes to add any individual to its Board or to employ any new senior executive officer. Under the Order the Bank’s Board must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank’s activities.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

21. Regulatory matters  – (continued)

The Order further requires the Bank to ensure the level of the reserve for loan losses is maintained at appropriate levels to safeguard the book value of the Bank’s loans and leases, and to reduce the amount of classified loans as of the date of the Order to no more than 75% of capital. As of December 31, 2009 and through the date of this report, the requirement that the amount of classified loans as of the date of the Order be reduced to no more than 75% of capital has not been met. However, as required by the Order, all assets classified as “Loss” in the ROE have been charged-off. The Bank has also developed and implemented a process for the review and approval of all applicable asset disposition plans.

The Order restricts the Bank from taking certain actions without the consent of the FDIC and the DFCS, including paying cash dividends, and from extending additional credit to certain types of borrowers.

The Order further requires the Bank to maintain a primary liquidity ratio (net cash, net short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15%.

The Bank was required to implement these measures under various time frames, all of which have expired. While the Bank successfully completed several of the measures, it was unable to implement certain measures in the time frame provided, particularly those related to raising capital levels. In order for the Bank to meet the capital requirements of the Order, as of December 31, 2009, the Bank is targeting a minimum of approximately $150 million of additional equity capital. The economic environment in our market areas and the duration of the downturn in the real estate market will continue to have a significant impact on the implementation of the Bank’s business plans. While the Company plans to continue its efforts to aggressively pursue and evaluate opportunities to raise capital, there can be no assurance that such efforts will be successful or that the Bank’s plans to achieve the objectives set forth in the Order will successfully improve the Bank’s results of operations or financial condition or result in the termination of the Order from the FDIC and the DFCS. In addition, failure to increase capital levels consistent with the requirements of the Order could result in further enforcement actions by the FDIC and/or DFCS or the placing of the Bank into conservatorship or receivership.

On October 26, 2009, the Company entered into a written agreement with the FRB and DFCS (the “Written Agreement”), which requires the Company to take certain measures to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the date of the Written Agreement. The Company submitted a strategic plan on October 28, 2009 and as of December 31, 2009 and through the date of this report, management believes that the Company is in compliance with the terms of the Written Agreement with the exception of requirements tied to or dependent upon execution of a capital raise.

As outlined in the table below, as of December 31, 2009 the Company and the Bank had not complied with terms of the Order and Agreement to bring its capital ratios to the targeted levels.

The Company’s and Bank’s actual and required capital amounts and ratios are presented in the following tables. Note that the Company’s ratios are substantially below those of the Bank because regulatory calculations disallow portions of TPS from inclusion of capital at the Company level, but it is included as Tier 1 capital at the Bank level:

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

21. Regulatory matters  – (continued)

The Company’s actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory minimum to be “adequately capitalized”		Regulatory minimum to be “well capitalized” under prompt corrective action provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
	(Restated)		(Restated)		(Restated)
December 31, 2009:
Tier 1 leverage (to average assets)	$24,637	1.1%	$88,563	4.0%	$110,704	5.0%
Tier 1 risked (to risk-weighted assets)	24,637	1.5	66,754	4.0	100,132	6.0
Total capital (to risk-weighted assets)	49,274	3.0	133,509	8.0	166,886	10.0
December 31, 2008:
Tier 1 leverage (to average assets)	$196,707	8.2%	$96,127	4.0%	$120,159	5.0%
Tier 1 capital (to risk-weighted assets)	196,707	8.9	87,968	4.0	131,951	6.0
Total capital (to risk-weighted assets)	224,701	10.2	175,935	8.0	219,919	10.0

The Bank’s actual and required capital amounts and ratios (exclusive of the 10% Tier 1 leverage ratio required under the Order) are presented in the following table:

	Actual		Regulatory minimum to be “adequately capitalized”		Regulatory minimum to be “well capitalized” under prompt corrective action provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
	(Restated)		(Restated)		(Restated)
December 31, 2009:
Tier 1 leverage (to average assets)	$82,847	3.8%	$88,629	4.0%	$110,787	5.0%
Tier 1 capital (to risk-weighted assets)	82,847	5.0	66,664	4.0	99,996	6.0
Total capital (to risk-weighted assets)	104,159	6.3	133,328	8.0	166,660	10.0
December 31, 2008:
Tier 1 leverage (to average assets)	$194,051	8.1%	$95,998	4.0%	$119,997	5.0%
Tier 1 capital (to risk-weighted assets)	194,051	8.8	87,878	4.0	131,816	6.0
Total capital (to risk-weighted assets)	221,772	10.1	175,755	8.0	219,694	10.0

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

22. Parent company financial information

Condensed financial information for Bancorp (Parent company only) is presented as follows:

CONDENSED BALANCE SHEETS

	December 31,
	2009	2008
	(Restated)
Assets:
Cash and cash equivalents	$2,663	$2,697
Investment in subsidiary	88,750	199,080
Other assets	2,223	2,216
Total assets	$93,636	$203,993
Liabilities and stockholders’ equity:
Junior subordinated debentures	$68,558	$68,558
Other liabilities	1,760	196
Stockholders’ equity	23,318	135,239
Total liabilities and stockholders’ equity	$93,636	$203,993

CONDENSED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2009	2008	2007
	(Restated)
Income:
Interest and dividend income	$5	$18	$38
Gains on sales of investment securities available-for-sale	—	115	260
Total income	5	133	298
Expenses:
Administrative	1,569	1,945	2,001
Interest	2,287	3,466	4,679
Other	538	621	431
Total expenses	4,394	6,032	7,111
Net loss before credit for income taxes, dividends from the Bank and equity in undistributed net earnings (losses) of subsidary	(4,389)	(5,899)	(6,813)
Credit for income taxes	1,669	2,283	2,377
Net loss before dividends from the Bank and equity in undistributed net earnings (losses) of subsidiary	(2,720)	(3,616)	(4,436)
Dividends from the Bank	—	6,900	20,200
Equity in undistributed net earnings (loss) of subsidiary	(112,109)	(137,850)	14,215
Net income (loss)	$(114,829)	$(134,566)	$29,979

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

22. Parent company financial information  – (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2009	2008	2007
	(Restated)
Cash flows from operating activities:
Net income (loss)	$(114,829)	$(134,566)	$29,979
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Dividends from the Bank	—	6,900	20,200
Equity in undistributed net (earnings) loss of subsidiary	112,109	130,950	(34,415)
Gains on sales of investment securities available-for-sale	—	(115)	(260)
Stock-based compensation expense	1,258	1,566	1,632
Increase in other assets	(6)	(4)	(5)
(Decrease) increase in other liabilities	1,564	(49)	12
Net cash provided by operating activities	96	4,682	17,143
Cash flows provided by investing activities:
Proceeds from sales of investment securities available-for-sale	—	425	525
Cash flows from financing activities:
Cash dividends paid	—	(6,158)	(10,491)
Repurchases of common stock	—	—	(9,205)
Proceeds from stock options exercised	—	67	1,979
Tax benefit (cost) from non-qualified stock options exercised	—	(297)	548
Income taxes withheld on vested restricted stock	(130)	—	—
Net cash used by financing activities	(130)	(6,388)	(17,169)
Net (decrease) increase in cash and cash equivalents	(34)	(1,281)	499
Cash and cash equivalents at beginning of year	2,697	3,978	3,479
Cash and cash equivalents at end of year	$2,663	$2,697	$3,978

23. Restatement of consolidated financial statements

Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2009, management made the decision to restate its previously reported results of operations and financial condition. This restatement is related to an examination by banking regulators of the Bank that commenced on March 15, 2010 and is primarily related to the reserve for loan losses and loan loss provision. In connection with the examination, the regulators provided additional information to the Company on July 29, 2010 which resulted in management refining and enhancing its model for calculating the reserve for loan losses by considering an expanded scope of information and augmenting the qualitative and judgmental factors used to estimate losses inherent in the loan portfolio. As a result of the findings of the regulatory examination, the regulators have required the Bank to amend its Call Report of Condition (“Call Report”) as of and for the year ended December 31, 2009. On August 3, 2010, the Audit Committee of the Board concluded, based upon additional information received from banking regulators and the recommendation of management, that the

CASCADE BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Dollars in thousands, except per share amounts)

23. Restatement of consolidated financial statements – (continued)

Company’s previously issued audited consolidated financial statements as of and for the year ended December 31, 2009 as reported in the Company’s Annual Report on Form 10-K, could no longer be relied upon.

The effects of the restatement are summarized as follows:

	As of and for the year ended December 31, 2009
	As Previously Reported	Adjustment	Restated
Consolidated balance sheet
Reserve for loan losses	$37,586	$21,000	$58,586
Net loans	1,510,090	(21,000)	1,489,090
Other real estate owned	29,609	(749)	28,860
Total assets	2,193,877	(21,749)	2,172,128
Accumulated deficit	(116,204)	(21,749)	(137,953)
Total stockholders’ equity	45,067	(21,749)	23,318
Total liabilities and stockholders’ equity	2,193,877	(21,749)	2,172,128
Consolidated statement of operations
Loan loss provision	$113,000	$21,000	$134,000
Net interest loss after loan loss provision	(40,324)	(21,000)	(61,324)
OREO expense	22,391	749	23,140
Non-interest expense	93,967	749	94,716
Loss before income taxes	(112,665)	(21,749)	(134,414)
Net loss	(93,080)	(21,749)	(114,829)
Per share data:
Basic loss per common share	$(3.32)	$(0.78)	$(4.10)
Diluted loss per common share	(3.32)	(0.78)	(4.10)
Consolidated statement of changes in stockholders’ equity
Net loss	$(93,080)	$(21,749)	$(114,829)
Accumulated deficit	(116,204)	(21,749)	(137,953)
Consolidated statement of cash flows:
Net loss	$(93,080)	$(21,749)	$(114,829)
Loan loss provision	113,000	21,000	134,000
Writedown of OREO	17,232	749	17,981
Net cash provided by operating activities	30,576	17,232	47,808
Net cash provided by investing activities	281,832	(17,232)	264,600

The consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

CASCADE BANCORP

1100 NW WALL STREET
P.O. BOX 369
BEND, OR 97701

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
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0000078434_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints GARY L. HOFFMAN, JEROL E. ANDRES and/or PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held at ***1100 NW Wall Street, Bend, Oregon, on December 23, 2010, at 5:00 p.m. PST***, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 2, AND 3)

0000078434_2 R2.09.05.010

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